    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998



                                                      REGISTRATION NO. 333-63471

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             ---------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                             R&B FALCON CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                             1381                            76-0544217
(State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
         Incorporation               Classification Code Number)            Identification No.)
       or Organization)

                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                LEIGHTON E. MOSS
                             R&B FALCON CORPORATION
                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

               WILLIAM MARK YOUNG                                   CAROLYN M. CAMPBELL
      GARDERE WYNNE SEWELL & RIGGS, L.L.P.                        GRIGGS & HARRISON, P.C.
               THREE ALLEN CENTER                                      1301 MCKINNEY
           333 CLAY AVENUE, SUITE 800                                   SUITE 3200
            HOUSTON, TEXAS 77002-4086                            HOUSTON, TEXAS 77010-3033
                 (713) 308-5500                                       (713) 651-0600


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [CLIFFS DRILLING COMPANY LOGO]


October 15, 1998


Dear Stockholders:


     A special meeting of stockholders (the "Special Meeting") of Cliffs Drilling Company, a Delaware corporation ("Cliffs Drilling"), will be held on Friday, November 20, 1998 at 10:00 a.m., Houston time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 21, 1998 (the "Merger Agreement") by and among Cliffs Drilling, R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), and RBF Cliffs Acquisition Corp., a wholly owned Delaware subsidiary of R&B Falcon ("Sub"). Pursuant to the terms of the Merger Agreement, Sub will merge with and into Cliffs Drilling (the "Merger") with Cliffs Drilling continuing as the surviving corporation and a wholly owned subsidiary of R&B Falcon. In the Merger, each outstanding share of Cliffs Drilling common stock, par value $0.01 per share ("Cliffs Drilling Common Stock"), shall be converted into the right to receive
1.7 shares of R&B Falcon common stock, par value $0.01 per share. The attached Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning both Cliffs Drilling and R&B Falcon. We urge you to read these materials fully and carefully.


     In connection with its approval of the Merger on August 20, 1998, Cliffs Drilling's Board of Directors received and took into account the written opinion of Jefferies & Company, Inc. ("Jefferies"), an investment banking firm retained by Cliffs Drilling, that, based on the assumptions stated in such opinion, the Merger consideration to be received by the holders of Cliffs Drilling Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Jefferies' opinion is included in the attached Proxy Statement/Prospectus.


     For the Merger to become effective, among other conditions described in the attached Proxy Statement/Prospectus and the Merger Agreement, the holders of at least a majority of the outstanding shares of Cliffs Drilling Common Stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF CLIFFS DRILLING BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CLIFFS DRILLING AND THE STOCKHOLDERS OF CLIFFS DRILLING AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.


     You are cordially invited to attend the Special Meeting. Your vote is important regardless of how many shares you own. Please take a few minutes to review the attached Proxy Statement/Prospectus, and to sign, date and mail your proxy in the envelope provided. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING IS THE EQUIVALENT OF A VOTE AGAINST THE MERGER. Thank you for your prompt response and cooperation.

                                            Very truly yours,

                                            /s/ DOUGLAS E. SWANSON
                                            Douglas E. Swanson
                                            President and Chief Executive
                                            Officer

                            CLIFFS DRILLING COMPANY
                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002

                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

To our Stockholders:


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Cliffs Drilling Company ("Cliffs Drilling") will be held on Friday, November 20, 1998 at 10:00 a.m., Houston time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 21, 1998 (the "Merger Agreement") by and among Cliffs Drilling, R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), and RBF Cliffs Acquisition Corp., a wholly owned Delaware subsidiary of R&B Falcon ("Sub"), whereby Sub will merge with and into Cliffs Drilling (the "Merger") with Cliffs Drilling continuing as the surviving corporation and a wholly owned subsidiary of R&B Falcon. In the Merger, each outstanding share of Cliffs Drilling common stock, par value $0.01 per share ("Cliffs Drilling Common Stock"), shall be converted into the right to receive 1.7 shares of R&B Falcon common stock, par value $0.01 per share.



     Only holders of record of Cliffs Drilling Common Stock at the close of business on October 5, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.



     All stockholders of Cliffs Drilling hold rights (the "Cliffs Drilling Rights") to acquire shares of Series A Junior Participating Preferred Stock of Cliffs pursuant to the Rights Agreement dated as of June 17, 1997 (the "Cliffs Drilling Rights Plan") between Cliffs Drilling and Harris Trust and Savings Bank, as rights agent. This notice and the accompanying Proxy Statement/Prospectus shall constitute notice to the holders of the Cliffs Drilling Rights of the proposed Merger, as required by Section 25 of the Cliffs Drilling Rights Plan.


     Stockholders are cordially invited and urged to attend the Special Meeting in person. Those who will not attend and who wish their shares to be voted are requested to sign, date and mail promptly the enclosed proxy in the postage prepaid return envelope which is also enclosed. The specific details of the Merger are fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is attached to the Proxy Statement/Prospectus as Appendix A.

                                            By Order of the Board of Directors

                                            /s/ CINDY B. TAYLOR
                                            Cindy B. Taylor
                                            Secretary

Houston, Texas

October 15, 1998


     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. STOCKHOLDERS WHO HAVE GIVEN A PROXY MAY REVOKE THE PROXY AT ANY TIME BEFORE ITS EXERCISE AT THE SPECIAL MEETING, AND STOCKHOLDERS WHO ARE PRESENT AT THE SPECIAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON.

                            CLIFFS DRILLING COMPANY
                                PROXY STATEMENT

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 20, 1998

                             ---------------------

                             R&B FALCON CORPORATION
                        (COMMON STOCK, $0.01 PAR VALUE)

                                   PROSPECTUS
                             ---------------------


     This Proxy Statement/Prospectus is being furnished to stockholders of Cliffs Drilling Company, a Delaware corporation ("Cliffs Drilling"), in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Stockholders (the "Special Meeting") to be held on Friday, November 20, 1998 at 10:00 a.m., Houston time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas 77002 and any adjournment or postponement thereof.


     At the Special Meeting, stockholders of Cliffs Drilling will be asked to consider and vote upon a proposal to approve and adopt a Merger Agreement dated as of August 21, 1998 (the "Merger Agreement") among R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), RBF Cliffs Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of R&B Falcon ("Sub"), and Cliffs Drilling. The Merger Agreement provides for the merger of Sub with and into Cliffs Drilling (the "Merger"), as a result of which Cliffs Drilling would become a direct wholly owned subsidiary of R&B Falcon, and each outstanding share of common stock, par value $0.01 per share, of Cliffs Drilling ("Cliffs Drilling Common Stock") would be converted into the right to receive 1.7 shares of common stock, par value $0.01 per share, of R&B Falcon ("R&B Falcon Common Stock"). Each share of R&B Falcon Common Stock will be issued together with the associated preferred stock purchase rights under the Rights Agreement (the "R&B Falcon Rights Plan"), dated as of December 23, 1997 with American Stock Transfer & Trust Company, as rights agent (the "R&B Falcon Rights"). See "The Merger." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. Under Delaware law, holders of Cliffs Drilling Common Stock will not have any dissenter's rights of appraisal in connection with the Merger.


     R&B Falcon has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of R&B Falcon Common Stock to be issued in exchange for shares of Cliffs Drilling Common Stock pursuant to the Merger Agreement. Based on the market price of the R&B Falcon Common Stock as of the close of business on October 14, 1998, the value of the consideration to be paid to the holders of the Cliffs Drilling Common Stock in the Merger would be $16.26 per share of Cliffs Drilling Common Stock for an aggregate total consideration pursuant to the Merger Agreement of approximately $259 million.



     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Cliffs Drilling on or about October 16, 1998.



     R&B Falcon Common Stock and Cliffs Drilling Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbols "FLC" and "CDG," respectively. On October 14, 1998, the closing price of R&B Falcon Common Stock as reported on the NYSE was $9.56, and the closing price of Cliffs Drilling Common Stock as reported on the NYSE was $15.88.

                             ---------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

                             ---------------------

THE SHARES OF R&B FALCON COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 15, 1998.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................        iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............        iii
FORWARD-LOOKING STATEMENTS..................................          v
SUMMARY.....................................................          1
  The Companies.............................................          1
  Date, Place and Purpose of the Cliffs Drilling Special
     Meeting................................................          2
  The Merger................................................          2
  Market Price and Dividend Information.....................          7
  R&B Falcon Selected Historical Financial Data.............          9
  Cliffs Drilling Selected Historical Financial Data........         10
  R&B Falcon and Cliffs Drilling Summary Selected Unaudited
     Pro Forma Combined Financial Data......................         11
  Comparative Per Share Data................................         12
RISK FACTORS................................................         13
RECENT DEVELOPMENTS.........................................         18
THE CLIFFS DRILLING SPECIAL MEETING.........................         20
  General...................................................         20
  Matter to be Considered...................................         20
  Record Date; Shares Entitled to Vote; Quorum..............         20
  Votes Required; Voting and Revocation of Proxies; Effect
     of Abstentions and Non-Votes...........................         20
  Solicitation of Proxies...................................         21
THE MERGER..................................................         21
  General Description of the Merger.........................         21
  Background of the Merger..................................         22
  Recommendation of Cliffs Drilling's Board of Directors;
     Reasons for the Merger.................................         24
  Opinion of Cliffs Drilling's Financial Advisor............         26
  Accounting Treatment of the Merger........................         29
  Certain Federal Income Tax Consequences...................         29
  Regulatory Approvals......................................         31
  Resales of R&B Falcon Common Stock........................         31
  NYSE Listing of Common Stock..............................         31
  No Appraisal Rights.......................................         31
  Interests of Certain Persons in the Merger................         31
THE MERGER AGREEMENT........................................         35
  The Merger................................................         35
  Conversion of Securities..................................         35
  Representations and Warranties............................         36
  Certain Covenants.........................................         36
  No Solicitation...........................................         38
  Additional Agreements.....................................         39
  Employee Matters..........................................         39
  Indemnification...........................................         40
  Conditions to the Merger..................................         41
  Termination...............................................         42
  Expenses and Termination Fees.............................         43
  Amendment and Waiver......................................         44
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................         45

COMPARISON OF STOCKHOLDER RIGHTS............................         50
  Authorized Capital Stock..................................         50
  Rights Plans..............................................         50
  Board of Directors........................................         50
  Monetary Liability of Directors...........................         50
  Voting Rights.............................................         51
  Foreign Ownership Limitation..............................         51
  Removal of Directors and Filling Vacancies on the Board of
     Directors..............................................         51
  Stockholder Action Without a Meeting......................         51
  Special Meetings of Stockholders..........................         51
  Charter and Bylaw Amendments..............................         51
BENEFICIAL OWNERSHIP OF CLIFFS DRILLING COMMON STOCK........         52
STOCKHOLDER PROPOSALS.......................................         53
INDEPENDENT PUBLIC ACCOUNTANTS..............................         53
LEGAL MATTERS...............................................         53
EXPERTS.....................................................         53


APPENDIX A -- Agreement and Plan of Merger

APPENDIX B -- Fairness Opinion of Jefferies & Company, Inc.

                             AVAILABLE INFORMATION

     Each of R&B Falcon and Cliffs Drilling is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information filed electronically by R&B Falcon and Cliffs Drilling with the Commission that can be accessed over the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information filed by R&B Falcon and Cliffs Drilling can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     R&B Falcon has filed with the Commission a registration statement on Form S-4 (together with all the amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the R&B Falcon Common Stock issuable in connection with the Merger. R&B Falcon has provided the information contained herein with respect to R&B Falcon and its subsidiaries, and Cliffs Drilling has provided the information with respect to Cliffs Drilling and its subsidiaries. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed previously by R&B Falcon (Commission File No. 001-13729) with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          (c) Current Reports on Form 8-K dated March 23, 1998 and August 10, 1998; and

          (d) Registration Statements on Form 8-A relating to the R&B Falcon Common Stock and the R&B Falcon Rights, each as amended to date.

     The following documents, which have been filed previously by Cliffs Drilling (Commission File No. 001-12797) with the Commission pursuant to the Exchange Act, are hereby incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          (c) Current Report on Form 8-K dated August 20, 1998; and

          (d) Registration Statements on Form 8-A relating to the Cliffs Drilling Common Stock and the rights (the "Cliffs Drilling Rights") to acquire shares of Series A Junior Participating Preferred Stock of

     Cliffs Drilling pursuant to the Rights Agreement dated as of June 17, 1997 between Cliffs Drilling and Harris Trust and Savings Bank, as rights agent (the "Cliffs Drilling Rights Plan"), each as amended to date.

     All documents and reports filed by R&B Falcon or Cliffs Drilling pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement/ Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/ Prospectus except as so modified or superseded.

     R&B Falcon and Cliffs Drilling hereby undertake to provide, without charge, to each person, including any beneficial owner of Cliffs Drilling Common Stock, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person and by first class mail or equally prompt means within one business day of the receipt of such request, a copy of any and all of the documents indicated above which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the party indicated below.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF R&B FALCON OR CLIFFS DRILLING SINCE THE DATE HEREOF.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS REGARDING R&B FALCON AND CLIFFS DRILLING THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS AND EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE WITH RESPECT TO R&B FALCON ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM INVESTOR RELATIONS, R&B FALCON CORPORATION, 901 THREADNEEDLE, HOUSTON, TEXAS 77079, TELEPHONE NUMBER (281) 496-5000. THE DOCUMENTS AND EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE WITH RESPECT TO CLIFFS DRILLING ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM INVESTOR RELATIONS, CLIFFS DRILLING COMPANY, 1200 SMITH STREET, SUITE 300, HOUSTON, TEXAS 77002, TELEPHONE NUMBER (713) 651-9426. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 13, 1998.

                           FORWARD-LOOKING STATEMENTS


     This Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other matters, analyses, including opinions from independent financial advisors to the Board of Directors of Cliffs Drilling as to the fairness, from a financial point of view, of the Merger to the stockholders of Cliffs Drilling, which are based on forecasts of future results and estimates of amounts not yet determinable. Such forward-looking statements also relate to the future prospects, developments and business strategies for the operations of R&B Falcon and Cliffs Drilling and the synergies that are possible from the Merger. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict," and similar terms and phrases and are contained in sections entitled "Summary," "Risk Factors," "The Merger," and other sections of this Proxy Statement/Prospectus and in the documents incorporated herein by reference. These statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this Proxy Statement/Prospectus. These risks include R&B Falcon's dependence on the oil and gas industry, its commitment to the deepwater drilling market, the risks of construction and upgrade projects currently being conducted by R&B Falcon, competition, operational risks, risks involved in foreign operations, the age of the rigs in R&B Falcon's fleet, government regulation and environmental matters, the ability of R&B Falcon to integrate and realize anticipated synergies relating to the Merger, the ability of R&B Falcon to achieve and execute internal business plans, the ability of R&B Falcon to obtain financing and the impact of any economic downturns and inflation. These risks are more specifically described in R&B Falcon's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference, and in the section entitled "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information included elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Proxy Statement/Prospectus, unless the context otherwise requires, the term "R&B Falcon" means R&B Falcon Corporation and its consolidated subsidiaries and the term "Cliffs Drilling" means Cliffs Drilling Company and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

                                 THE COMPANIES

R&B FALCON CORPORATION

     R&B Falcon owns and operates the world's largest fleet of marine drilling rigs. Through its predecessors, R&B Falcon has provided contract drilling services to the oil and gas industry since 1956. As a result of mergers that became effective December 31, 1997, Falcon Drilling Company, Inc. ("Falcon") and Reading & Bates Corporation ("R&B") became wholly owned subsidiaries of R&B Falcon Corporation. R&B Falcon's executive offices are headquartered at 901 Threadneedle, Houston, Texas 77079, and its telephone number at that location is
(281) 496-5000.

CLIFFS DRILLING COMPANY

     Cliffs Drilling is an international contract drilling and engineering company primarily engaged in daywork drilling, engineering services, and to a lesser extent, the development and operation of mobile offshore production units ("MOPUs"). Cliffs Drilling's domestic operations are concentrated in the Texas/Louisiana Gulf Coast region and its foreign operations are concentrated in Venezuela, Trinidad and the Middle East. Cliffs Drilling currently owns 16 jack-up drilling rigs, 11 land rigs, 3 platform rigs and 4 MOPUs. The principal executive offices of Cliffs Drilling are located at 1200 Smith Street, Suite 300, Houston, Texas 77002, and its telephone number at that location is (713) 651-9426.


RECENT DEVELOPMENTS



     Due to delays in construction progress on two of R&B Falcon's drillship projects, the drilling contracts for these drillships have been or will be terminated. R&B Falcon has also cancelled the construction contracts for these two drillships. As a result of the termination of these two drillship projects, R&B Falcon expects to write off approximately $86 million in related costs during the third quarter of 1998.



     R&B Falcon has entered into a contract to construct a new drillship with an estimated cost of $290 million and a scheduled delivery in the third quarter of 2000.



     R&B Falcon has entered into a letter of intent with a customer to provide a new semisubmersible drilling rig for an initial term of three years at a dayrate of approximately $200,000. The cost of construction of the rig is estimated to be $310 million, with delivery estimated to be in the fourth quarter of 2000.



     R&B Falcon has entered into an agreement with Navis ASA, a Norwegian public company ("Navis"), pursuant to which R&B Falcon will make a capital contribution to Navis of $50 million, approximately one-third in cash and two-thirds in drilling equipment, in exchange for stock in Navis. Navis is constructing a new drillship, which is to be managed by R&B Falcon after delivery.



     R&B Falcon intends to make a public offering of up to $300 million of trust preferred securities to be registered under the Securities Act. The offering will be made only by means of a prospectus. The proceeds of the proposed offering will be used for general corporate purposes. There is no assurance that the trust preferred securities offering can be consummated.



     See "Recent Developments" for a more detailed discussion of the foregoing.

         DATE, PLACE AND PURPOSE OF THE CLIFFS DRILLING SPECIAL MEETING

TIME, DATE AND PLACE


     The Special Meeting of the Stockholders of Cliffs Drilling (the "Special Meeting") will be held on Friday, November 20, 1998 at 10:00 a.m., Houston time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas 77002. See "The Cliffs Drilling Special Meeting -- General."


PURPOSE

     The purpose of the Special Meeting is to approve the Merger Agreement (the "Merger Agreement") dated as of August 21, 1998 among R&B Falcon, Cliffs Drilling and RBF Cliffs Acquisition Corp., a wholly owned Delaware subsidiary of R&B Falcon ("Sub"), and the Merger of Sub with and into Cliffs Drilling (the "Merger"). See "The Cliffs Drilling Special Meeting -- Matter to be Considered."

VOTE REQUIRED

     Approval of the Merger Agreement and the Merger requires the affirmative vote by the holders of at least a majority of the outstanding shares of Cliffs Drilling Common Stock. No approval by the holders of outstanding shares of R&B Falcon Common Stock is required to approve the Merger Agreement or the Merger. See "The Cliffs Drilling Special Meeting -- Votes Required; Voting and Revocation of Proxies; Effect of Abstentions and Non-Votes."

RECORD DATE; SHARES ENTITLED TO VOTE


     Only holders of record of Cliffs Drilling Common Stock at the close of business on October 5, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were 15,944,255 shares of Cliffs Drilling Common Stock outstanding. Holders of Cliffs Drilling Common Stock are entitled to one vote for each share held. See "The Cliffs Drilling Special Meeting -- Record Date; Shares Entitled to Vote; Quorum."


SECURITY OWNERSHIP OF MANAGEMENT

     Directors and executive officers of Cliffs Drilling and their affiliates as of the Record Date beneficially owned approximately 2.8% of the outstanding shares of Cliffs Drilling Common Stock. See "Beneficial Ownership of Cliffs Drilling Common Stock."

                                   THE MERGER

EFFECT OF THE MERGER

     In the Merger, Sub will merge with and into Cliffs Drilling. Cliffs Drilling will be the surviving entity of the Merger (the "Surviving Corporation") and will become a direct wholly owned subsidiary of R&B Falcon. See "The Merger -- General Description of the Merger."

CONVERSION OF CLIFFS DRILLING COMMON STOCK

     In the Merger, each share of Cliffs Drilling Common Stock will be converted into the right to receive 1.7 shares of R&B Falcon Common Stock. Pursuant to the Merger Agreement, R&B Falcon will issue an aggregate of up to 28,212,564 shares of R&B Falcon Common Stock in connection with the consummation of the Merger (the "Merger Consideration"). Cash will be paid in lieu of fractional shares. See "The Merger -- General Description of the Merger."

REASONS FOR THE MERGER

     Cliffs Drilling's Board of Directors (the "Cliffs Drilling Board") believes that the Merger offers to Cliffs Drilling a number of synergystic opportunities and strategic benefits, including (i) the ability to reduce dependence on shallow water markets, (ii) the ability to reduce exposure to business cycles in the Gulf of Mexico and Venezuela, (iii) greater geographical and equipment diversification, (iv) greater access to equipment for international expansion,
(v) access to existing infrastructure for expansion of well engineering and integrated services, (vi) enhanced rig engineering and project management expertise, and (vii) greater access to capital at a reduced cost. The Cliffs Drilling Board also believes that the Merger offers to holders of Cliffs Drilling Common Stock a number of significant benefits, including (i) the opportunity to receive a premium over the market price immediately prior to announcement of the Merger for Cliffs Drilling Common Stock, (ii) Merger Consideration consisting of R&B Falcon Common Stock which, based on historical information, has traded at a higher earnings multiple, is more widely followed by the investment community, is less volatile, and provides greater liquidity, than Cliffs Drilling Common Stock, and (iii) the opportunity to receive R&B Falcon Common Stock in a transaction that is intended to be non-taxable for federal income tax purposes. See "The Merger -- Recommendation of Cliffs Drilling's Board of Directors; Reasons for the Merger" and "-- Certain Federal Income Tax Consequences."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CLIFFS DRILLING

     The Cliffs Drilling Board believes that the terms of the Merger are fair to and in the best interests of Cliffs Drilling and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE CLIFFS DRILLING BOARD UNANIMOUSLY RECOMMENDS THAT THE CLIFFS DRILLING STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Merger -- Recommendation of Cliffs Drilling's Board of Directors; Reasons for the Merger."

OPINION OF CLIFFS DRILLING'S FINANCIAL ADVISOR

     Jefferies & Company, Inc. ("Jefferies") has delivered its written opinion dated August 20, 1998 (the "Fairness Opinion") to the Cliffs Drilling Board to the effect that, as of the date of such opinion and subject to the factors, assumptions, qualifications and limitations set forth therein, the consideration to be received by the Cliffs Drilling stockholders in the Merger is fair, from a financial point of view, to the Cliffs Drilling stockholders. The Fairness Opinion was provided to the Cliffs Drilling Board for its information only and does not address the merits of the underlying decision by Cliffs Drilling to enter into the Merger, nor does it constitute a recommendation as to how any holder of Cliffs Drilling Common Stock should vote on the Merger. See "The Merger -- Opinion of Cliffs Drilling's Financial Advisor." For information on the assumptions made, matters considered and the qualifications and limitations on the review by Jefferies, see "The Merger -- Opinion of Cliffs Drilling's Financial Advisor." Stockholders of Cliffs Drilling are urged to read the Fairness Opinion in its entirety, a copy of which is attached as Appendix B to this Proxy Statement/ Prospectus.

EFFECTIVE TIME OF THE MERGER

     Unless otherwise agreed to by the parties, the closing of the Merger (the "Closing") will occur as soon as practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Closing Date"). The Merger will become effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as the effective time (the "Effective Time"). See "The Merger -- General Description of the Merger."

MANAGEMENT OF CLIFFS DRILLING AFTER THE MERGER

     Paul B. Loyd, Jr., Steven A. Webster, and Douglas E. Swanson shall be the directors of the Surviving Corporation, and the officers of Cliffs Drilling immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Mr. Loyd is the Chairman of the Board of Directors of R&B Falcon, Mr. Webster is the President and Chief Executive Officer and a director of R&B Falcon, and Mr. Swanson is the Chairman of the Board, President and Chief Executive Officer of Cliffs Drilling. See "The Merger -- General Description of the Merger."

BOARD OF DIRECTORS OF R&B FALCON FOLLOWING THE MERGER

     As of the Effective Time, R&B Falcon shall appoint Douglas E. Swanson, Cliffs Drilling's Chairman of the Board, President and Chief Executive Officer, as a Class I director of R&B Falcon with a term expiring in 2001. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger
Agreement -- Additional Agreements."

CONDITIONS TO THE MERGER

     The obligations of Cliffs Drilling and R&B Falcon to consummate the Merger are subject to certain conditions, including: (i) the approval of the holders of at least a majority of the outstanding shares of Cliffs Drilling Common Stock;
(ii) the favorable opinion of counsel to Cliffs Drilling that the Merger will qualify as a tax-free reorganization; and (iii) other conditions customary for transactions of this nature. See "The Merger Agreement -- Conditions to the Merger."

NO SOLICITATION

     Cliffs Drilling has agreed, on behalf of itself and its affiliates, during the term of the Merger Agreement that it will not: (i) solicit or encourage (including by way of furnishing information) any Cliffs Acquisition Transaction (as defined in the Merger Agreement); (ii) negotiate, explore or otherwise engage in discussions with others regarding a possible Cliffs Acquisition Transaction; or (iii) enter into any agreement or understanding requiring Cliffs Drilling to abandon the Merger. Notwithstanding the foregoing, the Cliffs Drilling Board may authorize Cliffs Drilling's participation in a Cliffs Acquisition Transaction if outside legal counsel renders a written opinion to the Cliffs Drilling Board that such action is required for the Cliffs Drilling Board to comply with its fiduciary duties under applicable law, and the Cliffs Drilling Board may withdraw or modify its recommendation of the Merger in light of a Cliffs Acquisition Transaction if, among other things, outside legal counsel renders a written opinion to the Cliffs Drilling Board that such action is required for the Cliffs Drilling Board to comply with its fiduciary duties under applicable law and a nationally recognized investment banking firm renders a written opinion to the Cliffs Drilling Board that the consideration payable to the Cliffs Drilling stockholders under the proposed Cliffs Acquisition Transaction is superior, from a financial point of view, to the consideration payable to them in the Merger. See "The Merger Agreement -- No Solicitation."

TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing Date: (i) by mutual consent of Cliffs Drilling and R&B Falcon; (ii) by either party if the Merger shall not have occurred, other than through the failure of any such party to fulfill its obligations under the Merger Agreement, on or before February 28, 1999; (iii) by either party if the fairness opinion provided to it by its financial advisors is withdrawn; (iv) by either party if a final, unappealable order of any court or administrative authority of competent jurisdiction shall have been issued that restrains, enjoins or otherwise prevents the transactions contemplated by the Merger Agreement; (v) by either party if the Merger Agreement shall not have been approved or adopted by the stockholders of Cliffs Drilling; (vi) by either party if (a) since the date of the Merger Agreement there has been a material adverse change in the other party, or (b) there is an inaccuracy or breach of any representation, warranty or covenant of the other party set forth in the Merger Agreement which breach has not been cured within thirty (30) days following receipt by the other party of notice of such breach; or (vii) by R&B Falcon if the Cliffs Drilling Board exercises its limited rights under the no solicitation section of the Merger Agreement to (A) not convene a meeting of the stockholders of Cliffs Drilling to approve the Merger or (B) withdraw or otherwise change its recommendation of the Merger. See "The Merger Agreement -- Termination."

EXPENSES AND TERMINATION FEES

     Except as set forth below, R&B Falcon and Cliffs Drilling will each pay their own costs and expenses in connection with the transactions contemplated by the Merger.

     The Merger Agreement provides that Cliffs Drilling will pay R&B Falcon a termination fee of $15 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement (including, without limitation, the failure of Cliffs Drilling stockholders to approve the Merger), and that R&B Falcon will pay Cliffs Drilling a termination fee of $15 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement. In addition, the Merger Agreement provides that Cliffs Drilling shall pay R&B Falcon a fee of $30 million (less any termination fee previously paid by Cliffs Drilling to R&B Falcon) if the Merger Agreement is terminated and Cliffs Drilling enters into a subsequent acquisition transaction within twelve months after such termination under certain circumstances specified in the Merger Agreement. These fees are intended, among other things, to compensate a party for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by the other party. These fees may have the effect of increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. These fees may also have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Cliffs Drilling from considering or proposing such an acquisition by increasing the costs of any such acquisition. See "The Merger Agreement -- Expenses and Termination Fee."

INDEMNIFICATION

     The Merger Agreement provides that R&B Falcon and the Surviving Corporation shall, to the extent provided in Cliffs Drilling's organizational documents and the indemnification agreement with such person as in effect on August 11, 1998, indemnify the present and former directors, officers, employees and agents of Cliffs Drilling or any of its subsidiaries with respect to matters occurring at or prior to the Effective Time (including matters arising out of or pertaining to the transactions contemplated by the Merger Agreement) and periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law. See "The Merger Agreement -- Indemnification."

AMENDMENT AND WAIVER

     Any provision of the Merger Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. The Merger Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party thereto. The waiver by any party of any condition or of a breach of another provision of the Merger Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Merger Agreement shall not preclude it from seeking redress for breach of the Merger Agreement other than with respect to the condition so waived. See "The Merger Agreement -- Amendment and Waiver."

ACCOUNTING TREATMENT

     R&B Falcon intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. See "The Merger -- Accounting Treatment of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Except with respect to cash to be received by Cliffs Drilling stockholders in lieu of fractional shares of R&B Falcon Common Stock, it is intended that the Merger qualify as a tax-free transaction for United States federal income tax purposes. It is a condition to the Merger that Cliffs Drilling receive an opinion of counsel, based on customary assumptions and representations, that the Merger so qualifies. Holders of Cliffs Drilling Common Stock are urged to consult their tax advisors as to the specific tax consequences to them of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

REGULATORY MATTERS


     Consummation of the Merger is conditioned on the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period terminated on October 2, 1998. No material federal or state regulatory approvals are required in order to consummate the Merger. See "The Merger -- Regulatory Approvals."


NO APPRAISAL RIGHTS

     Under the provisions of the Delaware General Corporation Laws (the "DGCL"), holders of Cliffs Drilling Common Stock will not be entitled to any dissenters' rights of appraisal with respect to the Merger. See "The Merger -- No Appraisal Rights."

RESTRICTIONS ON RESALE OF SECURITIES ISSUED IN THE MERGER

     Shares of R&B Falcon Common Stock issued in the Merger will be freely transferable, except for shares issued to persons who may be deemed "affiliates" of Cliffs Drilling. See "The Merger -- Resales of R&B Falcon Common Stock."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Cliffs Drilling's management have interests in the Merger that are in addition to the interests of Cliffs Drilling stockholders generally. It is a condition to the Merger that Cliffs Drilling obtain waivers and releases of its obligations to certain executive officers of Cliffs Drilling that would otherwise arise upon consummation of the Merger. In conjunction therewith, these executive officers of Cliffs Drilling will receive in the aggregate approximately $7.1 million in cash, plus an additional amount of approximately $1.8 million in tax "gross-up" payments, upon consummation of the Merger. The Surviving Corporation has agreed to enter into new Employment Agreements with these executive officers effective as of the consummation of the Merger. In addition, R&B Falcon has agreed to grant stock options to certain employees of Cliffs Drilling, including executive officers of Cliffs Drilling, upon consummation of the Merger. See "The Merger -- Background of the Merger" and "-- Interests of Certain Persons in the Merger."

COMPARISON OF STOCKHOLDER RIGHTS

     The rights of holders of Cliffs Drilling are currently governed by the DGCL and the certificate of incorporation and bylaws of Cliffs Drilling. Upon consummation of the Merger, holders of Cliffs Drilling Common Stock will become holders of R&B Falcon Common Stock, and their rights as holders of R&B Falcon Common Stock will still be governed by the DGCL, but will be governed by the certificate of incorporation and bylaws of R&B Falcon. There are various differences between the rights of Cliffs Drilling stockholders and the rights of R&B Falcon stockholders. Furthermore, the certificate of incorporation of R&B Falcon contains certain provisions that may have the effect of deterring or making it more difficult for a third party to acquire control of R&B Falcon. See "Comparison of Stockholder Rights."

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth the high and low sales prices of Cliffs Drilling Common Stock and R&B Falcon Common Stock for the calendar quarters indicated. With respect to Cliffs Drilling Common Stock, the information is as reported by the NASDAQ Stock Market for periods through April 2, 1997, and as reported by the NYSE for periods from and after April 3, 1997. The information with respect to R&B Falcon Common Stock is as reported by the NYSE. R&B Falcon Common Stock was first traded on January 2, 1998.


                                                     CLIFFS DRILLING     R&B FALCON
                                                      COMMON STOCK      COMMON STOCK
                                                     ---------------   ---------------
          FISCAL YEAR ENDED DECEMBER 31,              HIGH     LOW      HIGH     LOW
          ------------------------------             ------   ------   ------   ------
1998
First Quarter......................................  $51.81   $32.38   $35.38   $23.13
Second Quarter.....................................   57.31    31.75    34.19    20.50
Third Quarter......................................   33.38    13.25    23.19     8.75
Fourth Quarter (through October 14, 1998)..........   20.44    13.75    12.19     8.25

1997
First Quarter......................................  $39.75   $20.63       --       --
Second Quarter.....................................   37.13    26.94       --       --
Third Quarter......................................   70.50    36.38       --       --
Fourth Quarter.....................................   82.00    42.00       --       --

1996
First Quarter......................................  $ 7.88   $ 6.88       --       --
Second Quarter.....................................   17.00     7.63       --       --
Third Quarter......................................   18.38    12.88       --       --
Fourth Quarter.....................................   34.63    16.75       --       --



     The following table sets forth the reported high, low and closing prices per share of R&B Falcon Common Stock and Cliffs Drilling Common Stock on the NYSE and the equivalent high, low and closing price per share of Cliffs Drilling Common Stock (which is calculated by multiplying the high, low and closing price per share of R&B Falcon Common Stock by 1.7) on August 10, 1998, the last full day of trading prior to public announcement of the Merger, and on October 14, 1998, the last full day of trading prior to the date of this Proxy Statement/Prospectus.



                                                              HIGH     LOW     CLOSE
                                                             ------   ------   ------
AUGUST 10, 1998
  R&B Falcon Common Stock..................................  $16.50   $15.25   $15.31
  Cliffs Drilling Common Stock.............................  $20.13   $19.13   $19.38
  Cliffs Drilling Common Stock on an equivalent basis......  $28.05   $25.93   $26.03
OCTOBER 14, 1998
  R&B Falcon Common Stock..................................  $ 9.81   $ 9.38   $ 9.56
  Cliffs Drilling Common Stock.............................  $16.13   $15.50   $15.88
  Cliffs Drilling Common Stock on an equivalent basis......  $16.68   $15.94   $16.26


     R&B Falcon has not paid dividends on the R&B Falcon Common Stock and does not currently intend to pay any cash dividends in the foreseeable future. The determination of the amount of future cash dividends to be declared and paid on the R&B Falcon Common Stock, if any, will depend upon R&B Falcon's financial condition, earnings and cash flow from operations, the level of its capital expenditures, its future business prospects and other factors that the Board of Directors of R&B Falcon (the "R&B Falcon Board") deems relevant. In addition, R&B Falcon's bank credit facility contains covenants that may operate to restrict the payment of dividends to R&B Falcon's stockholders.

     Cliffs Drilling has never paid cash dividends on the Cliffs Drilling Common Stock, and it is not anticipated that cash dividends will be paid to holders of the Cliffs Drilling Common Stock in the foreseeable future. Under Cliffs Drilling's 10.25% Senior Notes due 2003 and revolving credit facility, Cliffs Drilling is restricted from declaring, making or paying cash dividends on the Cliffs Drilling Common Stock.

     Following the Merger, Cliffs Drilling will be a wholly owned subsidiary of R&B Falcon, and the Cliffs Drilling Common Stock will be delisted from trading on the NYSE. Following the Merger, the R&B Falcon Common Stock will continue to be traded on the NYSE under the symbol "FLC."

     STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR R&B FALCON COMMON STOCK AND CLIFFS DRILLING COMMON STOCK. No assurance can be given as to the market price of R&B Falcon Common Stock at or after the Effective Time.

                 R&B FALCON SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth summary consolidated financial data for R&B Falcon as of and for the six months ended June 30, 1997 and 1998 and as of and for each of the years in the five-year period ended December 31, 1997, giving effect to the merger of R&B and Falcon under the "pooling-of-interests" method of accounting. The summary consolidated financial data as of and for the six months ended June 30, 1997 and 1998 have been derived from the unaudited condensed consolidated financial statements of R&B Falcon and include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the interim periods. Results of interim periods are not necessarily indicative of results for the full year. The summary consolidated financial data as of and for the three-year period ended December 31, 1997 have been derived from R&B Falcon's audited consolidated financial statements and, with respect to the years ended December 31, 1994 and 1993, the separate audited consolidated financial statements of R&B and Falcon. The following data should be read in conjunction with the historical consolidated financial statements of R&B Falcon, the related notes and other financial data incorporated herein by reference.

                             R&B FALCON CORPORATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                 SIX MONTHS ENDED
                                     JUNE 30,
                                    (UNAUDITED)                  YEARS ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------
                                  1998       1997       1997       1996      1995     1994     1993
                                --------   --------   --------   --------   ------   ------   ------
INCOME STATEMENT DATA
Operating revenues............  $  560.4   $  425.3   $  942.1   $  609.6   $390.3   $307.6   $245.6
Income (loss) from continuing
  operations..................  $  130.2   $  105.4   $  156.0   $  106.4   $ 23.5   $(12.7)  $  8.5
Income (loss) from continuing
  operations per common share:
     Basic....................  $    .79   $    .64   $    .95   $    .70   $  .16   $ (.18)  $  .06
     Diluted..................  $    .78   $    .64   $    .94   $    .67   $  .15   $ (.18)  $  .05

BALANCE SHEET DATA
Total assets..................  $2,531.2   $1,672.6   $1,928.4   $1,455.8   $946.8   $810.9   $722.5
Long-term obligations
  (including current portion)
  and redeemable stocks.......  $1,205.2   $  610.4   $  827.4   $  514.2   $296.7   $288.6   $166.3
Dividends on common stock.....        --         --         --         --       --       --       --

               CLIFFS DRILLING SELECTED HISTORICAL FINANCIAL DATA

     The following selected financial data as of and for each of the five years in the period ended December 31, 1997 has been derived from the audited consolidated financial statements of Cliffs Drilling. The selected financial data as of and for the six months ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Cliffs Drilling and include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial data set forth below should be read in conjunction with the historical consolidated financial statements of Cliffs Drilling, the related notes and other financial data incorporated herein by reference.

                            CLIFFS DRILLING COMPANY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                      SIX MONTHS ENDED
                                          JUNE 30,
                                         (UNAUDITED)               YEARS ENDED DECEMBER 31,
                                      -----------------   ------------------------------------------
                                       1998      1997      1997     1996     1995     1994     1993
                                      -------   -------   ------   ------   ------   ------   ------
INCOME STATEMENT DATA
Operating revenues..................  $175.0    $121.3    $263.6   $133.1   $ 83.3   $ 83.7   $ 65.5
Income from continuing operations...  $ 28.8    $ 20.6    $ 46.7   $ 14.4   $  5.4   $  6.1   $  3.6
Income from continuing operations
  per common share:
     Basic..........................  $ 1.82    $ 1.36    $ 3.06   $ 1.05   $  .34   $  .40   $  .11
     Diluted........................  $ 1.80    $ 1.34    $ 3.01   $ 1.02   $  .34   $  .40   $  .11

BALANCE SHEET DATA
Total assets........................  $532.6    $372.6    $500.2   $339.5   $129.0   $120.2   $133.5
Long-term obligations (including
  current portion) and redeemable
  stocks............................  $203.3    $150.0    $203.6   $150.0   $ 28.8   $ 28.8   $ 41.9
Dividends on common stock...........      --        --        --       --       --       --       --

  R&B FALCON AND CLIFFS DRILLING SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED
                                 FINANCIAL DATA


     The following summary selected unaudited pro forma combined financial data is presented assuming the Merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. The income statement data is presented as if the Merger and certain other acquisition and financing transactions were consummated at the beginning of the respective periods. The balance sheet data is presented as if the Merger and certain other acquisition and financing transactions were consummated at the date of the balance sheet. The summary selected unaudited pro forma combined financial data does not reflect any anticipated cost savings which may be realized after consummation of the Merger, nor does it reflect the costs of construction of new drilling units, related depreciation, financing of such construction and related financing costs, the proposed offering by R&B Falcon of trust preferred securities or any of the other proposed financing transactions currently contemplated by R&B Falcon. See "Risk Factors -- Significant Financing Requirements; Credit Market Risks" and "Recent Developments."


     The pro forma data does not purport to represent what R&B Falcon and Cliffs Drilling's combined results of operations actually would have been if the Merger had occurred as of the date indicated or will be for any future periods. The summary selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the historical financial statements and the notes thereto of R&B Falcon and Cliffs Drilling contained elsewhere or incorporated herein by reference.

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY
          SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS
                                                                 ENDED       YEAR ENDED
                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
INCOME STATEMENT DATA
Operating revenues..........................................   $  735.4       $1,227.3
Income from continuing operations...........................   $  158.9       $  203.2
Income from continuing operations per common share:
  Basic.....................................................   $    .83       $   1.07
  Diluted...................................................   $    .82       $   1.05

BALANCE SHEET DATA AS OF JUNE 30, 1998
Total Assets................................................   $3,279.7
Long-term obligations (including current portion)...........   $1,408.5

                           COMPARATIVE PER SHARE DATA


     The following table presents comparative per share data for R&B Falcon and Cliffs Drilling on a historical basis. It also includes per share data for R&B Falcon on a pro forma basis assuming that the Merger had been consummated and for Cliffs Drilling on an equivalent pro forma basis assuming a conversion ratio of 1.7. The comparative per share data for the year ended December 31, 1997 has been derived from the audited consolidated financial statements of each of the companies. The financial data for the six months ended June 30, 1998 is unaudited; however, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, which the companies consider necessary for a fair presentation of the interim periods. The following data should be read in conjunction with the consolidated financial statements and related notes thereto incorporated herein by reference.


                                                                   AS OF OR FOR THE
                                                              ---------------------------
                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,       YEAR ENDED
                                                                 1998        DECEMBER 31,
                                                              (UNAUDITED)        1997
                                                              -----------    ------------
R&B FALCON -- HISTORICAL (1)
Book value per share........................................    $ 5.19          $ 4.43
Cash dividends declared per share...........................        --              --
Income per share from continuing operations:
  Basic.....................................................    $  .79          $  .95
  Diluted...................................................    $  .78          $  .94

CLIFFS DRILLING -- HISTORICAL
Book value per share........................................    $15.45          $13.58
Cash dividends declared per share...........................        --              --
Income per share from continuing operations:
  Basic.....................................................    $ 1.82          $ 3.06
  Diluted...................................................    $ 1.80          $ 3.01

R&B FALCON -- PRO FORMA (UNAUDITED)
Book value per share........................................    $ 6.49             N/A
Cash dividends declared per share...........................        --              --
Income per share from continuing operations:
  Basic.....................................................    $  .83          $ 1.07
  Diluted...................................................    $  .82          $ 1.05

CLIFFS DRILLING -- EQUIVALENT PRO FORMA (UNAUDITED) (2)
Book value per share........................................    $11.03             N/A
Cash dividends declared per share...........................        --              --
Income per share from continuing operations:
  Basic.....................................................    $ 1.41          $ 1.82
  Diluted...................................................    $ 1.39          $ 1.79

---------------

(1) Financial results for periods beginning prior to January 1, 1998 give effect to the merger of R&B and Falcon, which was accounted for as a "pooling-of-interests." Per share information was calculated on a pro forma basis as if such merger had occurred on January 1, 1997.

(2) These Equivalent Pro Forma amounts were calculated by multiplying the R&B Falcon-Pro Forma per share data by the 1.7 conversion rate. The conversion rate represents the number of shares of R&B Falcon Common Stock that a holder of Cliffs Drilling Common Stock would receive for each share held. The Equivalent Pro Forma amounts should be evaluated in comparison to the R&B Falcon Common Stock which, based on historical information, has traded at a higher earnings multiple, is more widely followed by the investment community, is less volatile, and provides greater liquidity, than Cliffs Drilling Common Stock.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of R&B Falcon Common Stock offered by this Proxy
Statement/Prospectus.

DEPENDENCE ON OIL AND GAS INDUSTRY


     R&B Falcon's operations are materially dependent upon the level of activity in offshore oil and gas exploration and production. The level of such activity is affected by both short-term and long-term trends in oil and gas prices. Oil and gas prices and, therefore, the level of drilling, exploration and production activity, can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, have contributed to, and are likely to continue to contribute to, price volatility. R&B Falcon believes that any prolonged reduction in oil and gas prices will depress the level of exploration and production activity and result in a corresponding decline in the demand for R&B Falcon's services and, therefore, have a material adverse effect on R&B Falcon's revenues, cash flows and profitability. There can be no assurances as to the future level of demand for R&B Falcon's services or future conditions in the drilling industry. Since May 1998, there has been a downturn in demand for marine drilling rigs. This has resulted in a dramatic decline in rig utilization and dayrates, particularly in the domestic barge and jackup rig markets, where R&B Falcon is one of the largest contractors. R&B Falcon believes this downturn is largely attributable to declines in oil and gas prices that began in 1997 and have persisted into 1998. The decline in utilization and dayrates has had a material adverse impact on R&B Falcon's revenues and profitability.



SIGNIFICANT FINANCING REQUIREMENTS; CREDIT MARKET RISKS



     R&B Falcon currently has eight deepwater rig construction projects. The capital expenditures on these projects are estimated to aggregate $2.0 billion. Based on projected cash flows, R&B Falcon estimates that in order to fulfill its obligations on these construction projects, it will be required to obtain in the fourth quarter of 1998 or first quarter of 1999 significant incremental financing in addition to currently committed vendor and shipyard financing.



     R&B Falcon is currently contemplating two project financings to meet a portion of its cash requirements. The first is an approximately $260 million financing in the form of a synthetic lease that would be collateralized by the drillship Deepwater Frontier and drilling contract revenues from such drillship. Proceeds of such financing, if obtained, would be used in part to repay an interim financing facility, under which $185 million had been borrowed at October 14, 1998. The foregoing interim loan has been made to a limited liability company which will operate the Deepwater Frontier and which is owned 60% by R&B Falcon and 40% by Conoco. R&B Falcon has guaranteed repayment of 60% of this interim loan. R&B Falcon is also contemplating an approximately $450 million project financing that would be collateralized by the drillship Deepwater Millennium and the semisubmersible RBS-6, as well as the drilling contract revenues from such rigs. Proceeds of such financing, if obtained, would be used in part to repay a $150 million interim financing facility, of which $116 million had been drawn at October 14, 1998.



     In addition to the above-described debt financings, R&B Falcon intends to make a public offering of trust preferred securities, as described more fully under "Recent Developments."



     R&B Falcon currently believes it will be able to consummate such financings. However, there is no assurance that such financings can be obtained, or if obtained, that they will be on favorable terms. Financial markets have been unsettled in recent months, and credit availability has been materially limited. Further, the implementation of the contemplated debt financings will require the approval of R&B Falcon's bank lenders, and there is no assurance these lenders will approve any additional debt financings. The inability of R&B Falcon to obtain the financing required for the construction projects would have a material adverse effect on R&B Falcon. In such event, R&B Falcon may have to sell assets or terminate or suspend one or more of the construction projects. Termination or suspension of a project may subject R&B Falcon to claims for penalties or damages under the construction contracts or drilling contracts for the rigs that are being constructed.

     R&B Falcon's estimates regarding its financing needs are based on certain assumptions regarding conditions in the marine contract drilling industry, including the assumptions that dayrates and rig utilization levels will remain approximately the same as currently exist through 1999, and will improve in 2000. If conditions during such periods are less favorable than assumed, R&B Falcon may be required to seek additional financing, which financing would be subject to the contingencies described above. Further, R&B Falcon's estimates of its financing needs do not include any provision for redemption of Cliffs Drilling's 10.25% Senior Notes due 2003 (the "Cliffs Drilling Notes") that may be tendered for redemption following the Merger. See "-- Change of Control Offer to Purchase Notes."


COMMITMENT TO DEEPWATER DRILLING MARKET


     R&B Falcon has made a significant commitment to the deepwater drilling market. Its current projects include the construction or major upgrade of five drillships and three semisubmersible rigs. R&B Falcon has long-term contracts or letters of intent for the use of each deepwater rig that is currently undergoing construction or upgrade. However, the cost of these projects will exceed the cash flow R&B Falcon will derive from contractual commitments currently in place. Upon completion of the initial contract term for each such rig, there is no assurance that R&B Falcon will be able to obtain contracts for the further use of the rig, or, if a contract can be obtained, that it will be at a dayrate as high as the initial contract dayrate. In addition, these contracts may be terminated in certain instances if R&B Falcon fails to perform its obligations under such contracts.


     The deepwater market requires the use of floating rigs utilizing more sophisticated technologies than those of the bottom-supported rigs that previously constituted the majority of R&B Falcon's fleet. R&B Falcon and other drilling contractors have experienced problems with the new generation of subsea well control systems designed for drilling in deeper waters. If this equipment fails to function properly, the rig cannot engage in drilling operations. To the extent these problems are encountered on the systems that will be installed on R&B Falcon's deepwater rigs under construction, R&B Falcon will experience lost revenues and in certain cases may be subject to contract termination by the customer.

     R&B Falcon will be required to hire and retain additional personnel capable of operating effectively in a deepwater environment. Other drilling contractors are expanding their deepwater fleets, and will compete with R&B Falcon for qualified personnel to operate its deepwater rigs. As a result, there can be no assurance that R&B Falcon will be successful in these efforts.

RISKS OF CONSTRUCTION AND UPGRADE PROJECTS


     R&B Falcon's deepwater rig construction and upgrade projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases and shortages of materials or skilled labor. In particular, there is a current shortage of certain types of drilling equipment that could delay and increase the cost of the deepwater projects. Significant cost overruns or delays would adversely affect R&B Falcon's financial condition and results of operations. Significant delays could also result in penalties under, or the termination of, most of the long-term contracts under which R&B Falcon plans to operate these deepwater rigs. The scheduled delivery dates under three of R&B Falcon's ongoing deepwater rig construction projects is later than the required commencement date under the initial drilling contracts for such rigs. The customers have certain rights to cancel these contacts if the rigs are not ready to commence operations on the dates required under the contracts, and R&B Falcon anticipates that it will be subject to late delivery penalties on several of these projects.


COMPETITION

     The marine drilling market is highly competitive and no one competitor is dominant. During periods when the supply of rigs exceeds demand, this competition results in significant downward pressure on the dayrates at which R&B Falcon may contract its rigs. Because R&B Falcon's cost of operating its rigs cannot be materially reduced, any reduction in dayrates has a negative impact on R&B Falcon's results of operations.

Even in an environment of increased drilling activity, construction of new rigs could lead to an oversupply of rigs and adversely affect dayrates for R&B Falcon's rigs.

OPERATIONAL RISKS AND INSURANCE

     R&B Falcon's operations are subject to the hazards inherent in the marine drilling business, including blowouts, craterings, fires, collisions, capsizings and adverse weather. These hazards could result in (i) substantial damage to the environment; (ii) personal injury and loss of life; (iii) suspension of drilling operations; or (iv) damage to property and producing formations. R&B Falcon may incur substantial liabilities or losses as a result of these hazards. R&B Falcon maintains insurance protection that it deems prudent, including liability insurance and insurance against damage to or loss of equipment. In addition, R&B Falcon generally seeks to obtain indemnity agreements whenever possible from R&B Falcon's customers, requiring such customers to hold R&B Falcon harmless in the event of loss of production, reservoir damage, or liability for pollution that originates below the water surface. There is no assurance that such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which R&B Falcon may be subject. Further, there is no assurance that R&B Falcon will be able to obtain adequate insurance coverage at rates it deems reasonable in the future.

FOREIGN OPERATIONS

     R&B Falcon currently conducts operations worldwide. Operations in foreign countries generally are subject to various risks associated with doing business outside the United States, including risk of war, general strikes, civil disturbances, guerrilla activity, foreign exchange restrictions, currency fluctuations and devaluations, and foreign governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or expropriation of property. R&B Falcon may also encounter difficulty in enforcing its contract rights in foreign countries, particularly against state-owned oil companies. No prediction can be made as to what foreign governmental regulations may be enacted in the future that could be applicable to R&B Falcon.

     Fluctuations in the value of the currencies in which R&B Falcon conducts its business relative to the U.S. dollar could cause currency translation losses with respect to R&B Falcon's foreign operations. R&B Falcon cannot predict the effect of exchange rate fluctuations upon future operating results.

RIG FLEET AGE

     The majority of R&B Falcon's rigs were built between 1978 and 1983. With increasing age, the likelihood increases that a rig will require major repairs in order to remain operational. These repairs may result in rigs being unavailable for service from time to time, potentially reducing R&B Falcon's revenues, and may require increasing amounts of capital.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     R&B Falcon's operations are subject to federal, state, local and foreign laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, the safety of its personnel and vessels and other matters. Environmental laws and regulations could impose significant liability on R&B Falcon for damages, clean-up costs and penalties in the event of the occurrence of oil spills or similar discharges of pollutants in the course of R&B Falcon's operations, in certain circumstances without regard to negligence or fault on R&B Falcon's part. Environmental and other laws and regulations (and any new laws and regulations) may negatively impact R&B Falcon by increasing R&B Falcon's costs of doing business and discouraging R&B Falcon's clients from exploring for hydrocarbons, thus reducing demand for R&B Falcon's services. R&B Falcon does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. Most of R&B Falcon's operations require its customers to obtain governmental permits to conduct such operations, and delays or increased costs in obtaining such permits could adversely affect R&B Falcon's results of operations.

LIMITATION ON OWNERSHIP BY NON-U.S. CITIZENS

     R&B Falcon, as the owner of United States flag vessels engaging in coastwise and foreign trade, is subject to the Shipping Act, 1916, which limits the interest in R&B Falcon that may be acquired by non-U.S. citizens without the consent of the U.S. Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). If the foreign ownership limitation is exceeded without MARAD's consent, MARAD would have the right to exercise various remedies under the Shipping Act, 1916, including the seizure of vessels, civil penalties and certain misdemeanor criminal penalties.

FIXED EXCHANGE RATIO


     Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Cliffs Drilling Common Stock will be converted into the right to receive 1.7 shares of R&B Falcon Common Stock. The Merger Agreement does not contain any provisions for adjustment of this conversion ratio based upon fluctuations in the market price of the R&B Falcon Common Stock or the Cliffs Drilling Common Stock. Accordingly, the value of the consideration to be received by the holders of Cliffs Drilling Common Stock upon the consummation of the Merger is not presently ascertainable and will depend upon the market price of the R&B Falcon Common Stock at the Effective Time. On August 10, 1998, the last trading day prior to the public announcement of the Merger, the closing prices of the R&B Falcon Common Stock and Cliffs Drilling Common Stock on the NYSE were $15.31 and $19.38, respectively, which constituted a ratio of 1 to 1.27. On October 14, 1998, the closing prices of the R&B Falcon Common Stock and the Cliffs Drilling Common Stock on the NYSE were $9.56 and $15.88, respectively, which constituted a ratio of 1 to 1.66. HOLDERS OF CLIFFS DRILLING COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE MERGER. The Merger Agreement does not provide R&B Falcon or Cliffs Drilling the right to terminate the agreement based upon fluctuations in the price of R&B Falcon Common Stock or Cliffs Drilling Common Stock.


ANTI-TAKEOVER PROVISIONS

     Certain provisions of the R&B Falcon certificate of incorporation and bylaws, the R&B Falcon Rights Plan and the DGCL could discourage potential acquisition proposals and delay or prevent a change in control of R&B Falcon. The provisions of the R&B Falcon certificate of incorporation and bylaws include a classified Board of Directors, prohibit stockholder action by written consent, prohibit R&B Falcon stockholders from calling special meetings of the R&B Falcon Board and impose certain super-majority voting requirements on R&B Falcon stockholders. In addition, the R&B Falcon Rights Plan will cause substantial dilution to a person or group that attempts to acquire 15% or more of the outstanding shares of the R&B Falcon Common Stock. Moreover, the R&B Falcon Board, without further stockholder approval, may fix the rights and preferences of one or more series of a class of preferred stock of R&B Falcon that could have the effect of delaying, deterring or preventing a change in control of R&B Falcon. R&B Falcon also is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Comparison of Rights of Stockholders -- Authorized Capital Stock" and "-- Rights Plans."

CHANGE OF CONTROL OFFER TO PURCHASE NOTES



     Cliffs Drilling currently has outstanding $200 million in principal amount of the Cliffs Drilling Notes. Upon consummation of the Merger, Cliffs Drilling will be required to offer to purchase for cash all of the outstanding Cliffs Drilling Notes at a purchase price equal to 101% of the principal amount of each Cliffs Drilling Note, plus accrued and unpaid interest to the change of control payment date. The offer must provide for purchase of the Cliffs Drilling Notes within 60 days following the Merger. Although the Cliffs Drilling Notes have recently traded at prices higher than 101% of the principal amount, there is no assurance they will continue to do so, or even if they do, that holders of the Cliffs Drilling Notes will not tender their Cliffs Drilling Notes in response to the offer to purchase. If a significant amount of the Cliffs Drilling Notes are tendered, Cliffs Drilling and/or R&B Falcon may be required to seek equity or debt financing to pay all or a portion of the purchase price for the Cliffs Drilling Notes tendered. However, there is no assurance that such debt or equity financing could be obtained, or if obtained, that it will be on terms favorable to Cliffs Drilling and/or R&B Falcon. The inability or failure to obtain any financing necessary to pay for Cliffs Drilling Notes tendered in response to the offer to purchase could have a material adverse effect on the financial condition of Cliffs Drilling and R&B Falcon.

                              RECENT DEVELOPMENTS



     On August 26, 1998, Cliffs Drilling received notice that a class action complaint against Cliffs Drilling and each member of the Cliffs Drilling Board was filed by a stockholder, on behalf of all of the stockholders of Cliffs Drilling, on August 12, 1998 in the Court of Chancery of the State of Delaware. The complaint alleges that the directors of Cliffs Drilling are not acting in accordance with their fiduciary duties to protect the interests of the stockholders in connection with the transaction involving the proposed Merger. The plaintiff seeks damages as well as injunctive relief. Cliffs Drilling believes the allegations in the complaint are wholly without merit and intends to vigorously defend the lawsuit.



     In 1997, R&B Falcon entered into (i) a drilling contract with Mobil Exploration & Producing U.S. Inc. and Phillips Petroleum Company, pursuant to which R&B Falcon was to provide a dynamically positioned drillship (the Peregrine VI) for a term of three years at an operating dayrate of approximately $164,000, and (ii) a drilling contract with Texaco Overseas Petroleum ("Texaco"), pursuant to which R&B Falcon was to provide a dynamically positioned drillship (the Peregrine VIII) for a term of three years at an operating dayrate of approximately $169,000. These drillships were to be built by conversion of oil/bulk/ore carriers owned by R&B Falcon. R&B Falcon entered into contracts with Lisnave, Estaleiros Navais, S.A., a shipyard in Portugal ("Lisnave"), for the conversion of the carriers and the installation thereon of drilling equipment to be purchased by R&B Falcon.



     Due to delays in the construction progress on both drillships, the drilling contract on the Peregrine VIII was terminated on September 24, 1998, and the drilling contract on the Peregrine VI will by its terms terminate on January 1, 1999. Both terminations are without prejudice to any rights of the parties existing as of the date of the termination. R&B Falcon believes that based on the obligations of the parties under the contracts, provisions of the contracts that preclude recovery of indirect or consequential damages, and projected rig availability in the offshore drilling industry, R&B Falcon will not have any material liability under these drilling contracts as a result of the termination thereof. The contracts with Lisnave for construction of the Peregrine VI and the Peregrine VIII have been cancelled.



     As a result of the termination of the Peregrine VI and Peregrine VIII projects, R&B Falcon expects to write off approximately $86 million in related costs during the third quarter of 1998. These costs include shipyard costs (for services performed and in settlement of contract cancellation), R&B Falcon personnel and contractor costs, engineering costs, freight, capitalized interest, and write down of the vessels that were purchased for conversion.



     R&B Falcon has entered into a contract with Samsung Heavy Industries Co. Ltd. ("Samsung") to construct a drillship (the Deepwater IV), which drillship will be similar to the Deepwater Pathfinder (which was delivered by Samsung to R&B Falcon in September 1998) and the Deepwater Frontier and the Deepwater Millenium, which are currently under construction by Samsung for R&B Falcon. The expected cost of Deepwater IV is $290 million (including capitalized interest) and delivery is scheduled for the third quarter of 2000. R&B Falcon does not yet have a contract for the use of this drillship following its delivery.



     In September 1998 R&B Falcon and Vastar Resources, Inc. ("Vastar") executed a letter of intent for a drilling contract pursuant to which R&B Falcon will construct and provide a semisubmersible drilling rig for a term of three years (with five one-year options in favor of Vastar), at an operating dayrate of approximately $200,000. The letter of intent is subject to the execution of a mutually agreeable drilling contract. The cost of construction of the rig is estimated at $310 million (including capitalized interest), with contract commencement estimated to be in the fourth quarter of 2000.



     Navis ASA, a Norwegian public company, is constructing a dynamically positioned drillship (the Navis Explorer I) that will be capable of drilling in 10,000 feet of water. The Navis Explorer I is being constructed at Samsung at an estimated cost of $280 million, with a scheduled delivery in the second quarter of 2000. In September 1998, R&B Falcon and Navis entered into an agreement pursuant to which RBF will make a capital contribution to Navis of $50 million, of which approximately two-thirds will be in the form of equipment and equipment purchase orders and one-third will be cash, and in exchange therefor will acquire stock in Navis at the rate of NOK11 per share. It is expected that R&B Falcon will own approximately 38% of the outstanding stock of Navis following such contributions and the completion of an equity offering currently underway by Navis. Most of the equipment and equipment purchase orders that will be contributed by R&B Falcon was acquired by R&B Falcon in connection with the Peregrine VI and Peregrine VIII projects and is no longer required for such projects in light of their cancellation. Navis and R&B Falcon have also agreed to enter into a management agreement pursuant to which R&B Falcon will manage the Navis Explorer I following its delivery. The transaction with Navis is subject to the parties (i) identifying R&B Falcon equipment and purchase orders that are suitable for use with the Navis Explorer I and agreeing to the current fair market value thereof and (ii) negotiating and executing the management agreement.



     In connection with the Peregrine VI and Peregrine VIII projects and a third drillship project, R&B Falcon has purchased or committed to purchase drilling equipment with an aggregate cost of approximately $285 million. This equipment constitutes all of the material drilling equipment necessary to outfit two deepwater drillships (although a substantial portion of such equipment can be used on semisubmersible rigs). R&B Falcon expects to use approximately half of this equipment to outfit Deepwater IV, and approximately $30 million as a portion of its contribution to Navis. The balance of the equipment is expected to be maintained by R&B Falcon as spares for its deepwater fleet, although it could be used to outfit a new deepwater rig in the event R&B Falcon determines to undertake the construction thereof.



     R&B Falcon intends to file a registration statement under the Securities Act in November 1998 covering up to $300 million of trust preferred securities. The offering will be made only by means of a prospectus. The proceeds of the proposed offering will be used for general corporate purposes. There is no assurance that the trust preferred securities offering can be consummated. See "Risk Factors -- Significant Financing Requirements; Credit Market Risks."

                      THE CLIFFS DRILLING SPECIAL MEETING

GENERAL


     This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Cliffs Drilling Board for use at the Special Meeting of Cliffs Drilling stockholders to be held on Friday, November 20, 1998 at the time and place set forth in the accompanying notice and at any adjournments thereof.


MATTER TO BE CONSIDERED

     At the Special Meeting, the stockholders of Cliffs Drilling will consider and vote upon a proposal to approve the Merger Agreement and the Merger.

     THE CLIFFS DRILLING BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT CLIFFS DRILLING STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. SEE "THE MERGER -- BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF CLIFFS DRILLING'S BOARD OF DIRECTORS; REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     The Cliffs Drilling Board has fixed the close of business on October 5, 1998 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 15,944,255 shares of Cliffs Drilling Common Stock issued and outstanding, each of which entitles its holder to one vote. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Cliffs Drilling Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.


VOTES REQUIRED; VOTING AND REVOCATION OF PROXIES; EFFECT OF ABSTENTIONS AND NON-VOTES

     Under the DGCL, the affirmative vote of the holders of at least a majority of the outstanding shares of Cliffs Drilling Common Stock is required for approval of the Merger Agreement and the Merger.

     All shares of Cliffs Drilling Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CLIFFS DRILLING COMMON STOCK WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. Cliffs Drilling does not know of any matters other than approval of the Merger Agreement and the Merger that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of Cliffs Drilling, by signing and returning a later dated proxy, or by voting in person at the Special Meeting. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the Special Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes on a returned proxy card as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The failure to submit a proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger Agreement and the Merger.

     THE MATTER TO BE CONSIDERED AT THE SPECIAL MEETING IS OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CLIFFS DRILLING. ACCORDINGLY, CLIFFS DRILLING STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE

INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of Cliffs Drilling, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. In addition, Cliffs Drilling will retain Georgeson & Company Inc., New York, New York, to aid in the solicitation for an estimated cost of $7,500 plus out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Cliffs Drilling Common Stock held of record by such persons, and Cliffs Drilling may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     General. The Merger Agreement provides that the Merger will be consummated if the required approval of the Cliffs Drilling stockholders is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Sub will be merged with and into Cliffs Drilling, and Cliffs Drilling will become a wholly owned subsidiary of R&B Falcon. Cliffs Drilling shall continue as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Cliffs Drilling and Sub.

     Effective Time. On the Closing Date, or as soon as practicable thereafter, Cliffs Drilling and Sub will cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as the Effective Time.

     Certificate of Incorporation and Bylaws. Pursuant to the Merger Agreement, the certificate of incorporation and the bylaws of Cliffs Drilling as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation.

     Directors and Officers. Paul B. Loyd, Jr., Steven A. Webster, and Douglas
E. Swanson shall be the directors of the Surviving Corporation, and the officers of Cliffs Drilling immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Conversion of Cliffs Drilling Common Stock and the Stock of Sub in the Merger. At the Effective Time, each share of Cliffs Drilling Common Stock issued and outstanding immediately prior to the Effective Time, with certain exceptions as set forth in the Merger Agreement, will be converted into the right to receive 1.7 shares of R&B Falcon Common Stock. Each share of R&B Falcon Common Stock issued in connection with the Merger will have associated therewith one R&B Falcon Right, and the Cliffs Drilling Rights that are currently associated with outstanding shares of Cliffs Drilling Common Stock will, pursuant to operation of the Cliffs Drilling Rights Plan, as amended, cease to exist upon consummation of the Merger. Each share of Cliffs Drilling Common Stock held in the treasury of Cliffs Drilling immediately prior to the Effective Time will be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. R&B Falcon will issue an aggregate of up to 28,212,564 shares of R&B Falcon Common Stock in connection with the consummation of the Merger. Based upon the capitalization of R&B Falcon and Cliffs Drilling as of October 14, 1998, the stockholders of Cliffs Drilling will own approximately 14% of the outstanding R&B Falcon Common Stock following consummation of the Merger.


     Fractional Shares. No certificates representing fractional shares of R&B Falcon Common Stock will be issued in connection with the Merger. In lieu of any such fractional share, each Cliffs Drilling stockholder who would otherwise be entitled to receive a fractional share of R&B Falcon Common Stock will be paid an amount in cash equal to the value of such fractional share of R&B Falcon Common Stock based upon the closing price of one share of R&B Falcon Common Stock on the NYSE on the last trading day prior to the Effective Time. No interest shall be paid on such amount.

BACKGROUND OF THE MERGER

     Cliffs Drilling has grown substantially during the last several years through a process of selected acquisitions and internal development designed to take advantage of consolidation in the contract drilling industry. As part of its growth strategy, Cliffs Drilling has sought to identify business opportunities that would expand its asset base, increase profitability and enhance stockholder value. From time to time, but particularly within the most recent six months, Cliffs Drilling has been approached by other drilling contractors to consider some form of business combination. In mid-March, because of strong interest expressed by other drilling contractors and particularly R&B Falcon, Cliffs Drilling focused its attention on evaluating business combination opportunities which might satisfy its growth criteria and be beneficial to its stockholders.

     At the request of R&B Falcon's investment banker, Douglas E. Swanson, Chairman of the Board, President and Chief Executive Officer of Cliffs Drilling, met with Steven A. Webster, President, Chief Executive Officer and a director of R&B Falcon, on March 17, 1998, during which meeting Mr. Webster expressed his interest in the possible acquisition by R&B Falcon of Cliffs Drilling. Within weeks of this meeting, two other companies engaged in the contract drilling business made unsolicited contacts with Mr. Swanson regarding a possible business combination with Cliffs Drilling.

     Several discussions were held with one of these companies, and at the regularly scheduled meeting of the Cliffs Drilling Board on May 13, 1998, Jefferies, an investment banking firm regularly retained in connection with previous acquisitions by Cliffs Drilling, presented its analysis of a potential business combination with this company. The Cliffs Drilling Board concluded that under certain conditions, Cliffs Drilling would be interested in pursuing a business combination with this company and requested that a representative of Jefferies submit to this company the conditions upon which further discussions would be pursued. Jefferies advised the other company of these conditions and was subsequently advised that these conditions were not acceptable.

     During the next two months, Jefferies was active in analyzing alternatives regarding a possible business combination with these three contract drilling companies. During June and early July, Mr. Swanson had several meetings with two of the companies regarding a potential business combination. No meetings or discussions were conducted between Cliffs Drilling management and R&B Falcon from March 17, 1998 until August 4, 1998. At the regularly scheduled meeting of the Cliffs Drilling Board on July 28, 1998, Jefferies presented its analysis of the terms of a potential business combination with each of the three contract drilling companies with which there had been discussions. The Cliffs Drilling Board formally engaged Jefferies to assist in the evaluation of two potential transactions involving Cliffs Drilling, one of which was with R&B Falcon, and to explore whether such transactions would merit further consideration by the Cliffs Drilling Board. The Cliffs Drilling Board also instructed Jefferies to reject the third potential transaction, which involved the company previously considered by the Cliffs Drilling Board on May 13, 1998.

     On August 4, 1998, Mr. Swanson again met with Mr. Webster to discuss a potential business combination between Cliffs Drilling and R&B Falcon. No specific merger terms were discussed at this meeting. Later that day, Mr. Swanson and a representative of Jefferies met with the other contract drilling company to discuss the terms of a potential business combination, including among others, the implied premium resulting from the proposed exchange ratio, board representation, breakup fees, employment agreements, stock option grants and change of control payments to executive officers. A change of control payment to Mr. Swanson in the amount of $4.5 million had previously been offered by this company, and at this meeting, Mr. Swanson and a representative of Jefferies negotiated change of control payments for the six other executive officers of Cliffs Drilling. Basic agreement was reached on all principal terms except for the exchange ratio, which Mr. Swanson indicated, if as then proposed, would likely be unacceptable to the Cliffs Drilling Board.

     From August 4, 1998 through August 7, 1998, representatives of Cliffs Drilling and R&B Falcon participated in various discussions in which the terms of the proposed transaction were negotiated. At the same time, discussions between representatives of Cliffs Drilling and the other company were ongoing. Mr. Swanson informally advised the members of the Cliffs Drilling Board of the nature and substance of these negotiations and obtained the advice and opinions of certain of the directors concerning the terms and conditions of each proposal. During this period, Cliffs Drilling and R&B Falcon exchanged certain business and financial information, subject to a confidentiality agreement, for purposes of analysis in order to confirm their initial interest in the proposed business combination between the parties.

     On August 7, 1998, Jefferies was advised by the other contract drilling company that it would not increase its proposed exchange ratio. On the same day, R&B Falcon made a proposal to Jefferies which provided the same or better terms than those proposed by the other company with respect to, among others, the implied premium resulting from the proposed exchange ratio, board representation, breakup fees, employment agreements, stock option grants and change of control payments to executive officers. Specifically, the implied premium resulting from the exchange ratio offered by R&B Falcon was significantly higher than that proposed by the other company, the proposed breakup fee offered by R&B Falcon was significantly lower than that proposed by the other company, and the R&B Falcon proposal allowed Cliffs Drilling representation on the R&B Falcon Board. See "The Merger -- Opinion of Cliffs Drilling's Financial Advisor." Further, while R&B Falcon agreed to match the change of control payments to Cliffs Drilling executive officers that had been offered by the other company, R&B Falcon required as a condition to the Merger that such payments be made by Cliffs Drilling. See "The Merger -- Interests of Certain Persons in the Merger."

     As a result of these negotiations, on August 7, 1998, Mr. Swanson and Mr. Webster reached an agreement in principle concerning the terms of the proposed merger. Representatives of Cliffs Drilling and its legal and financial advisors and representatives of R&B Falcon and its legal and financial advisors met on August 8, 1998 to review and analyze certain business and financial information regarding the two companies in light of the proposed transaction.

     On August 10, 1998, Mr. Swanson convened a special meeting of the Cliffs Drilling Board. At the meeting, Mr. Swanson advised the Cliffs Drilling Board of his negotiations concerning a potential business combination and sought authority to enter into a non-binding letter of intent providing for the acquisition of Cliffs Drilling by R&B Falcon by way of a merger that would qualify as a tax-free reorganization. Jefferies presented to the Cliffs Drilling Board its substantive analysis of the benefits of a business combination between Cliffs Drilling and R&B Falcon, as well as an alternative business combination between Cliffs Drilling and the other company. The directors discussed and considered whether a "collar" on the prices of Cliffs Drilling Common Stock and/or R&B Falcon Common Stock would be beneficial for the stockholders. However, the Cliffs Drilling Board concluded, based on factors explained by, and the advice of, Jefferies, that the interests of the stockholders of Cliffs Drilling would be best served without imposing a collar. At the conclusion of the special meeting, the Cliffs Drilling Board unanimously approved the execution of a letter of intent by Cliffs Drilling and the negotiation of a definitive agreement with R&B Falcon on the terms outlined by Mr. Swanson.

     On August 10, 1998, the R&B Falcon Board held a special meeting at which Mr. Webster advised the R&B Falcon Board of his negotiations concerning a potential business combination with Cliffs Drilling and sought authority to enter into a non-binding letter of intent providing for the acquisition of Cliffs Drilling by R&B Falcon by way of a merger. R&B Falcon's financial advisors also presented to the R&B Falcon Board their analysis of the potential benefits of a business combination between Cliffs Drilling and R&B Falcon. At the conclusion of the special meeting, the R&B Falcon Board approved the execution of a letter of intent by

R&B Falcon and the negotiation of a definitive agreement with Cliffs Drilling on the terms outlined by Mr. Webster.

     On the evening of August 10, 1998, Cliffs Drilling and R&B Falcon executed a letter of intent and issued a press release concerning the proposed Merger. Thereafter, each of Cliffs Drilling and R&B Falcon conducted further due diligence regarding the business and properties of the other, including a review of financial and tax information, markets, contracts, commitments, employee benefit plans and contingent liabilities. During this period, the parties also negotiated the terms of the Merger Agreement.

     The Cliffs Drilling Board convened again on August 20, 1998 and considered further the advantages and disadvantages of the proposed Merger before entering into the Merger Agreement. All directors were given opportunities for comments, questions and discussion of alternatives. Jefferies made a detailed presentation at the special meeting covering the businesses, markets, and operations of Cliffs Drilling and R&B Falcon, an analysis of potential combination benefits, an analysis of the transaction value under the proposed acquisition structure, and a comparative analysis of various public market trading multiples of companies deemed comparable to Cliffs Drilling, various acquisition multiples of transactions deemed comparable to the Merger, and the proposed acquisition multiples for Cliffs Drilling. Further, Jefferies presented to the Cliffs Drilling Board a pro forma financial and business review of Cliffs Drilling and R&B Falcon on a combined basis. Jefferies delivered its verbal opinion (which was confirmed in writing) to the Cliffs Drilling Board that the proposed Merger was fair, from a financial point of view, to the holders of Cliffs Drilling Common Stock. Representatives of Griggs & Harrison, P.C. summarized certain terms of the Merger Agreement and the fiduciary duties of the Cliffs Drilling Board in connection therewith. Subsequently, the members of the Cliffs Drilling Board, excluding Mr. Swanson, met in executive session with representatives of Jefferies and with representatives of Griggs & Harrison, P.C. to review the transaction and consider the interests of management with respect to the transaction. Mr. Swanson returned to the meeting, and after full discussion, the Cliffs Drilling Board approved the Merger Agreement and the transactions contemplated thereby (with Mr. Swanson abstaining as to matters pertaining to him individually) and unanimously recommended approval of the Merger and the Merger Agreement by the holders of Cliffs Drilling Common Stock.

     The R&B Falcon Board convened again on August 21, 1998 and considered further the advantages and disadvantages of the proposed Merger. The directors were informed of and considered the results of the additional due diligence that had been conducted and the material terms of the Merger Agreement. R&B Falcon's financial advisors made a presentation to the R&B Falcon Board regarding the proposed Merger and delivered their opinion that the proposed Merger was fair, from a financial point of view, to the stockholders of R&B Falcon. After full discussion, the R&B Falcon Board approved the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement was signed and publicly announced on the afternoon of August 21, 1998.

RECOMMENDATION OF CLIFFS DRILLING'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Cliffs Drilling Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Cliffs Drilling and its stockholders. The Cliffs Drilling Board believes that the Merger meets its strategic growth objectives to expand its asset base, increase profitability and enhance stockholder value. The Cliffs Drilling Board further believes that the Merger will create a larger, more diversified drilling company that will be able to compete more effectively in the areas in which it operates. Accordingly, the Cliffs Drilling Board has unanimously approved the Merger Agreement and unanimously recommends its approval and adoption by Cliffs Drilling's stockholders.

     The Cliffs Drilling Board consulted with Cliffs Drilling's management, as well as its legal counsel and financial advisors, and considered a number of synergystic opportunities and strategic benefits expected to be realized by Cliffs Drilling as a result of the Merger, including the following:

     - ability to reduce dependence on shallow water markets;

     - ability to reduce exposure to business cycles in the Gulf of Mexico and Venezuela;

     - greater geographical and equipment diversification;

     - greater access to equipment for international expansion;

     - access to existing infrastructure for expansion of well engineering and integrated services;

     - enhanced rig engineering and project management expertise; and

     - greater access to capital at a reduced cost.

     The Cliffs Drilling Board also considered the benefits currently anticipated to be realized by the holders of Cliffs Drilling Common Stock as a result of the Merger, including the following:

     - the opportunity to receive a premium over the market price immediately prior to announcement of the Merger for Cliffs Drilling Common Stock;

     - Merger Consideration consisting of R&B Falcon Common Stock which, based on historical information, has traded at higher earnings multiples, is more widely followed by the investment community, is less volatile, and provides greater liquidity, than Cliffs Drilling Common Stock; and

     - the opportunity to receive R&B Falcon Common Stock in a transaction that is intended to be non-taxable for federal income tax purposes.

     In reaching its decision to approve the Merger and the Merger Agreement, the Cliffs Drilling Board also considered, among others, the following factors:

     - information concerning the financial performance and condition, business operations and prospects of each of Cliffs Drilling and R&B Falcon;

     - the recent historical performance of Cliffs Drilling Common Stock and R&B Falcon Common Stock;

     - current industry, economic and market conditions, which have encouraged business combinations and other strategic alliances in the oil and gas service industry;

     - the background and experience of R&B Falcon's management team;

     - the structure of the transaction and the terms of the Merger Agreement;

     - the premium offered with respect to the Cliffs Drilling Common Stock in the proposed Merger and a comparison of the valuation multiples implied in the exchange ratio to that of the other comparable publicly traded energy service companies and comparable transactions;

     - the financial analysis and Fairness Opinion of Jefferies described below, including Jefferies' conclusion that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Cliffs Drilling Common Stock; and

     - the ability of the Cliffs Drilling Board to entertain superior unsolicited alternative proposals, negotiate and give information to third parties and, subject to the payment to R&B Falcon of a $15 million termination fee and, under certain circumstances, a $30 million fee (against which Cliffs Drilling will be entitled to a credit for any termination fee previously paid to R&B Falcon), terminate the Merger Agreement if the Cliffs Drilling Board determines that any such action is necessary in order for the Cliffs Drilling Board to act in a manner consistent with its fiduciary obligations under applicable law.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the Cliffs Drilling Board considered the foregoing factors as a whole and did not find it practicable or necessary to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Cliffs Drilling Board may have given different weights to different factors.

OPINION OF CLIFFS DRILLING'S FINANCIAL ADVISOR

     Cliffs Drilling retained Jefferies to act as Cliffs Drilling's financial advisor in connection with the Merger. The Cliffs Drilling Board instructed Jefferies, in its role as financial advisor, to evaluate the fairness, from a financial point of view, of the Merger to Cliffs Drilling stockholders and, in such regard, to conduct such investigations as Jefferies deemed appropriate for such purpose. No limitations were imposed upon Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion.

     On August 20, 1998, Jefferies delivered its oral opinion to the Cliffs Drilling Board (which was subsequently confirmed in writing) that, as of such date and subject to certain considerations set forth in the written opinion, the consideration to be received by the holders of shares of Cliffs Drilling Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

     THE FULL TEXT OF THE FAIRNESS OPINION DATED AUGUST 20, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. CLIFFS DRILLING STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION WAS PROVIDED TO THE CLIFFS DRILLING BOARD AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF CLIFFS DRILLING COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THE PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering the Fairness Opinion, Jefferies, among other things: (i) reviewed certain publicly available financial statements and other information (including operating and construction project information provided by R&B Falcon) of R&B Falcon; (ii) reviewed certain publicly available and internal financial statements and other financial and operating data concerning Cliffs Drilling prepared by the management of Cliffs Drilling; (iii) analyzed certain financial projections prepared by the management of Cliffs Drilling;
(iv) discussed the past and current operations and financial condition and the prospects of Cliffs Drilling and R&B Falcon with senior executives of Cliffs Drilling and R&B Falcon; (v) compared the financial performance of Cliffs Drilling and R&B Falcon with that of certain other comparable publicly traded companies; (vi) reviewed the pro forma impact of the Merger on R&B Falcon's earnings per share, cash flow, consolidated capitalization and financial ratios;
(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) compared the financial performance of Cliffs Drilling and R&B Falcon and the prices and trading activity of the R&B Falcon Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) participated in discussions and negotiations among representatives of Cliffs Drilling and R&B Falcon and their financial and legal advisors; (x) reviewed the Merger Agreement and certain related documents; and (xi) performed such other analyses and considered such other factors as Jefferies deemed appropriate.

     In rendering the Fairness Opinion, Jefferies assumed and relied upon, without independent verification, the accuracy and completeness of the representations and warranties made by R&B Falcon and Cliffs Drilling in the Merger Agreement, as well as all of the financial and other information publicly available or provided to it by R&B Falcon's and Cliffs Drilling's management, including without limitation, information with respect to the condition of assets and material contract terms. Jefferies assumed that all financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cliffs Drilling and R&B Falcon. Jefferies did not make any independent valuation or appraisal of the assets or liabilities of Cliffs Drilling or R&B Falcon, nor was Jefferies furnished with any such appraisals. In addition, Jefferies assumed the Merger would be consummated in accordance with the terms set forth in the Merger Agreement. The Fairness Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Jefferies as of, the date of the Fairness Opinion.

     The following is a brief summary of the financial analyses performed by Jefferies and reviewed with the Cliffs Drilling Board on August 20, 1998 in connection with the preparation of the Fairness Opinion and with its presentation to the Cliffs Drilling Board on such date.

     Historical Market Price Ratio Analysis. Jefferies analyzed the historical ratios between the market prices for Cliffs Drilling Common Stock and R&B Falcon Common Stock during the six months prior to the announcement date of the Merger, from February 9 to August 10, 1998. Jefferies observed that the exchange ratio of 1.70 is higher than the historical ratio between Cliffs Drilling Common Stock and R&B Falcon Common Stock based on the closing sale prices on any trading day in the period. Jefferies also observed that for selected time periods, including the one, two, three and six month periods prior to the announcement of the Merger, the average ratios between Cliffs Drilling Common Stock and R&B Falcon Common Stock were 1.28, 1.38, 1.43 and 1.44, respectively, and the ratio on the day prior to the announcement of the Merger, based on closing prices for Cliffs Drilling and R&B Falcon on August 10, 1998, was 1.27.

     Premium Analysis. Jefferies analyzed implied share price premiums announced or paid in selected negotiated transactions announced or completed in the oil service industry since January 1, 1996. This analysis indicated that the average premiums to the targets' share prices for the one day and one week periods prior to announcement of the transactions were 23% and 24%, respectively, during this period. Jefferies observed that an implied proposal price of $26.03 per Cliffs Drilling share (the "Implied Price"), based upon the exchange ratio of 1.7 shares of R&B Falcon Common Stock for each share of Cliffs Drilling Common Stock and R&B Falcon's closing price of $15.31 per share on August 10, 1998, implied premiums to the share price of Cliffs Drilling Common Stock for the one day and one week prior to August 11, 1998 of 34% and 31%, respectively, which are significantly higher than the average premium for comparable transactions.

     Pro Forma Analysis of the Merger. Jefferies analyzed certain pro forma financial effects of the Merger assuming that the Merger was treated as a purchase transaction. Jefferies observed that, assuming $10.0 million of operating synergies and cost savings, the issuance of R&B Falcon Common Stock in the Merger would have an accretive effect on pro forma earnings per share to R&B Falcon of approximately 9.8% for the year ended December 31, 1998 and approximately 4.8% for the year ended December 31, 1999. In addition, the Merger would have an accretive effect on pro forma cash flow per share to R&B Falcon of approximately 13.5% for the year ended December 31, 1998 and approximately 7.4% for the year ended December 31, 1999.


     Comparable Company Analysis. Comparable company analysis examines a company's trading characteristics relative to a group of publicly traded peers. Jefferies analyzed the trading characteristics of offshore drilling companies including Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Marine Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, Parker Drilling Company, Pride International, Inc., Rowan Companies, Inc., Santa Fe International Corporation and Transocean Offshore Inc. (collectively the "Offshore Drilling Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Offshore Drilling Comparables was as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios was as of August 10, 1998, unless otherwise noted. Earnings per share ("EPS"), cash flow per share ("CFPS") and earnings before interest, taxes, depreciation and amortization ("EBITDA") estimates for Cliffs Drilling, R&B Falcon and for the Offshore Drilling Comparables were obtained from publicly available research analyst estimates.


     Jefferies analyzed the relative performance and value for Cliffs Drilling and R&B Falcon compared to the Offshore Drilling Comparables. Among the market trading information considered in the valuation analysis were the ratios of market price to EPS estimates and market price to CFPS estimates for 1998 and 1999. This analysis indicated that (i) the ratios of market price to 1998 and 1999 EPS estimates for Cliffs Drilling were 5.5x and 4.3x, respectively, and the ratios of market price to 1998 and 1999 EPS estimates for R&B Falcon were 11.0x and 6.6x, respectively, (ii) the median ratios of market price to 1998 and 1999 EPS estimates for the Offshore Drilling Comparables were 10.2x and 7.6x, respectively, (iii) the ratios of market price to 1998 and 1999 CFPS estimates for Cliffs Drilling were 3.7x and 3.0x, respectively, and the ratios of market price to 1998 and 1999 CFPS estimates for R&B Falcon were 8.0x and 4.7x, respectively, and (v) the median ratios of market price to 1998 and 1999 CFPS estimates for the Offshore Drilling Comparables were 6.3x and 4.8x, respectively. Jefferies observed that the implied ratios derived from the Implied Price to 1998 and 1999 estimates of EPS for Cliffs Drilling were 7.6x and 6.0x, respectively. Jefferies also observed that the implied ratios derived from the Implied Price to 1998 and 1999 estimates of CFPS for Cliffs Drilling were 5.1x and 4.2x, respectively. In addition, Jefferies considered in the valuation analysis the ratios of Total Enterprise

Value to estimated EBITDA for 1998 and 1999. For the purpose of this analysis, Total Enterprise Value is defined as the total market value of common and preferred equity, less the book value of total outstanding financial debt, plus cash and cash equivalents. This analysis indicated that (i) the ratios of Total Enterprise Value to 1998 and 1999 EBITDA estimates for Cliffs Drilling were 3.4x and 2.9, respectively, and the ratios of Total Enterprise Value to 1998 and 1999 EBITDA estimates for R&B Falcon were 7.0x and 4.3x, respectively and (ii) the median ratios of Total Enterprise Value to 1998 and 1999 EBITDA estimates for the Offshore Drilling Comparables were 6.1x and 4.5x, respectively.

     Jefferies observed that as of August 10, 1998, Cliffs Drilling Common Stock traded at multiples lower than those of the Offshore Drilling Comparables, while R&B Falcon Common Stock generally traded at multiples in line with those of the Offshore Drilling Comparables. Jefferies attributes Cliffs Drilling's lower trading multiples relative to R&B Falcon and the Offshore Drilling Comparables to Cliffs Drilling's relatively smaller size and the concentration of its operations in the volatile Gulf of Mexico and Venezuela drilling markets.

     None of the Offshore Drilling Comparables is identical to Cliffs Drilling or R&B Falcon. In evaluating the Offshore Drilling Comparables, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cliffs Drilling or R&B Falcon, such as the impact of competition on the business of Cliffs Drilling and R&B Falcon and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Cliffs Drilling or R&B Falcon or the industry or in the financial markets in general. Due to the inherent differences between the operations of Cliffs Drilling or R&B Falcon and the Offshore Drilling Comparables, a purely quantitative mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Pro Forma Trading Analysis. Jefferies analyzed the implied equity value per share to Cliffs Drilling's stockholders and to R&B Falcon's stockholders by applying the median trading multiples, including market price to EPS estimates, market price to CFPS estimates and Total Enterprise Value to EBITDA estimates for 1998 and 1999, as of August 10, 1998, of offshore drilling companies with a market capitalization greater than $2 billion (the "Large-Cap Peers"), to the pro forma earnings, cash flow and EBITDA of the combined company for 1998 and 1999. The Large-Cap Peers include Diamond Offshore Drilling, Inc., Global Marine Inc., Noble Drilling Corporation, R&B Falcon, Santa Fe International Corporation and Transocean Offshore Inc. Jefferies observed that the implied equity value to Cliffs Drilling stockholders and to R&B Falcon stockholders based on the pro forma trading analysis and Merger Consideration was $32.40 per share and $19.06 per share, respectively, representing a 60.0% and 15.1% premium, respectively, to the market value per share of Cliffs Drilling Common Stock and R&B Falcon Common Stock as of August 10, 1998.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Jefferies considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Jefferies believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Fairness Opinion. In addition, Jefferies may deem various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Jefferies' view of the actual value of Cliffs Drilling.

     In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cliffs Drilling and R&B Falcon. The analyses performed by Jefferies are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Cliffs Drilling Common Stock pursuant to the Merger Agreement and were conducted in connection with the delivery of the Fairness Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Cliffs Drilling might actually be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly different from the results suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of R&B Falcon, Cliffs Drilling, Jefferies or any other person assumes any responsibility if future results are materially different from those projected.

     As described above, the Fairness Opinion and the information provided by Jefferies to the Cliffs Drilling Board were two of a number of factors taken into consideration by the Cliffs Drilling Board in making its determination to recommend approval of the Merger. Consequently, the Jefferies analyses described above should not be viewed as determinative of the opinion of the entire Cliffs Drilling Board or the view of the management with respect to the value of Cliffs Drilling. The consideration to be received by the holders of shares of Cliffs Drilling Common Stock pursuant to the Merger Agreement was determined through negotiations between Cliffs Drilling and its advisors and R&B Falcon, and was approved by the entire Cliffs Drilling Board.


     The Cliffs Drilling Board retained Jefferies based upon its experience and expertise as financial advisors in the oil service industry and its familiarity with Cliffs Drilling and its business. Jefferies is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Jefferies is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Jefferies makes a market in Cliffs Drilling Common Stock. In the ordinary course of its business, Jefferies and its affiliates may actively trade the debt and equity securities and senior loans of R&B Falcon and Cliffs Drilling for their own account and for the accounts of customers and, accordingly may at times hold a long or short position in such securities. In the past, Jefferies has provided financing services to R&B Falcon and Cliffs Drilling for which services Jefferies received customary fees, and Jefferies may provide such services in the future.


     Pursuant to an engagement letter dated August 10, 1998, Cliffs Drilling has agreed to pay Jefferies (i) a fee, payable upon consummation of the Merger, equal to 0.4% of the transaction value, defined as the total consideration to be paid to or received by Cliffs Drilling or its stockholders in connection with the Merger, including all indebtedness of Cliffs Drilling, whether assumed, refinanced or extinguished, plus (ii) a fee of $350,000 upon rendering the Fairness Opinion. In addition, Cliffs Drilling has agreed, among other things, to reimburse Jefferies for all travel, legal and other expenses incurred in connection with the services provided by Jefferies, and to indemnify and hold harmless Jefferies and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.

ACCOUNTING TREATMENT OF THE MERGER

     R&B Falcon intends to account for the Merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. Under this method of accounting, the cost of acquiring all outstanding shares of Cliffs Drilling Common Stock and the assumption of all outstanding Cliffs Drilling stock options will be determined by the value of R&B Falcon Common Stock (and cash in lieu of fractional shares) to be issued to holders of Cliffs Drilling Common Stock and Cliffs Drilling stock options, plus the direct costs associated with the Merger. R&B Falcon will allocate such costs in establishing new accounting and reporting bases for the underlying acquired assets and liabilities based on their estimated fair values at the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of certain federal income tax consequences of the Merger. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder, judicial authorities and current rulings and administrative practice of the U.S. Internal Revenue Service (the "Service"), in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. For purposes of this discussion, it is assumed that shares of Cliffs Drilling Common Stock are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of Cliffs Drilling Common

Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Cliffs Drilling Common Stock as part of a "straddle," "hedge", or "conversion transaction" or who have a "functional currency" other than the United States dollar or to persons who have received their Cliffs Drilling Common Stock as compensation. Further, this discussion does not address the state, local or foreign tax consequences of the Merger. Holders of Cliffs Drilling Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Cliffs Drilling to consummate the Merger that Cliffs Drilling shall have received from legal counsel an opinion to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) R&B Falcon, Sub and Cliffs Drilling will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Cliffs Drilling and the stockholders of Cliffs Drilling will not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares. Such opinion is subject to certain assumptions and based on certain representations made by Cliffs Drilling, R&B Falcon and Sub. Stockholders of Cliffs Drilling should be aware that such opinions are not binding upon the Service and no assurance can be given that the Service will not adopt a contrary position or that a contrary Service position would not be sustained by a court. No ruling from the Service has been or will be requested in connection with the Merger.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

     - no gain or loss will be recognized by R&B Falcon, Sub or Cliffs Drilling in connection with the Merger;

     - no gain or loss will be recognized by a holder of Cliffs Drilling Common Stock who exchanges all of the holder's shares of Cliffs Drilling Common Stock solely for shares of R&B Falcon Common Stock in the Merger, except that gain or loss will be recognized by such holder on the receipt of cash in lieu of fractional shares;

     - the aggregate basis of the shares of R&B Falcon Common Stock to be received by a stockholder of Cliffs Drilling in the Merger will be the same as the aggregate basis of the shares of Cliffs Drilling Common Stock surrendered in exchange therefor (decreased by the amount of any tax basis allocable to any fractional share of R&B Falcon Common Stock for which cash is received);

     - the holding period of the shares of R&B Falcon Common Stock to be received by a stockholder of Cliffs Drilling in the Merger will include the holding period of the shares of Cliffs Drilling Common Stock surrendered in exchange therefor, provided that such shares of Cliffs Drilling Common Stock are held as capital assets at the Effective Time; and

     - a stockholder of Cliffs Drilling receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if the Cliffs Drilling Common Stock is held as a capital asset at the Effective Time.

     EACH HOLDER OF CLIFFS DRILLING COMMON STOCK IS URGED TO CONSULT WITH THE HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING JURISDICTION.

REGULATORY APPROVALS


     The HSR Act prohibits R&B Falcon and Cliffs Drilling from completing the Merger until they have furnished certain information and materials to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and a required waiting period has expired. Pursuant to the requirements of the HSR Act, R&B Falcon and Cliffs Drilling have each filed a Notification and Report Form with the FTC and the Antitrust Division for review under the HSR Act. On October 2, 1998, the FTC notified R&B Falcon and Cliffs Drilling of the early termination of the waiting period applicable under the HSR Act.



     Even though the HSR Act waiting period has been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of R&B Falcon or Cliffs Drilling. Consummation of the Merger is conditioned upon, among other things, the absence of any pending or threatened governmental proceeding or any judgment, decree or order of any governmental authority or court or any other legal restraint that would prevent the consummation of the Merger. See "The Merger Agreement -- Conditions to the Merger."


     R&B Falcon and Cliffs Drilling do not believe that any additional governmental filings in the United States, other than the Certificate of Merger, are required with respect to the Merger. R&B Falcon and Cliffs Drilling conduct operations in a number of foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Merger. R&B Falcon and Cliffs Drilling believe that all such material filings and approvals have been, or will be, made or obtained, as the case may be.

RESALES OF R&B FALCON COMMON STOCK

     The shares of R&B Falcon Common Stock to be received by stockholders of Cliffs Drilling in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of R&B Falcon Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Cliffs Drilling prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of R&B Falcon, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Each affiliate of Cliffs Drilling is required to execute a written agreement that such affiliate will not sell, pledge, transfer or otherwise dispose of any shares of R&B Falcon Common Stock issued to such affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act.

NYSE LISTING OF COMMON STOCK

     It is a condition to the Merger that the shares of R&B Falcon Common Stock to be issued pursuant to the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

NO APPRAISAL RIGHTS

     Under the provisions of the DGCL, holders of Cliffs Drilling Common Stock will not be entitled to any dissenters' rights of appraisal with respect to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Cliffs Drilling Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of Cliffs Drilling should be aware that certain members of the management of Cliffs Drilling and the members of the Cliffs Drilling Board have certain interests in the Merger that are in addition to the interests of the stockholders generally and which may create potential conflicts of interest. The Cliffs Drilling Board has considered these interests, among other matters, in approving the Merger Agreement and the Merger.

     Election of Mr. Swanson to the R&B Falcon Board. As of the Effective Time, Douglas E. Swanson, Chairman of the Board, President and Chief Executive Officer of Cliffs Drilling, will be appointed as a director of R&B Falcon in the class of directors with a term expiring at the annual meeting of R&B Falcon's stockholders to be held in 2001.

     Waiver and Release Payments. The current executive officers of Cliffs Drilling are Douglas E. Swanson, President and Chief Executive Officer; Charles
M. McCall, Senior Vice President -- Drilling Operations; Edward A. Guthrie, Vice President -- Finance and Chief Financial Officer; James P. Mitchen, Vice President -- Business Development; Jim R. Wise, Vice President -- Domestic Drilling Operations; Gary W. Owen, Vice President -- Engineering Services; and Cindy B. Taylor, Vice President -- Controller and Secretary. Each of Messrs. Swanson, McCall, Guthrie and Mitchen is a party to an Executive Agreement with Cliffs Drilling (the "Executive Agreements"). Pursuant to these Executive Agreements, the consummation of the Merger would trigger the commencement of a three-year (with respect only to Mr. Swanson) or a two-year (with respect to the other three executive officers) employment period and the right to receive severance payments and certain other benefits following any voluntary or involuntary termination of employment during such employment period.

     Each Executive Agreement provides that, upon any termination of employment
(i) by the executive for good reason (as defined in the Executive Agreement),
(ii) by the executive for any reason during the 30-day period following the change in control (as defined in the Executive Agreement) or any anniversary thereof, or (iii) by the employer other than for cause (as defined in the Executive Agreement), in each case prior to expiration of the applicable two- or three-year term of the Executive Agreement, the executive becomes entitled to a lump-sum severance payment equivalent to all compensation and benefits he would have received for the remainder of the employment period, as though no termination had occurred. Each Executive Agreement further provides that if any payment to the executive is subject to excise tax under Section 4999 of the Code, a "gross-up" payment will be made to place the executive in the same net after-tax position as would have been the case if no excise tax had been payable. Additionally, each Executive Agreement provides that any such termination will result in the immediate vesting of (i) all stock appreciation rights outstanding for at least six months on the date of change in control,
(ii) all stock options previously awarded to the executive; and (iii) all restricted stock and deferred stock awards. The executive is also entitled to other fringe benefits (i.e., outplacement services and counseling for 12 months, certain life insurance policies, etc.). The assignment to the executive of duties inconsistent with the executive's position, authority or responsibilities, as well as any breach by the employer of the terms of the Executive Agreement, shall constitute grounds for termination of employment by the executive for "good reason."

     In addition, the Cliffs Drilling Board adopted an Amended and Restated Retention Plan for Salaried Employees dated May 19, 1994, effective as of June 21, 1988 (the "Retention Plan"). Pursuant to the Retention Plan, the three remaining executive officers, as well as other key employees, of Cliffs Drilling would be entitled to receive, assuming a termination of employment within one year following a change of control, specified severance benefits.

     Assuming that Messrs. Swanson, McCall, Guthrie and Mitchen resigned or were terminated in anticipation of or immediately following the merger, such persons would be entitled to receive cash and other quantifiable benefits pursuant to the Executive Agreements in an amount of approximately $3,185,000, $745,000, $745,000 and $574,000, respectively. Assuming that the employment of Messrs. Wise and Owen and Ms. Taylor were terminated within one year following the consummation of the Merger, such persons would be entitled to receive cash and other quantifiable benefits pursuant to the Retention Plan in an amount of approximately $219,600, $197,750 and $177,050, respectively. These amounts include the estimated fair value of various benefits which the executives would be entitled to receive and do not include any gross-up payments for excise taxes that might be payable by the executive.

     The Merger Agreement provides that, as a condition to the Merger, Cliffs Drilling shall obtain from each of its seven executive officers immediately prior to the Effective Time a waiver and release of any and all rights and claims existing under or arising pursuant to the Executive Agreements and/or the Retention Plan, as applicable. The Merger Agreement provides that, in conjunction with such waivers and releases, these executive officers will receive in the aggregate approximately $7.1 million. The Merger Agreement further provides that if any such payment to the executive officers is subject to excise tax under Section 4999 of the Code, a "gross-up" payment will be made to place the executive officers in the same net after-tax position as would have been the case if no excise tax had been payable. The cash amounts (excluding "gross-up" payments) to be made by Cliffs Drilling to Messrs. Swanson, McCall, Guthrie, Mitchen, Wise and Owen and Ms. Taylor as required by the Merger Agreement are $4,500,000, $650,000, $650,000, $494,000, $274,000,
$270,000 and $247,000, respectively. The payments required by the Merger Agreement exceed the estimated value of the quantifiable benefits waived by an aggregate amount of approximately $1.5 million, which amount is expected to be expensed pursuant to the purchase method of accounting for business combinations.

     In addition to the amount payable to Mr. Swanson reflected above, Cliffs Drilling must also make a "gross up" payment of approximately $1.8 million to Mr. Swanson in order to put him in the same net after-tax position as would have been the case if no excise tax had been payable. Such "gross up" payment will also compensate Mr. Swanson for any tax under Section 4999 of the Code with respect to the acceleration of certain stock options described under "Accelerated Vesting and Conversion of Stock Options" below. Approximately $5.1 million of the total amount required to be paid to Mr. Swanson is likely to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) subject to excise tax and will not be deductible by Cliffs Drilling for federal income tax purposes.

     Employment Agreements. Pursuant to the Merger Agreement, the Surviving Corporation will enter into employment agreements ("Employment Agreements") with each of the seven executive officers of Cliffs Drilling. The Employment Agreement for Mr. Swanson provides for his employment with the Surviving Corporation for a three-year term following the Effective Time at an annual base salary equal to his current base salary. In the event that Mr. Swanson's employment with the Surviving Corporation is terminated by Mr. Swanson for good reason (as defined in the Employment Agreement) or by the Surviving Corporation other than for cause (as defined in the Employment Agreement), in each case prior to expiration of the three-year term, Mr. Swanson is entitled to a lump sum payment in an amount equal to (i) the annual base salary that would have been received for the remainder of the employment period plus (ii) the highest annual bonus awarded to Mr. Swanson during the previous three-year period multiplied by a fraction, the numerator of which is the number of days since the most recent bonus payment date through the date of termination date plus the number of days remaining in the employment period, and the denominator of which is 365. Mr. Swanson's Employment Agreement further provides that if any such payment is subject to excise tax under Section 4999 of the Code, a "gross-up" payment will be made to place Mr. Swanson in the same net after-tax position as would have been the case if no excise tax had been payable. Additionally, the Employment Agreement provides for the continuation of certain benefits to Mr. Swanson from the date of termination to the end of the employment period. The assignment of duties inconsistent with Mr. Swanson's position, authority or responsibilities, as well as any breach by the employer of the terms of the Employment Agreement, constitutes grounds for termination of employment by Mr. Swanson for "good reason."

     The Employment Agreements for each of the remaining six executive officers of Cliffs Drilling provides for employment of such executive by the Surviving Corporation for a two-year term at an annual base salary equal to his or her current base salary. In the event the employment of such executive is terminated by the Surviving Corporation without cause, the executive shall be entitled to receive his or her annual salary for the number of full months remaining in the employment term had the executive not been so terminated.

     Accelerated Vesting and Conversion of Stock Options. As of August 21, 1998, the date of execution of the Merger Agreement, there were unexercised options to purchase an aggregate of approximately 621,500 shares of Cliffs Drilling Common Stock that had previously been granted to officers, directors and employees of Cliffs Drilling pursuant to its incentive equity plans. The Merger Agreement provides that at the Effective Time of the Merger, each unexercised option to purchase shares of Cliffs Drilling Common Stock shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the applicable Cliffs Drilling stock option plan, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to the exercise price per share for the shares of Cliffs Drilling Common Stock purchasable pursuant to such option immediately prior to the Effective Time divided by 1.7. The various stock option agreements governing stock options previously awarded to the officers, directors and employees of Cliffs Drilling pursuant to Cliffs Drilling's incentive equity plans provide that all such stock options accelerate and vest in full upon the occurrence of a "change in control" or a "potential change in control." Accordingly, all of the outstanding Cliffs Drilling stock options that had not previously vested became vested in full upon execution of the Merger Agreement. As of August 21, 1998, Messrs. Swanson, McCall, Guthrie, Mitchen, Wise and Owen and Ms. Taylor held unvested options to purchase 74,000, 32,500, 37,500, 27,000, 31,500, 29,500 and
27,000 shares of Cliffs Drilling Common Stock, respectively, and each member of the Cliffs Drilling Board (other than Mr. Swanson) held unvested options to purchase 2,000 shares of Cliffs Drilling Common Stock, that have become fully vested and exercisable as a result of execution of the Merger Agreement. The unvested options held by the directors and executive officers of Cliffs Drilling described above consisted of options to purchase an aggregate of 46,500 shares of Cliffs Drilling Common Stock at an exercise price of $14.00 per share, options to purchase an aggregate of 27,500 shares at an exercise price of $32.75 per share, and options to purchase an aggregate of 197,000 shares at an exercise price of $50.50 per share.

     R&B Falcon Stock Option Grants. The Merger Agreement requires R&B Falcon to grant, as of the Effective Time, options to acquire an aggregate of 1,000,000 shares of R&B Falcon Common Stock to approximately 50 key employees (including the executive officers) of Cliffs Drilling. These stock options will have a ten-year term, an exercise price equal to the closing sale price of R&B Falcon Common Stock as of the date on which the Effective Time occurs, and will vest over a three year period, with 50% becoming exercisable on the first anniversary of the grant date and 25% becoming exercisable on each of the next two anniversaries of the grant date. Of the aggregate amount, options to purchase 300,000, 100,000, 100,000, 80,000, 80,000, 100,000 and 80,000 shares of R&B
Falcon Common Stock will be awarded to Messrs. Swanson, McCall, Guthrie, Mitchen, Wise and Owen and Ms. Taylor, respectively.

     The R&B Falcon Board has authorized R&B Falcon's Chief Executive Officer to make stock option grants and restricted stock awards to employees of R&B Falcon, provided that he may not make any grants or awards to executive officers of R&B Falcon. The authorization requires all stock option grants to vest one-third annually and have an exercise price based upon the fair market value of R&B Falcon Common Stock on the date of the grant, and requires all restricted stock awards to vest at the end of three years following the date of the award. It is expected that pursuant to this authorization, R&B Falcon will, prior to the Merger, grant options to acquire approximately 1.9 million shares of R&B Falcon Common Stock and make restricted stock awards aggregating approximately one million shares of R&B Falcon Common Stock.


     Indemnification. The Merger Agreement provides that R&B Falcon and the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been at any time prior to the Effective Time an officer, director or employee of Cliffs Drilling or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party, based upon or arising out of such person's service in such capacity, pertaining to any matter existing or occurring at or prior to the Effective Time, to the same extent as he or she would have been indemnified under the articles of incorporation, bylaws or contractual indemnification agreements of Cliffs Drilling as were in effect on August 11, 1998. The Merger Agreement further provides that the Surviving Corporation shall purchase and maintain, for a period of six years after the Effective Time, a directors and officers liability policy or runoff liability coverage, in each case comparable to that currently maintained by Cliffs Drilling, with respect to claims arising from facts or events that occurred prior to the Effective Time.

                              THE MERGER AGREEMENT

     The detailed terms of and conditions of the Merger are contained in the Merger Agreement, which is included in full as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. The following summary description of certain provisions of the Merger Agreement is subject to the more complete information set forth in the Merger Agreement.

THE MERGER

     At the Effective Time, Sub shall be merged with and into Cliffs Drilling. As a result of the Merger, the separate corporate existence of Sub shall cease and Cliffs Drilling shall continue as the Surviving Corporation, and all the properties, rights, privileges, powers and franchises of Cliffs Drilling and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Cliffs Drilling and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL. The Closing of the transactions contemplated by the Merger Agreement shall take place as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement or at such other time as R&B Falcon and Cliffs Drilling shall agree. As soon as practicable after the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in accordance with the relevant provisions of the DGCL. The Effective Time of the Merger will be contemporaneous with the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as the effective time. Paul B. Loyd, Jr., Steven A. Webster, and Douglas E. Swanson shall be the directors of the Surviving Corporation, and the officers of Cliffs Drilling immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

CONVERSION OF SECURITIES

     Each share of Cliffs Drilling Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Cliffs Drilling Common Stock to be canceled pursuant to the following sentence, shall be converted, as of the Effective Time, into the right to receive 1.7 shares of R&B Falcon Common Stock; provided, however, that no fractional shares of R&B Falcon Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as set forth below. Each share of Cliffs Drilling Common Stock held in the treasury of Cliffs Drilling and each share of Cliffs Drilling Common Stock owned by Sub, R&B Falcon or any direct or indirect wholly owned subsidiary of R&B Falcon or of Cliffs Drilling immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     No fraction of a share of R&B Falcon Common Stock shall be issued, but in lieu thereof each holder of Cliffs Drilling Common Stock who would otherwise be entitled to a fraction of a share of R&B Falcon Common Stock shall, upon surrender of the certificate formerly representing Cliffs Drilling Common Stock held by such holder to R&B Falcon or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of R&B Falcon Common Stock, as reported on the NYSE, on the last day on which there is a reported trade in the R&B Falcon Common Stock prior to the date on which the Effective Time occurs. No interest shall be paid on such amount.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO CLIFFS DRILLING STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMALLY REPRESENTING SHARES OF CLIFFS DRILLING COMMON STOCK. CLIFFS DRILLING STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE

RECEIVED TRANSMITTAL LETTERS. CLIFFS DRILLING STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Cliffs Drilling and R&B Falcon, relating, among other things, to the following:
(i) their organization and compliance with law, (ii) their capitalization, (iii) their authorization to enter into the Merger Agreement and the validity of the Merger Agreement, (iv) that no approvals or notices were required to consummate the Merger and that the Merger would not conflict with certain instruments, (v) the accuracy of their SEC filings and financial statements,(vi) the absence of undisclosed liabilities, (vii) the conduct of their business in the ordinary course and the absence of certain changes and events, and (viii) that no brokers fees will be payable as a result of the Merger. Cliffs Drilling made additional representations and warranties as to: (i) litigation, (ii) its employee benefit plans, (iii) tax matters, (iv) environmental matters, (v) severance payments,
(vi) stockholder voting requirements with respect to the Merger, (vii) no excess parachute payments or limitations on tax deductions under Section 162(m) of the Internal Revenue Code, (viii) its labor relations, (ix) its insurance, (x) compliance with state takeover laws and (xi) matters relating to the Cliffs Drilling Rights Plan. R&B Falcon made additional representations and warranties as to: (i) tax matters, (ii) the interim operations of Sub and (iii) no required stockholder approval for the Merger.

     All representations and warranties of Cliffs Drilling and R&B Falcon, other than those relating to the tax treatment of the Merger, expire at the Effective Time, except for certain representations and warranties of R&B Falcon that relate to tax matters.

CERTAIN COVENANTS

     Cliffs Drilling covenants in the Merger Agreement: (a) the business of Cliffs Drilling and its subsidiaries shall be conducted only in, and Cliffs Drilling and its subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; (b) Cliffs Drilling shall not directly or indirectly: (i) issue, sell, pledge, dispose of or encumber, or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber, any capital stock of Cliffs Drilling or any such subsidiary except upon the exercise of outstanding options to acquire Cliffs Drilling Common Stock; (ii) amend or propose to amend the respective charters or bylaws of Cliffs Drilling or any of its subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of these matters; (vi) except as provided in the Merger Agreement, enter into, adopt or (except as may be required by law and except for an amendment to the Cliffs Drilling Stock Option Plans (or any option agreements existing thereunder) to provide the Cliffs Drilling Board with the power to take the actions required with respect to the conversion of options to acquire Cliffs Drilling Common Stock into options to acquire R&B Falcon Common Stock pursuant to the Merger Agreement) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except as provided in the Merger Agreement, or in the ordinary course of business consistent with past practice only with respect to non-executive officer employees, increase in any manner the compensation or fringe benefits of any director, officer or employee; (viii) except as provided in the Merger Agreement, pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof; (ix) commence any legal proceedings other than in accordance with past practice or settle any legal proceedings or claims against Cliffs Drilling or any subsidiary of Cliffs Drilling not covered by insurance for an amount or amounts in excess of $5,000,000 in the aggregate; or (x) lend or advance any funds or otherwise extend credit to any person other than Cliffs Drilling or a subsidiary of Cliffs Drilling except for advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business; (c) Cliffs Drilling shall use its reasonable efforts (i) to preserve intact the business organization of Cliffs Drilling and each of its subsidiaries, (ii) to maintain in effect any authorizations or similar rights of Cliffs Drilling and each of its subsidiaries, (iii) to keep available the services of the current officers and key employees of Cliffs Drilling and its subsidiaries, (iv) to preserve the goodwill of those having business relationships with it and its subsidiaries,
(v) to maintain and keep its properties and the properties of its subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its subsidiaries; (d) without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs Drilling shall not make or agree to make, or permit any of its subsidiaries to make or agree to make, capital expenditures that in the aggregate exceed $40,000,000 (excluding any capital expenditures (i) funded with insurance proceeds or (ii) accrued or incurred prior to June 30, 1998 and reflected in Cliffs Drilling's previous filings with the SEC); (e) without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs Drilling shall not, and shall not permit any of its subsidiaries to (i) sell, pledge, dispose of or encumber any material portion of its assets, (ii) incur, assume or guarantee indebtedness for money borrowed, other than pursuant to existing credit facilities (within the limits of such facilities as in effect on the date of the Merger Agreement) or for indebtedness incurred in the ordinary course of business that does not exceed $5,000,000 in the aggregate, or (iii) prepay any indebtedness or other material liability, except prepayments pursuant to revolving lines of credit and prepayments made to obtain prepayment discounts consistent with past practice; (f) Cliffs Drilling shall not, and shall not permit any of its subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, except for
(i) purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, (ii) other investments in connection with cash management activities consistent with past practice, or (iii) purchases of inventory, spares and replacements consistent with past practice; (g) Cliffs Drilling shall, and shall cause its subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject; (h) Cliffs Drilling shall not, and shall not permit any of its subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in the Merger Agreement becoming untrue or any of the conditions to the Merger not being satisfied. Cliffs Drilling promptly shall advise R&B Falcon orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Cliffs Drilling; and (i) Cliffs Drilling shall, and shall cause its subsidiaries to, make available to R&B Falcon and its representatives such information with respect to the business and affairs of Cliffs Drilling and its subsidiaries as R&B Falcon shall reasonably request, and shall confer at all times as R&B Falcon may reasonably request with one or more representatives of R&B Falcon with respect to Cliffs Drilling's material operational matters and the general status of its operations. Cliffs Drilling further covenants to (i) prepare and file with the Commission under the Exchange Act, and to use its reasonable efforts to have cleared by the Commission, this Proxy Statement with respect to the meeting of stockholders of Cliffs Drilling and to cooperate with R&B Falcon in preparing the Registration Statement of which this Prospectus is a part, (ii) to promptly take all action reasonably necessary in accordance with the DGCL and the certificate of incorporation and bylaws of Cliffs Drilling to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger Agreement and the Merger,
(iii) subject to the terms and conditions set forth in the no solicitation section of the Merger Agreement (A) to recommend at such meeting that the stockholders of Cliffs Drilling vote to adopt and approve the Merger Agreement and the Merger; (B) to use its reasonable efforts to solicit from stockholders of Cliffs Drilling proxies in favor of such adoption and approval; and (C) to take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger Agreement and the Merger,
(iv) pay certain amounts to its executive officers in exchange for such executive officers' execution of a waiver and release with respect to obligations that would otherwise arise as a result of the Merger, and (v) to use its reasonable effort to obtain an opinion that the Merger will qualify as a tax-free reorganization and that Cliffs Drilling and the stockholders of Cliffs

Drilling will not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares.

     R&B Falcon covenants in the Merger Agreement: (i) the business of R&B Falcon and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, (ii) R&B Falcon shall not, and shall not permit any of its subsidiaries to, take any action (A) other than in the ordinary course of business consistent with past practice or (B) that would, or that reasonably could be expected to, result in any of R&B Falcon's representations and warranties becoming untrue or any of the conditions to the Merger not being satisfied (for purposes of the Merger Agreement, acquisitions by R&B Falcon or any of its subsidiaries of entities or assets relating to or involved in the energy service business shall be considered to be in the ordinary course of R&B Falcon's business consistent with past practice), (iii) R&B Falcon promptly shall advise Cliffs Drilling orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on R&B Falcon, and (iv) R&B Falcon shall, and shall cause its subsidiaries to, make available to Cliffs Drilling and its representatives such information with respect to the business and affairs of R&B Falcon and its subsidiaries as Cliffs Drilling shall reasonably request, and shall confer at all times as Cliffs Drilling may reasonably request with one or more representatives of Cliffs Drilling with respect to R&B Falcon's material operational matters and the general status of its operations. R&B Falcon further covenants that (i) it will file the Registration Statement of which this Prospectus is a part, and R&B Falcon shall cooperate with Cliffs Drilling in preparing this Proxy Statement with respect to the meeting of stockholders of Cliffs Drilling, (ii) it shall ensure that it has adequate authorized and unissued shares of R&B Falcon Common Stock as of the Effective Time to issue the required number of shares of R&B Falcon Common Stock issuable pursuant to the Merger and (iii) it shall use all reasonable efforts to cause the shares of R&B Falcon Common Stock to be issued in the Merger and the shares of R&B Falcon Common Stock to be reserved for issuance upon the exercise of outstanding options to acquire Cliffs Drilling Common Stock to be assumed by R&B Falcon in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

NO SOLICITATION

     Cliffs Drilling has agreed, on behalf of itself and its affiliates, during the term of the Merger Agreement that it will not: (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding (A) any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving Cliffs Drilling or its subsidiaries (other than (1) a merger of one or more wholly owned subsidiaries of Cliffs Drilling with or into another wholly owned subsidiary of Cliffs Drilling or Cliffs Drilling, (2) an issuance of Cliffs Drilling Common Stock in exchange for assets of another entity, or (3) a merger of a wholly owned subsidiary of Cliffs Drilling with or into another entity in which the surviving entity is a wholly owned subsidiary of Cliffs Drilling and the securities of such entity outstanding prior to such merger are converted into shares of Cliffs Drilling Common Stock; provided that the aggregate number of shares of Cliffs Drilling Common Stock issued in connection with any and all transactions effected in reliance upon clause (2) or (3) do not exceed 15% of the outstanding shares of Cliffs Drilling Common Stock as of the date of the Merger Agreement), or (B) any sale of 15% or more of the assets of Cliffs Drilling and its subsidiaries, taken as a whole (any of the foregoing transactions being a "Cliffs Acquisition Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than R&B Falcon, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Cliffs Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided, however, the members of the Cliffs Drilling Board may (i) furnish information to (but only pursuant to a confidentiality agreement) or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Cliffs Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Cliffs Drilling Board, based on the written opinion of outside counsel, determines in good faith that such action is required for the Cliffs Drilling Board to comply with its fiduciary duties to stockholders imposed by law, and
(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cliffs Drilling provides written notice to R&B Falcon to the effect that it is furnishing information to, or entering into negotiations with, such person or group; (ii) fail to make or withdraw or modify its recommendation of the Merger if (A) there exists an Alternative Proposal and the Cliffs Drilling Board, based on the written opinion of outside counsel, determines in good faith that such action is required for the Cliffs Drilling Board to comply with its fiduciary duties to stockholders imposed by law, (B) either such Alternative Proposal is not conditioned on the receipt of financing or the Cliffs Drilling Board has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Cliffs Drilling Board has reasonably determined in good faith that such Alternative Proposal is more favorable to the stockholders of Cliffs Drilling than the Merger, and (D) the Cliffs Drilling Board has received a written opinion from a nationally-recognized investment banking firm to the effect that the consideration to be received by stockholders of Cliffs Drilling in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger; or (iii) to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

ADDITIONAL AGREEMENTS

     In addition to the foregoing covenants, the parties have agreed, among other things, (i) to make all necessary filings with respect to the Merger and the Merger Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and to use all reasonable efforts to obtain required approvals and clearances with respect thereto, (ii) to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) to notify each other of events that would be likely to cause any of their representations or warranties to be untrue or inaccurate and of any material failure by them or any of their officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement,
(iv) to cooperate and use their reasonable efforts to defend against and respond to any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding that questions the validity or legality of the transactions contemplated by the Merger Agreement, and (v) to use their reasonable efforts to cause the Merger to be treated as a tax-free reorganization.

     In addition, R&B Falcon has agreed that the R&B Falcon Board will take action to increase the number of directors comprising the full Board of Directors of R&B Falcon at the Effective Time to eleven persons, and the R&B Falcon Board shall elect Douglas E. Swanson (or, if Mr. Swanson shall decline or be unable to serve, another person designated by Cliffs Drilling who is reasonably acceptable to R&B Falcon) as a Class I director to fill the vacancy created by the increase in the number of directors at or prior to the Effective Time. R&B Falcon has also agreed that, as soon as practicable following the Effective Time, it shall cause to be mailed to each holder of certificates that represented shares of Cliffs Drilling Common Stock immediately prior to the Effective Time, at such holder's address as it appears on Cliffs Drilling's stock transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the exchange of stock certificates as contemplated by the Merger Agreement.

     Cliffs Drilling has additionally agreed to take or cause to be taken all further action reasonably necessary pursuant to the Cliffs Drilling Rights Plan in order to prevent the rights issuable thereunder from becoming exercisable as a result of the execution of the Merger Agreement, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement.

EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, the Surviving Corporation will enter into employment agreements as of the Effective Time with the seven executive officers of Cliffs Drilling, which agreements will provide for salaries equal to the executive officers' current salaries and for a term of three years for Mr. Swanson and two years for each of the other six executive officers. In addition, R&B Falcon has agreed to grant, as of the effective time, options to purchase 1,000,000 shares, in the aggregate, of R&B Falcon Common Stock under the R&B Falcon 1998 Employee Long-Term Incentive Plan to certain specified employees of Cliffs Drilling, including the seven executive officers of Cliffs Drilling. The exercise price of such options shall be equal to the closing sales price of R&B Falcon Common Stock, as reported on the NYSE, on the date on which the Effective Time occurs. Such options shall have a term of ten years and shall vest as to 50% of such options on the first anniversary of the grant date, as to an additional 25% on the second anniversary of the grant date, and as to the remaining 25% on the third anniversary of the grant date. Such options shall otherwise be on terms and conditions consistent with employee stock options granted by R&B Falcon prior to the Effective Time. See "The Merger -- Interests of Certain Persons in the Merger."

     The Merger Agreement provides that employees of Cliffs Drilling and its subsidiaries will receive bonuses under the Cliffs Drilling Incentive Bonus Plan for the year ending December 31, 1998 based upon Cliffs Drilling's achievement of certain previously-established financial and other targets for Cliffs Drilling, in a manner consistent with such plan and with the administration of such plan in prior years. The final amount of such bonuses shall be determined by the Board of Directors of the Surviving Corporation and the Chief Executive Officer of the Surviving Corporation as provided in the Cliffs Drilling Incentive Bonus Plan. Bonuses under the Cliffs Drilling Incentive Bonus Plan will be paid not later than February 28, 1999, and any employee of Cliffs Drilling or a subsidiary of Cliffs Drilling who is terminated after the Closing Date shall receive the full amount of any bonus to which such employee would have been entitled under the Cliffs Drilling Incentive Bonus Plan but for the termination of employment. The Merger Agreement contains provisions that provide for participation as soon as practicable after the Effective Time by Cliffs Drilling employees in R&B Falcon's 401(k) savings plan, defined benefit pension plan and other welfare plans (health, disability and life insurance, etc.).

     Pursuant to the Merger Agreement, each outstanding option to purchase shares of Cliffs Drilling Common Stock outstanding as of the Effective Time under the two Cliffs Drilling stock option plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the applicable Cliffs Drilling stock option plan, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the exercise price per share for the shares of Cliffs Drilling Common Stock purchasable pursuant to such option immediately prior to the Effective Time divided by (z) 1.7. R&B Falcon is required, as soon as practicable after the Effective Time, to file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of R&B Falcon Common Stock subject to such options and to use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The Cliffs Drilling Board is required, prior to or as of the Effective Time, to take all necessary actions to provide for such conversion of the options to purchase Cliffs Drilling Common Stock into options to purchase R&B Falcon Common Stock.

INDEMNIFICATION

     The Merger Agreement provides that, from and after the Effective Time, R&B Falcon and the Surviving Corporation shall indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or has been at any time prior thereto or who becomes prior to the Effective Time, an officer, director or employee of Cliffs Drilling or any of its subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cliffs Drilling or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement, the Merger or the transactions contemplated hereby, and specifically including any Indemnified Liability That may be based on the sole or contributory negligence (whether active, passive or gross) of any Indemnified Party, and R&B Falcon and the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party; provided, however, that in no event shall R&B Falcon or the Surviving Corporation be required to indemnify any Indemnified Party or advance any expenses on behalf of any Indemnified Party to any greater extent than Cliffs Drilling would have been required to so indemnify or advance expenses pursuant to the certificate of incorporation or bylaws of Cliffs Drilling or contractual indemnification agreements binding on Cliffs Drilling, each as in existence on August 11, 1998.

     The Merger Agreement also provides that the Surviving Corporation shall purchase and maintain for a period of six years after the Effective Time continuation coverage for runoff liability with respect to Cliffs Drilling's (i) directors' and officers' liability insurance policy as in effect on August 11, 1998 (or obtain a directors' and officers' liability insurance policy for the benefit of those persons covered by Cliffs Drilling's current directors' and officers' liability insurance policy with comparable coverage) and (ii) fiduciary liability policy, commercial crime policy and special crime policy as in effect on August 11, 1998 (or obtain similar policies for those persons currently covered thereby with comparable coverage). In addition, the Merger Agreement requires R&B Falcon to cause its fiduciary liability policy to be endorsed to cover the individuals acting as fiduciaries for Cliffs Drilling subsequent to the Effective Date.

CONDITIONS TO THE MERGER

  Conditions to the Obligations of Each Party to Consummate the Merger

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Cliffs Drilling; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger; (d) the Registration Statement of which this Prospectus is a part shall be effective (and remain effective on the Closing
Date), and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; (e) there shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole, after consummation of the Merger; (f) the shares of R&B Falcon Common Stock issuable upon consummation of the Merger and the shares of R&B Falcon Common Stock issuable upon exercise of any options to purchase Cliffs Drilling Common Stock that are to become options to purchase R&B Falcon Common Stock pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and (g) all approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

  Additional Conditions to the Obligations of R&B Falcon

     The obligations of R&B Falcon to consummate the Merger are subject to the satisfaction of the following further conditions: (a) the representations and warranties of Cliffs Drilling in the Merger Agreement shall be accurate as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by Cliffs Drilling on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the

Closing Date and signed by the chief executive officer of Cliffs Drilling shall have been delivered to R&B Falcon; (b) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations or business of Cliffs Drilling and its subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and R&B Falcon shall have received a certificate signed by the chief executive officer of Cliffs Drilling dated the Closing Date to such effect; (c) the R&B Falcon Board shall have received from its financial advisor a written opinion, dated as of the date of the Merger Agreement, satisfactory in form and substance to the R&B Falcon Board, to the effect that the conversion ratio of 1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Drilling Common Stock pursuant to the Merger is fair to the stockholders of R&B Falcon from a financial point of view, which opinion shall have been confirmed in writing to the R&B Falcon Board as of the date this Proxy Statement/Prospectus is first mailed to the stockholders of Cliffs Drilling and shall not have been subsequently withdrawn; (d) Cliffs Drilling shall have received, and furnished written copies to R&B Falcon of, each of the Cliffs Drilling affiliate letters required by the Merger Agreement; (e) Cliffs Drilling shall have received, and furnished written copies to R&B Falcon of, the waivers and releases of the Cliffs Drilling executive officers required by the Merger Agreement; and (f) R&B Falcon shall have received from Cliffs Drilling's legal counsel an opinion dated the Closing Date in form and substance reasonably acceptable to R&B Falcon covering such matters as are customary in similar transactions.

  Additional Conditions to the Obligations of Cliffs Drilling

     The obligations of Cliffs Drilling to consummate the Merger are subject to the satisfaction of the following further conditions: (a) the representations and warranties of R&B Falcon and Sub in the Merger Agreement shall be accurate as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of the Merger Agreement to be complied with and performed by R&B Falcon or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of R&B Falcon shall have been delivered to Cliffs Drilling; (b) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations or business of R&B Falcon and its subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and Cliffs Drilling shall have received a certificate signed by the chief executive officer of R&B Falcon dated the Closing Date to such effect; (c) the Cliffs Drilling Board shall have received from its financial advisor a written opinion, dated as of the date of the Merger Agreement, satisfactory in form and substance to the Cliffs Drilling Board, to the effect that the conversion ratio of 1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Drilling Common Stock pursuant to the Merger is fair to the stockholders of Cliffs Drilling from a financial point of view, which opinion shall have been confirmed in writing to the Cliffs Drilling Board as of the date this Proxy Statement/ Prospectus is first mailed to the stockholders of Cliffs Drilling and shall not have been subsequently withdrawn; (d) Cliffs Drilling shall have received from R&B Falcon's legal counsel an opinion dated the Closing Date in form and substance reasonably acceptable to Cliffs Drilling covering such matters as are customary in similar transactions; and (e) Cliffs Drilling shall have received a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) R&B Falcon, Sub and Cliffs Drilling will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Cliffs Drilling and the stockholders of Cliffs Drilling will not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares.

TERMINATION

     The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Cliffs Drilling: (a) by mutual consent of R&B Falcon and Cliffs Drilling;

(b) by either R&B Falcon or Cliffs Drilling if the Merger has not been effected on or before February 28, 1999; provided, however, that this right to terminate the Merger Agreement shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (c) by R&B Falcon if it does not receive the fairness opinion from its financial advisor or the opinion is not confirmed as of the date of mailing this Proxy Statement/Prospectus or the opinion is subsequently withdrawn; (d) by Cliffs Drilling if it does not receive the fairness opinion from its financial advisor or the opinion is not confirmed as of the date of mailing this Proxy Statement/Prospectus or the opinion is subsequently withdrawn; (e) by either R&B Falcon or Cliffs Drilling if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of the Merger Agreement or the transactions contemplated in connection therewith shall have been entered; (f) by either R&B Falcon or Cliffs Drilling if the required approval of the stockholders of Cliffs Drilling is not received in a vote duly taken at the Cliffs Drilling stockholders' meeting; (g) by R&B Falcon if (i) since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of Cliffs Drilling and its subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or (ii) there has been a breach of any representation or warranty or covenant set forth in the Merger Agreement by Cliffs Drilling which breach has not been cured within 30 days following receipt by Cliffs Drilling of notice of such breach;
(h) by Cliffs Drilling if (i) since the date of the Merger Agreement there has been a material adverse change in the results of operations, financial condition or business of R&B Falcon and its subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or (ii) there has been a breach of any representation or warranty or covenant set forth in the Merger Agreement by R&B Falcon which breach has not been cured within 30 days following receipt by R&B Falcon of notice of such breach; or (i) by R&B Falcon if the Cliffs Drilling Board exercises its right pursuant to the no solicitation section of the Merger Agreement not to convene a meeting of the Cliffs Drilling stockholders to approve the Merger or to withdraw or otherwise change its recommendation that the Cliffs Drilling stockholders approve the Merger.

EXPENSES AND TERMINATION FEES

     Except as set forth below, R&B Falcon and Cliffs Drilling will each pay their own costs and expenses in connection with the transactions contemplated by the Merger.

     The Merger Agreement provides that: (a) in the event of any termination of the Merger Agreement, such termination shall not relieve any party from liability for any breach of the Merger Agreement, provided that a party's liability for any such breach shall be limited to that set forth in the following clauses; (b) if the Merger Agreement is terminated (i) by Cliffs Drilling because it has not received the fairness opinion from its financial advisor or the opinion is not confirmed as of the date of mailing this Proxy Statement/Prospectus or the opinion is subsequently withdrawn and there has not been a material adverse change in the results of operations, financial condition or business of R&B Falcon and its subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), (ii) by Cliffs Drilling or R&B Falcon because the Cliffs Drilling stockholders do not approve the Merger, or (iii) by R&B Falcon because Cliffs Drilling breaches a representation, warranty or covenant and does not timely cure such breach or because the Cliffs Drilling Board exercises its right pursuant to the no solicitation section of the Merger Agreement not to convene a meeting of the Cliffs Drilling stockholders to approve the Merger or to withdraw or otherwise change its recommendation that the Cliffs Drilling stockholders approve the Merger, then Cliffs Drilling shall promptly, but in no event later than five business days after written request by R&B Falcon, pay to R&B Falcon an amount equal to $15,000,000 as liquidated damages; (c) if the Merger Agreement is terminated (i) by R&B Falcon because it has not received the fairness opinion from its financial advisor or the opinion is not confirmed as of the date of mailing this Proxy Statement/Prospectus or the opinion is subsequently withdrawn and there has not been a material adverse change in the results of operations, financial condition or business of Cliffs Drilling and its subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or (ii) by Cliffs Drilling because R&B Falcon breaches a representation, warranty or covenant and does not timely cure such breach, then R&B Falcon shall promptly, but in no event later than five business days after written request by Cliffs Drilling, pay to Cliffs Drilling an amount equal to $15,000,000 as liquidated damages; and (d) if the Merger Agreement is terminated (i) by Cliffs Drilling because it has not received the fairness opinion from its financial advisor or the opinion is not confirmed as of the date of mailing this Proxy Statement/Prospectus or the opinion is subsequently withdrawn and there has not been a material adverse change in the results of operations, financial condition or business of R&B Falcon and its subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), (ii) by Cliffs Drilling or R&B Falcon because the Cliffs Drilling stockholders do not approve the Merger, (iii) by R&B Falcon because Cliffs Drilling breaches a representation, warranty or covenant and does not timely cure such breach or because the Cliffs Drilling Board exercises its right pursuant to the no solicitation section of the Merger Agreement not to convene a meeting of the Cliffs Drilling stockholders to approve the Merger or to withdraw or otherwise change its recommendation that the Cliffs Drilling stockholders approve the Merger, or (iv) by Cliffs Drilling because the Merger has not been consummated by February 28, 1999, and (A) after the date of the Merger Agreement but at or before the time the Merger Agreement is terminated a Cliffs Acquisition Transaction shall have been made known to Cliffs Drilling or shall have been made directly to Cliffs Drilling stockholders or any person shall have publicly announced an intention to effect a Cliffs Acquisition Transaction, and (B) any Cliffs Acquisition Transaction (whether the same or different from the one referenced in clause (A)) is consummated at any time within one year after the date of termination of the Merger Agreement, then Cliffs Drilling shall promptly pay to R&B Falcon the sum of $30,000,000, less any amounts previously paid by Cliffs Drilling to R&B Falcon pursuant clause (b) above.

AMENDMENT AND WAIVER

     The Merger Agreement provides that any provision of the Merger Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. The Merger Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of Cliffs Drilling, it may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of the Merger Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Merger Agreement shall not preclude it from seeking redress for breach of the Merger Agreement other than with respect to the condition so waived.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. The unaudited pro forma condensed combined statements of operations are presented as if the Merger and certain other acquisition and financing transactions were consummated at the beginning of the respective periods. The unaudited pro forma condensed combined balance sheet is presented as if the Merger and certain other acquisition and financing transactions were consummated at the date of the balance sheet. The unaudited pro forma condensed combined financial statements do not reflect any anticipated cost savings which may be realized after consummation of the Merger, nor do they reflect the costs of construction of new drilling units, related depreciation, financing of such construction and related financing costs, the proposed offering by R&B Falcon of trust preferred securities or any of the other proposed financing transactions currently contemplated by R&B Falcon. See "Risk Factors -- Significant Financing Requirements; Credit Market Risks" and "Recent Developments."


     The pro forma data does not purport to represent what R&B Falcon and Cliffs Drilling's combined results of operations actually would have been if the Merger had occurred as of the date indicated or will be for any future periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the notes thereto of R&B Falcon and Cliffs Drilling contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

                                                                       HISTORICAL                  PRO FORMA
                                                              ----------------------------   ----------------------
                                                              R&B FALCON   CLIFFS DRILLING   ADJUSTMENTS   COMBINED
                                                              ----------   ---------------   -----------   --------
                                                                                  (IN MILLIONS)
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   69.5        $  17.3         $(14.1)     $   72.7
  Short-term investments....................................       63.1             --             --          63.1
  Accounts receivable.......................................      249.0           76.1             --         325.1
  Inventories...............................................       21.1            9.6             --          30.7
  Drilling contracts in progress............................         --           12.7             --          12.7
  Other current assets......................................       18.7           13.3             --          32.0
                                                               --------        -------         ------      --------
        Total current assets................................      421.4          129.0          (14.1)        536.3
                                                               --------        -------         ------      --------
PROPERTY AND EQUIPMENT:
  Drilling and related equipment............................    2,395.6          493.7           86.8       2,976.1
  Other assets..............................................      122.6           17.5             --         140.1
                                                               --------        -------         ------      --------
        Total property and equipment........................    2,518.2          511.2           86.8       3,116.2
  Accumulated depreciation..................................     (466.0)        (114.6)         114.6        (466.0)
                                                               --------        -------         ------      --------
        Net property and equipment..........................    2,052.2          396.6          201.4       2,650.2
                                                               --------        -------         ------      --------
DEFERRED CHARGES AND OTHER ASSETS...........................       38.6            7.0           28.6          74.2
                                                               --------        -------         ------      --------
NET ASSETS OF DISCONTINUED OPERATIONS.......................       19.0             --             --          19.0
                                                               --------        -------         ------      --------
        TOTAL ASSETS........................................   $2,531.2        $ 532.6         $215.9      $3,279.7
                                                               ========        =======         ======      ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term obligations....................................   $   96.7        $    --         $   --      $   96.7
  Long-term obligations due within one year.................       32.3             --             --          32.3
  Accounts payable..........................................       37.9           36.7             --          74.6
  Accrued expenses..........................................      106.1           27.5             --         133.6
                                                               --------        -------         ------      --------
        Total current liabilities...........................      273.0           64.2             --         337.2
LONG-TERM OBLIGATIONS.......................................    1,172.9          203.3             --       1,376.2
OTHER NON-CURRENT LIABILITIES...............................       36.2            1.3             --          37.5
DEFERRED INCOME TAXES.......................................      129.9           18.1           70.5         218.5
                                                               --------        -------         ------      --------
        Total liabilities...................................    1,612.0          286.9           70.5       1,969.4
                                                               --------        -------         ------      --------
MINORITY INTEREST...........................................       56.7             --             --          56.7
                                                               --------        -------         ------      --------
STOCKHOLDERS' EQUITY:
  Common stock..............................................        1.7             .2             .1           2.0
  Capital in excess of par..................................      677.2          182.7          208.1       1,068.0
  Retained earnings.........................................      204.5           69.7          (69.7)        204.5
  Other.....................................................      (20.9)          (6.9)           6.9         (20.9)
                                                               --------        -------         ------      --------
        Total stockholders' equity..........................      862.5          245.7          145.4       1,253.6
                                                               --------        -------         ------      --------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........   $2,531.2        $ 532.6         $215.9      $3,279.7
                                                               ========        =======         ======      ========

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30,
                                     1998.

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

     The following is a summary of the significant assumptions and adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 1998:

          a) Cash and Cash Equivalents -- Other costs related to the merger as shown below (in millions):

DESCRIPTION                                           AMOUNT
-----------                                           ------
Investment advisors.................................  $ 5.3
Executive waiver and release payments...............    7.4
Printing, legal and accounting fees.................    1.4
                                                      -----
          Total other cash costs....................  $14.1
                                                      =====

          In addition to the foregoing, it is expected that, upon completion of the Merger, approximately $1.5 million of the aggregate executive waiver and release payments, representing that portion of the payments not directly attributable to the waiver and release of quantifiable benefits due such executive officers under existing contractual obligations, will be expensed.

          b) Net Property and Equipment and Deferred Income Taxes -- In accordance with Accounting Principles Board Opinion No. 16, Business Combinations, using the purchase method of accounting, the values of the acquired assets were adjusted to their estimated fair value. This resulted in an increase to net property and equipment of $201.4 million. Additionally, in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, a corresponding increase of $70.5 million was recorded in deferred income taxes.

          c) Deferred Charges and Other Assets -- The excess of the investment in the net assets of Cliffs Drilling results in excess cost over net assets acquired of $28.6 million. Included in the cost of the acquisition are the cash costs described in note a) above.

          d) Stockholders' Equity -- The following table shows the effects of issuing approximately 27.1 million new shares of R&B Falcon at a per share price of $14.2125, a value of approximately $6.2 million assigned to the conversion of existing options of Cliffs Drilling into R&B Falcon options determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and the elimination of the current equity of Cliffs Drilling (in millions):

                                              R&B FALCON     CLIFFS DRILLING    NET PRO
                                              SHARES AND         EQUITY          FORMA
                                            OPTIONS ISSUED     ELIMINATED      ADJUSTMENT
                                            --------------   ---------------   ----------
Common stock, par value $.01 per share....      $   .3           $   (.2)        $   .1
Capital in excess of par..................       390.8            (182.7)         208.1
Retained earnings.........................          --             (69.7)         (69.7)
Other.....................................          --               6.9            6.9
                                                ------           -------         ------
          Total stockholders' equity......      $391.1           $(245.7)        $145.4
                                                ======           =======         ======

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                             HISTORICAL                  PRO FORMA
                                                    ----------------------------   ----------------------
                                                    R&B FALCON   CLIFFS DRILLING   ADJUSTMENTS   COMBINED
                                                    ----------   ---------------   -----------   --------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES................................   $ 942.1         $263.6          $ 21.6      $1,227.3
                                                     -------         ------          ------      --------
COSTS AND EXPENSES:
  Operating expenses..............................     447.6          145.2*           13.4         606.2
  Depreciation and amortization...................      82.9           20.4            10.2         113.5
  General and administrative......................      51.9            8.7              --          60.6
  Merger expenses.................................      66.4             --              --          66.4
                                                     -------         ------          ------      --------
          Total costs and expenses................     648.8          174.3            23.6         846.7
                                                     -------         ------          ------      --------
OPERATING INCOME..................................     293.3           89.3            (2.0)        380.6
                                                     -------         ------          ------      --------
OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized interest...     (46.3)         (17.8)            3.3         (60.8)
  Interest income.................................       5.8            1.9              --           7.7
  Other, net......................................      (2.7)          (1.6)             --          (4.3)
                                                     -------         ------          ------      --------
          Total other income (expense)............     (43.2)         (17.5)            3.3         (57.4)
                                                     -------         ------          ------      --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAX EXPENSE AND MINORITY INTEREST...............     250.1           71.8             1.3         323.2
Income tax expense................................      84.7           25.1              .8         110.6
                                                     -------         ------          ------      --------
INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY
  INTEREST........................................     165.4           46.7              .5         212.6
Minority interest.................................       9.4             --              --           9.4
                                                     -------         ------          ------      --------
INCOME FROM CONTINUING OPERATIONS.................   $ 156.0         $ 46.7          $   .5      $  203.2
                                                     =======         ======          ======      ========
INCOME FROM CONTINUING OPERATIONS PER SHARE:
  Basic...........................................   $   .95         $ 3.06                      $   1.07
                                                     =======         ======                      ========
  Diluted.........................................   $   .94         $ 3.01                      $   1.05
                                                     =======         ======                      ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...........................................     164.1           15.2            11.3         190.6
                                                     =======         ======          ======      ========
  Diluted.........................................     166.2           15.5            11.6         193.3
                                                     =======         ======          ======      ========

---------------

*Reclassification of Cliffs Drilling's Statement of
  Operations:
     Operating Expenses as previously reported............  $148.2
     Less Gain on Disposition of Assets...................    (3.2)
     Plus Exchange Rate (Gain)/Loss.......................      .2
                                                            ------
     Operating Expenses Reclassified......................  $145.2
                                                            ======

See Schedule of Adjustments to Unaudited Pro Forma Condensed Combined Statements
                                 of Operations.

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                              HISTORICAL                  PRO FORMA
                                                     ----------------------------   ----------------------
                                                     R&B FALCON   CLIFFS DRILLING   ADJUSTMENTS   COMBINED
                                                     ----------   ---------------   -----------   --------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES.................................    $560.4         $175.0           $  --       $735.4
                                                       ------         ------           -----       ------
COSTS AND EXPENSES:
  Operating expenses...............................     251.9          103.1*             --        355.0
  Depreciation and amortization....................      43.5           13.7             1.7         58.9
  General and administrative.......................      28.1            4.5              --         32.6
  Merger expenses..................................      (1.0)            --              --         (1.0)
                                                       ------         ------           -----       ------
          Total costs and expenses.................     322.5          121.3             1.7        445.5
                                                       ------         ------           -----       ------
OPERATING INCOME...................................     237.9           53.7            (1.7)       289.9
                                                       ------         ------           -----       ------
OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized interest....     (29.1)         (10.0)            1.7        (37.4)
  Interest income..................................       4.4            1.0              --          5.4
  Other, net.......................................       (.4)           (.4)             --          (.8)
                                                       ------         ------           -----       ------
          Total other income (expense).............     (25.1)          (9.4)            1.7        (32.8)
                                                       ------         ------           -----       ------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST....................     212.8           44.3              --        257.1
Income tax expense.................................      77.5           15.5              .1         93.1
                                                       ------         ------           -----       ------
INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY
  INTEREST.........................................     135.3           28.8             (.1)       164.0
Minority interest..................................       5.1             --              --          5.1
                                                       ------         ------           -----       ------
INCOME FROM CONTINUING OPERATIONS..................    $130.2         $ 28.8           $ (.1)      $158.9
                                                       ======         ======           =====       ======
INCOME FROM CONTINUING OPERATIONS PER SHARE:
  Basic............................................    $  .79         $ 1.82                       $  .83
                                                       ======         ======                       ======
  Diluted..........................................    $  .78         $ 1.80                       $  .82
                                                       ======         ======                       ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic............................................     165.1           15.8            11.1        192.0
                                                       ======         ======           =====       ======
  Diluted..........................................     166.5           16.0            11.2        193.7
                                                       ======         ======           =====       ======

---------------

*Reclassification of Cliffs Drilling's Statement of Operations:
     Operating Expenses as previously reported............  $102.6
     Less Gain on Disposition of Assets...................     (.1)
     Plus Exchange Rate (Gain)/Loss.......................      .6
                                                            ------
     Operating Expenses Reclassified......................  $103.1
                                                            ======

See Schedule of Adjustments to Unaudited Pro Forma Condensed Combined Statements
                                 of Operations.

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

SCHEDULE OF ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                                   OPERATIONS

                                                                                                       INCOME
                                                     OPERATING   OPERATING                  INTEREST     TAX
                                                     REVENUES    EXPENSES    DEPRECIATION   EXPENSE    EXPENSE
                                                     ---------   ---------   ------------   --------   -------
                                                                           (IN MILLIONS)
FOR THE YEAR ENDED DECEMBER 31, 1997
a)   To include operating results for all of 1997
     for the drilling and production units acquired
     from Well Services (Marine) Limited by Cliffs
     Drilling on December 29, 1997.................    $17.3       $11.1        $ 2.6                   $ 1.3
b)   To consolidate the operating results of the
     West Indies Joint Venture for all of 1997. The
     remaining 50% interest in the venture was
     acquired by Cliffs Drilling on August 1, 1997:
     Record 100% of results........................      5.3         2.3           .6        $ (.5)        .7
     Reverse equity in earnings....................     (1.0)                                             (.4)
c)   To adjust interest expense for Cliffs Drilling
     as if the $50 million Senior Notes issued on
     August 7, 1997 had been issued January 1,
     1997..........................................                                           (2.7)       (.9)
d)   To adjust interest expense for R&B Falcon as
     if the $1.1 billion Senior Notes issued in
     April 1998 had been issued January 1, 1997.
     Interest rates on the new Senior Notes are
     less than on the debt retired.................                                            6.5        2.3
e)   To record additional depreciation due to the
     additions to property and equipment as a
     result of recording Cliffs Drilling's assets
     at their estimated fair value.................                               6.3                    (2.2)
f)   To record amortization of excess cost over net
     assets acquired based on a 40 year
     amortization period...........................                                .7
g)   Additional shares for conversion of Cliffs
     Drilling's shares at a ratio of 1.7 to 1 for
     R&B Falcon shares.............................
                                                       -----       -----        -----        -----      -----
     Totals for the year ended December 31, 1997...    $21.6       $13.4        $10.2        $ 3.3      $  .8
                                                       =====       =====        =====        =====      =====
FOR THE SIX MONTHS ENDED JUNE 30, 1998
a)   To adjust interest expense for R&B Falcon as
     if the $1.1 billion Senior Notes issued in
     April 1998 had been issued January 1, 1998.
     Interest rates on the new Senior Notes are
     less than on the debt retired.................                                          $ 1.7      $  .6
b)   To record additional depreciation due to the
     additions to property and equipment as a
     result of recording Cliffs Drilling's assets
     at their estimated fair value.................                             $ 1.3                     (.5)
c)   To record amortization of excess cost over net
     assets acquired based on a 40 year
     amortization period...........................                                .4
d)   Additional shares for conversion of Cliffs
     Drilling's shares at a ratio of 1.7 to 1 for
     R&B Falcon shares.............................
                                                       -----       -----        -----        -----      -----
     Totals for six months ended June 30, 1998.....    $  --       $  --        $ 1.7        $ 1.7      $  .1
                                                       =====       =====        =====        =====      =====


      WEIGHTED AVERAGE
        COMMON SHARES
     -------------------
     BASIC       DILUTED
     -----       -------
        (IN MILLIONS)
FOR
a)     .7           .7
b)
c)
d)
e)
f)
g)   10.6         10.9
     ----         ----
     11.3         11.6
     ====         ====

FOR
a)
b)
c)
d)   11.1         11.2
     ----         ----
     11.1         11.2
     ====         ====


                        COMPARISON OF STOCKHOLDER RIGHTS

     R&B Falcon and Cliffs Drilling are both incorporated under the laws of the State of Delaware. Upon consummation of the Merger, the holders of Cliffs Drilling Common Stock upon exchange of their shares will become holders of R&B Falcon Common Stock, and their rights as such will be governed by the DGCL, the Amended and Restated Certificate of Incorporation of R&B Falcon and the Amended and Restated Bylaws of R&B Falcon (the "R&B Falcon Certificate" and the "R&B Falcon Bylaws," respectively), and the R&B Falcon Rights Plan, each as in effect at the Effective Time. The following is a comparison of the material rights of the holders of R&B Falcon Common Stock and Cliffs Drilling Common Stock.

     The following summary does not purport to be a complete statement of the provisions affecting, and the differences between, the rights of holders of R&B Falcon Common Stock and Cliffs Drilling Common Stock. This summary is qualified in its entirety by reference to the DGCL, the R&B Falcon Certificate and the R&B Falcon Bylaws and the Certificate of Incorporation, as amended, and Bylaws of Cliffs Drilling (the "Cliffs Drilling Certificate" and the "Cliffs Drilling Bylaws," respectively).

AUTHORIZED CAPITAL STOCK

     The Cliffs Drilling Certificate authorizes 30,000,000 shares of Cliffs Drilling Common Stock and 3,000,000 shares of Cliffs Drilling preferred stock, no par value per share.

     The R&B Falcon Certificate authorizes 550,000,000 shares of R&B Falcon Common Stock and 50,000,000 Shares of R&B Falcon preferred stock, par value $.01 per share.

RIGHTS PLANS

     Both Cliffs Drilling and R&B Falcon have adopted rights plans that are intended to protect stockholders from hostile takeovers. The Cliffs Drilling Rights Plan and the R&B Falcon Rights Plan are substantially similar. The Cliffs Drilling Rights Plan has been amended so that the signing of the Merger Agreement and the consummation of the Merger and related transactions will not trigger the provisions of the plan.

BOARD OF DIRECTORS

     The Cliffs Drilling Certificate provides that the number of directors comprising the Cliffs Drilling Board shall be as stated in the Cliffs Drilling Bylaws, provided that the Cliffs Drilling Board consist of not less than three and not more than fifteen persons. The Cliffs Drilling Board can change the number of directors without stockholder approval. The Cliffs Drilling Board currently consists of seven directors. The Cliffs Drilling Board is divided into three classes of directors as equal in number as possible. The term of office of each class is three years, each term expiring in a different year.

     The R&B Falcon Certificate provides that the number of directors shall be fixed from time to time by, or in the manner provided in, the R&B Falcon Bylaws. The R&B Falcon Board can amend the R&B Falcon Bylaws to change the number of directors without stockholder approval. The R&B Falcon Bylaws provide that the R&B Falcon Board consist of not less than one nor more than fifteen persons. The R&B Falcon Board currently consists of ten directors. The R&B Falcon Certificate also provides for a staggered Board of Directors consisting of three classes, Class I, Class II and Class III. The current terms of the directors in Class I, Class II and Class III expire at the annual stockholders meeting in 2001, 1999 and 2000, respectively. Directors serve for terms expiring on the third annual stockholders meeting following the stockholders meeting at which they are elected. Directors elected to fill a vacancy or newly created directorship shall serve the unexpired portion of the term of the class to which they are elected. The R&B Falcon Certificate also requires that no more than a minority of the directors necessary to constitute a quorum of the R&B Falcon Board may be non-United States citizens.

MONETARY LIABILITY OF DIRECTORS

     The Cliffs Drilling Certificate and the R&B Falcon Certificate each provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the DGCL.

VOTING RIGHTS

     Each share of Cliffs Drilling Common Stock and R&B Falcon Common Stock is entitled to one vote.

FOREIGN OWNERSHIP LIMITATION

     The Cliffs Drilling Certificate does not contain any restrictions on the foreign ownership of the stock of Cliffs Drilling.

     The R&B Falcon Certificate provides that transfers of any class of R&B Falcon Common Stock that would result in persons who are not citizens of the United States owning in excess of 24% of the outstanding shares of R&B Falcon Common Stock will be void and ineffective.

REMOVAL OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under the DGCL, a director of a corporation with a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise. The Cliffs Drilling Certificate provides that directors may be removed only for cause by the affirmative vote of 80% or more of the voting power of the outstanding capital stock of Cliffs Drilling entitled to vote at an election of directors. The Cliffs Drilling Certificate provides that any vacancy, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by a majority vote of the remaining directors then in office, even if less than a quorum exists.

     The R&B Falcon Certificate is silent on the removal of directors, and under the DGCL, R&B Falcon stockholders representing a majority of the voting power of the outstanding shares entitled to vote at an election of directors may remove an R&B director, but only for cause. The R&B Falcon Certificate provides that vacancies on the R&B Falcon Board, however created, may only be filled by a majority vote of the remaining directors then in office, even if less than a quorum exists.

STOCKHOLDER ACTION WITHOUT A MEETING

     Both the Cliffs Drilling Certificate and the R&B Falcon Certificate prohibit action by written consent of stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Cliffs Drilling Certificate provides that a special meeting of stockholders may be called only by the Chairman of the Cliffs Drilling Board and shall be called by the Chairman at the request in writing of a majority of the Cliffs Drilling Board.

     The R&B Falcon Certificate provides that a special meeting of stockholders may be called by the Chairman or the President and shall be called by the Chairman, the President or the Secretary at the request in writing of a majority of the R&B Falcon Board.

CHARTER AND BYLAW AMENDMENTS

     The Cliffs Drilling Certificate provides that the affirmative vote of the holders of 80% of the outstanding shares of capital stock entitled to vote in the election of directors is required to amend, modify or repeal any the provisions set forth in Article SEVENTH (which contains, among other things, provisions with respect to the staggered board and the filling of vacancies and newly created directorships). In addition, the Cliffs Drilling Certificate requires the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock to amend, modify or repeal the charter provisions with respect to (i) unanimous written consent of stockholders and (ii) calling special meetings of stockholders. See "-- Stockholder Action Without a Meeting" and "-- Special Meetings of Stockholders" above. The Cliffs Drilling Certificate and the Cliffs Drilling Bylaws provide that the provisions of the Cliffs Drilling Bylaws relating to (i) prior notice of stockholder proposals, (ii) nomination of directors, (iii) the number of directors and the staggered board and (iv) amendments to the Cliffs Drilling Bylaws may be altered or repealed only by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Cliffs Drilling capital stock, and the provision of the Cliffs Drilling Certificate so requiring also may only be amended, modified or repealed by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Cliffs Drilling capital stock.

     The R&B Falcon Certificate provides that the affirmative vote of the holders of 66 2/3% of all classes of capital stock entitled to vote in the election of directors is required to alter, amend or adopt any charter provisions inconsistent with Article EIGHTH (which contains, among other things, provisions with respect to the supermajority stockholder vote required for Bylaw amendments, the staggered board, removal and replacement of directors, written consent and the calling of special stockholder meetings). The R&B Falcon Certificate also provides that a majority of the total number of authorized directors has the power to adopt, amend or repeal the R&B Falcon Bylaws and that the affirmative vote of the holders of 66 2/3% of the voting power of the then issued and outstanding shares of capital stock entitled to vote in the election of directors is required to adopt, amend or repeal the R&B Falcon Bylaws.

              BENEFICIAL OWNERSHIP OF CLIFFS DRILLING COMMON STOCK


     The following table shows the number of shares of Cliffs Drilling Common Stock beneficially owned as of October 5, 1998 by each director, by certain executive officers and by all directors and executive officers as a group. No person or group (as that term is used in the Exchange Act) is known to Cliffs Drilling to beneficially own more than 5% of the outstanding shares of Cliffs Drilling Common Stock as of October 5, 1998. Unless otherwise indicated in the footnotes to the table, to the knowledge of Cliffs Drilling, each of the named persons and members of the group has sole voting and investment (dispositive) power with respect to the shares shown.


                          NAME                                AMOUNT       PERCENTAGE
                          ----                            ---------------  ----------
Douglas E. Swanson......................................  109,224   (1,2)      *
Michael M. Cone.........................................   22,000   (3)        *
Joseph E. Reid..........................................    6,000   (3)        *
Donald W. Keller........................................    5,000   (3)        *
John D. Weil............................................    4,005   (3,4)      *
H. Robert Hirsch........................................    4,000   (3)        *
Robert M. McInnes.......................................    3,000   (3)        *
Edward A Guthrie........................................   71,000   (1,2)      *
Gary W. Owen............................................   46,000   (1,2)      *
Charles M. McCall.......................................   44,000   (1,2)      *
Jim R. Wise.............................................   43,000   (1,2)      *
All directors and executive officers as a group (13
  persons)..............................................  456,429   (1,5)     2.8%

---------------

 *  less than 1.0% of class

(1) Does not include shares of Common Stock owned by Cliffs Drilling's 401(k) Plan for the benefit of employees of Cliffs Drilling, consisting of 9,883, 5,270, 2,529, 6,576 and 300 shares for Messrs. Swanson, Guthrie, Owen, McCall and Wise, respectively, and 31,369 shares for the directors and executive officers as a group (13 persons), as of June 30, 1998.

(2) Includes 98,000, 65,000, 34,000, 40,000 and 43,000 shares which may be acquired upon the exercise of options granted to Messrs. Swanson, Guthrie, Owen, McCall and Wise, respectively.

(3) Includes 2,000 shares of Common Stock which may be acquired upon the exercise of options.


(4) The information shown above was obtained in part from a Form 4 dated June 15, 1998, as filed with the Commission by John D. Weil.


(5) In addition to the options specifically described in the foregoing footnotes, includes 88,000 shares which may be acquired upon the exercise of options granted to two executive officers excluding those named.

                             STOCKHOLDER PROPOSALS


     If the merger is approved by the stockholders of Cliffs Drilling and consummated, Cliffs Drilling will not hold an Annual Meeting of Stockholders in 1999. If the Merger is not approved by the stockholders of Cliffs Drilling or otherwise not consummated, Cliffs Drilling intends to hold an Annual Meeting of Stockholders in May 1999. Any proposals of stockholders of Cliffs Drilling intended to be presented at the Annual Meeting of Stockholders of Cliffs Drilling must be submitted not less than 80 days prior to the meeting; provided, that in the event of less than 90 days notice or prior public disclosure of the date of the meeting, then notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure made. Such proposals are required to be addressed to the Secretary of Cliffs Drilling at 1200 Smith Street, Suite 300, Houston, Texas 77002.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP are expected to be present at the Cliffs Drilling Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the shares of R&B Falcon Common Stock to be issued in connection with the Merger will be passed upon by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas. Certain tax consequences of the Merger will be passed upon for Cliffs Drilling by Griggs & Harrison, P.C., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements included in the R&B Falcon Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     With respect to the unaudited interim financial information of R&B Falcon for the quarters ended March 31, 1998 and 1997 and the six months ended June 30, 1998 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of Cliffs Drilling appearing in Cliffs Drilling's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            R&B FALCON CORPORATION,
                          RBF CLIFFS ACQUISITION CORP.
                                      AND
                            CLIFFS DRILLING COMPANY

                                AUGUST 21, 1998

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ARTICLE I -- THE MERGER.....................................    A-1
  1.1 The Merger............................................    A-1
  1.2 Closing Date..........................................    A-1
  1.3 Consummation of the Merger............................    A-1
  1.4 Effects of the Merger.................................    A-2
  1.5 Certificate of Incorporation; Bylaws..................    A-2
  1.6 Directors and Officers................................    A-2
  1.7 Conversion of Securities..............................    A-2
  1.8 Exchange of Certificates; Fractional Shares...........    A-2
  1.9 Lost Certificates.....................................    A-3
  1.10 Taking of Necessary Action; Further Action...........    A-3
ARTICLE II -- REPRESENTATIONS AND WARRANTIES................    A-3
  2.1 Representations and Warranties of R&B Falcon and
     Sub....................................................    A-3
     (a) Organization and Compliance with Law...............    A-3
     (b) Capitalization.....................................    A-4
     (c) Authorization and Validity of Agreement............    A-5
     (d) No Approvals or Notices Required; No Conflict with
         Instruments to which R&B Falcon or any of the R&B
         Falcon Subsidiaries is a Party.....................    A-5
     (e) Commission Filings; Financial Statements...........    A-5
     (f) Absence of Undisclosed Liabilities.................    A-6
     (g) Conduct of Business in the Ordinary Course; Absence
         of Certain Changes and Events......................    A-6
     (h) Tax Representation.................................    A-6
     (i) Brokers............................................    A-7
     (j) Interim Operations of Sub..........................    A-7
     (k) Stockholder Approval...............................    A-7
  2.2 Representations and Warranties of Cliffs..............    A-7
     (a) Organization and Compliance with Law...............    A-7
     (b) Capitalization.....................................    A-7
     (c) Authorization and Validity of Agreement............    A-8
     (d) No Approvals or Notices Required; No Conflict with
         Instruments to which Cliffs or any of the Cliffs
         Subsidiaries is a Party............................    A-8
     (e) Commission Filings; Financial Statements...........    A-9
     (f) Absence of Undisclosed Liabilities.................    A-9
     (g) Conduct of Business in the Ordinary Course; Absence
         of Certain Changes and Events......................    A-9
     (h) Litigation.........................................   A-10
     (i) Employee Benefit Plans.............................   A-10
     (j) Taxes..............................................   A-11
     (k) Environmental Matters..............................   A-12
     (l) Severance Payments.................................   A-13

                                                               PAGE
                                                               ----
     (m) Voting Requirements................................   A-14
     (n) No Excess Parachute Payments; Section 162(m) of the
         Code...............................................   A-14
     (o) Brokers............................................   A-14
     (p) Labor Relations....................................   A-14
     (q) Insurance..........................................   A-14
     (r) State Takeover Laws................................   A-14
     (s) Cliffs Rights Plan.................................   A-14
ARTICLE III -- COVENANTS OF CLIFFS PRIOR TO THE EFFECTIVE
  TIME......................................................   A-15
  3.1 Conduct of Business by Cliffs Pending the Merger......   A-15
  3.2 Proxy Statement.......................................   A-16
  3.3 Meeting of Stockholders of Cliffs.....................   A-17
  3.4 No Solicitation.......................................   A-17
  3.5 Affiliate Letters.....................................   A-18
  3.6 Waivers and Releases..................................   A-18
  3.7 Obtain Tax Opinion....................................   A-18
ARTICLE IV -- COVENANTS OF R&B FALCON PRIOR TO THE EFFECTIVE
  TIME......................................................   A-18
  4.1 Conduct of Business by R&B Falcon Pending the
     Merger.................................................   A-18
  4.2 Registration Statement................................   A-18
  4.3 Adequate R&B Falcon Common Stock......................   A-19
  4.4 Stock Exchange Listing................................   A-19
ARTICLE V -- ADDITIONAL AGREEMENTS..........................   A-19
  5.1 Accountants Letters...................................   A-19
  5.2 Filings; Consents; Reasonable Efforts.................   A-19
  5.3 Notification of Certain Matters.......................   A-19
  5.4 Agreement to Defend...................................   A-20
  5.5 Expenses..............................................   A-20
  5.6 R&B Falcon's Board of Directors.......................   A-20
  5.7 Employment Agreements.................................   A-20
  5.8 Cliffs Employee Benefits..............................   A-20
  5.9 Cliffs Stock Options..................................   A-21
  5.10 New R&B Falcon Option Grants.........................   A-22
  5.11 Post-Effective Time Mailing..........................   A-22
  5.12. Tax-Free Reorganization.............................   A-22
  5.13 Indemnification......................................   A-22
  5.14 Cliffs Rights Plan...................................   A-23
ARTICLE VI -- CONDITIONS....................................   A-23
  6.1 Conditions to Obligation of Each Party to Effect the
     Merger.................................................   A-23
  6.2 Additional Conditions to Obligations of R&B Falcon....   A-24
  6.3 Additional Conditions to Obligations of Cliffs........   A-25
ARTICLE VII -- MISCELLANEOUS................................   A-26
  7.1 Termination...........................................   A-26
  7.2 Effect of Termination.................................   A-26
  7.3 Waiver and Amendment..................................   A-27
  7.4 Nonsurvival of Representations, Warranties and
     Agreements.............................................   A-27
  7.5 Public Statements.....................................   A-27
  7.6 Assignment............................................   A-27
  7.7 Notices...............................................   A-27
  7.8 Governing Law.........................................   A-28
  7.9 Severability..........................................   A-28
  7.10 Counterparts.........................................   A-28

                                                               PAGE
                                                               ----
  7.11 Headings.............................................   A-28
  7.12 Entire Agreement; Third Party Beneficiaries..........   A-28
  7.13 Disclosure Letters...................................   A-28

                                    EXHIBITS

  Exhibit A -- Form of Affiliate Letter

                                   SCHEDULES

  Schedule 3.6 -- Cliffs Executives -- Waiver and Release Payments
  Schedule 5.7 -- Cliffs Executives -- Employment Agreement Terms
  Schedule 5.10 -- Option Grants

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of the 21st day of August, 1998 (the "Agreement"), is among R&B Falcon Corporation, a Delaware corporation ("R&B Falcon"), RBF Cliffs Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of R&B Falcon ("Sub"), and Cliffs Drilling Company, a Delaware corporation ("Cliffs").

                                  WITNESSETH:

     WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of R&B Falcon, Sub and Cliffs, and R&B Falcon as sole stockholder of Sub, after determining that it is in the best interests of their respective stockholders, have approved the merger of Sub with and into Cliffs (the "Merger"), whereby each issued and outstanding share of common stock, $0.01 par value per share, of Cliffs ("Cliffs Common Stock") not owned directly or indirectly by Cliffs will be converted into the right to receive 1.7 shares of common stock, $0.01 par value per share, of R&B Falcon ("R&B Falcon Common Stock"), as provided herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Merger is intended to be treated as an acquisition for accounting purposes; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Cliffs. As a result of the Merger, the separate corporate existence of Sub shall cease and Cliffs shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Cliffs and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Cliffs and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

     1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gardere Wynne Sewell & Riggs, L.L.P., 333 Clay, Suite 800, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as R&B Falcon and Cliffs shall agree; provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

     1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of R&B Falcon and Cliffs.

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     1.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Cliffs, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of Surviving Corporation.

     1.6 Directors and Officers. At and after the Effective Time, Douglas E. Swanson, Steven A. Webster, and Paul B. Loyd shall be the directors of the Surviving Corporation, and shall serve as such until the next annual meeting of the Surviving Corporation (or until their earlier resignation or removal) or until their respective successors are duly elected and qualified. The officers of Cliffs immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, to serve in such capacities until their successors are duly elected or until their earlier resignation or removal.

     1.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of R&B Falcon, Cliffs, Sub or their stockholders:

          (a) Each share of Cliffs Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Cliffs Common Stock to be canceled pursuant to Section 1.7(b), shall be converted into the right to receive 1.7 shares of R&B Falcon Common Stock; provided, however, that no fractional shares of R&B Falcon Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(d) hereof.

          (b) Each share of Cliffs Common Stock held in the treasury of Cliffs and each share of Cliffs Common Stock owned by Sub, R&B Falcon or any direct or indirect wholly owned subsidiary of R&B Falcon or of Cliffs immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     1.8  Exchange of Certificates; Fractional Shares.

          (a) As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented shares of Cliffs Common Stock shall be entitled, upon surrender thereof to R&B Falcon or its transfer agent, to receive in exchange therefor, a certificate or certificates representing the number of whole shares of R&B Falcon Common Stock into which the shares of Cliffs Common Stock so surrendered shall have been converted as aforesaid, in such denominations and registered in such names as such holder may request. Each holder of shares of Cliffs Common Stock who would otherwise be entitled to a fraction of a share of R&B Falcon Common Stock shall, upon surrender of the certificates representing such shares held by such holder to R&B Falcon or its transfer agent, be paid an amount in cash in accordance with the provisions of Section 1.8(d). Until so surrendered and exchanged, each certificate that prior to the Effective Time represented shares of Cliffs Common Stock shall represent solely the right to receive R&B Falcon Common Stock and cash in lieu of fractional shares, if any. Unless and until any such certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of R&B Falcon Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such certificates that prior to the Effective Time represented shares of Cliffs Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable after the Effective Time with respect to the number of whole shares of R&B Falcon Common Stock issued to such holder.

          (b) All shares of R&B Falcon Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented shares of Cliffs Common Stock in accordance with the terms hereof (together with any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cliffs Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cliffs Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of Cliffs Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (c) If any certificate for shares of R&B Falcon Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to R&B Falcon or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for shares of R&B Falcon Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of R&B Falcon or its transfer agent that such tax has been paid or is not payable.

          (d) No fraction of a share of R&B Falcon Common Stock shall be issued, but in lieu thereof each holder of Cliffs Common Stock who would otherwise be entitled to a fraction of a share of R&B Falcon Common Stock shall, upon surrender of the certificate formerly representing Cliffs Common Stock held by such holder to R&B Falcon or its transfer agent, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of R&B Falcon Common Stock, as reported on the New York Stock Exchange, on the last day on which there is a reported trade in the R&B Falcon Common Stock prior to the date on which the Effective Time occurs. No interest shall be paid on such amount. All shares of Cliffs Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of R&B Falcon Common Stock to be issued pursuant to this
     Article I and cash in lieu of fractional shares payable hereunder.

          (e) None of R&B Falcon, Sub, Cliffs, the Surviving Corporation or their transfer agents shall be liable to a holder of shares of Cliffs Common Stock for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.9 Lost Certificates. If any certificate representing shares of Cliffs Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by R&B Falcon, the posting by such person of a bond in such reasonable amount as R&B Falcon may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the shares of R&B Falcon Common Stock issuable in exchange for the shares represented by such lost, stolen or destroyed certificate shall be issued to such person and, if applicable, any cash in lieu of fractional shares shall be paid to such person.

     1.10 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Cliffs or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of R&B Falcon and Sub. R&B Falcon and Sub hereby jointly and severally represent and warrant to Cliffs that:

          (a) Organization and Compliance with Law. Each of R&B Falcon and its consolidated subsidiaries (the "R&B Falcon Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole (a "R&B Falcon MAE"). A R&B Falcon MAE shall not be deemed to include material adverse effects caused by circumstances or occurrences that similarly affect the contract drilling industry generally or the United States economy generally. Except as set forth in Section 2.1(a) of the disclosure letter delivered by R&B Falcon to Cliffs on the date hereof (the "R&B Falcon Disclosure Letter"), each of R&B Falcon and the R&B Falcon Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a R&B Falcon MAE. Each of R&B Falcon and the R&B Falcon Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a R&B Falcon MAE.

          (b) Capitalization.

             (i) The authorized capital stock of R&B Falcon consists of 550,000,000 shares of R&B Falcon Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share ("R&B Falcon Preferred Stock"), of which 1,688,000 shares of R&B Falcon Preferred Stock has been designated Series A Junior Participating Preferred Stock. As of August 1, 1998, there were issued and outstanding 166,226,374 shares of R&B Falcon Common Stock, no shares of R&B Falcon Common Stock were held as treasury shares, and no shares of R&B Falcon Preferred Stock were issued and outstanding. All issued shares of R&B Falcon Common Stock were duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of R&B Falcon Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in
        Section 2.1(b) of the R&B Falcon Disclosure Letter, R&B Falcon is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of R&B Falcon as to which the registration statement has not already become effective.

             (ii) As of August 1, 1998, there were outstanding options to purchase 4,536,442 shares of R&B Falcon Common Stock ("R&B Falcon Options"). Other than (A) as set forth in this Section 2.1(b), (B) as described in Section 2.1(b) of the R&B Falcon Disclosure Letter, (C) as contemplated by this Agreement, (D) pursuant to the exercise of R&B Falcon Options, and (E) pursuant to the Rights Agreement between R&B Falcon and American Stock Transfer & Trust Company dated December 23, 1997, R&B Falcon will not, prior to the Effective Time, issue, commit to issue or grant rights to acquire in excess of an aggregate of 75,000,000 additional shares of R&B Falcon Common Stock.

             (iii) Except as set forth in Section 2.1(b) of the R&B Falcon Disclosure Letter, all outstanding shares of capital stock of the R&B Falcon Subsidiaries (A) are owned by R&B Falcon or a wholly owned subsidiary of R&B Falcon, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and
        (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the R&B Falcon Subsidiaries, or contracts, understandings or arrangements to which R&B Falcon or a R&B Falcon Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any R&B Falcon Subsidiary.

             (iv) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and are owned by R&B Falcon.

          (c) Authorization and Validity of Agreement. R&B Falcon and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by R&B Falcon and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by R&B Falcon and Sub and is the valid and binding obligation of R&B Falcon and Sub, enforceable against R&B Falcon and Sub in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which R&B Falcon or any of the R&B Falcon Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by R&B Falcon or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by R&B Falcon and Sub, will (i) conflict with the certificate of incorporation or the bylaws of R&B Falcon or the charter or bylaws of any of the R&B Falcon Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to R&B Falcon or any of the R&B Falcon Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),(C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to R&B Falcon or any of the R&B Falcon Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of R&B Falcon or any of the R&B Falcon Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which R&B Falcon or any of the R&B Falcon Subsidiaries is a party or by which R&B Falcon or any of the R&B Falcon Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements, as set forth in Section 2.1(d) of the R&B Falcon Disclosure Letter, which R&B Falcon will use its reasonable efforts to obtain prior to the Effective Time, and (C) those that, in the aggregate, would not have a R&B Falcon MAE.

          (e) Commission Filings; Financial Statements. R&B Falcon and each of the R&B Falcon Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission")under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by R&B Falcon with the Commission since January 1, 1998, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "R&B Falcon Commission Filings." As of the respective dates of their filing with the Commission, the R&B Falcon Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Each of the consolidated financial statements (including any related notes or schedules) included in the R&B Falcon Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of R&B Falcon and the R&B Falcon Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

          (f) Absence of Undisclosed Liabilities.  Except as disclosed in
     Section 2.1(f) of the R&B Falcon Disclosure Letter, as of the date of this Agreement, neither R&B Falcon nor any of the R&B Falcon Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a R&B Falcon MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of R&B Falcon as of December 31, 1997 or June 30, 1998, included in the R&B Falcon Commission Filings or reflected in the notes thereto. Neither R&B Falcon nor any R&B Falcon Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

          (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the R&B Falcon Commission Filings or as set forth in Section 2.1(g) of the R&B Falcon Disclosure Letter, R&B Falcon and the R&B Falcon Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any R&B Falcon MAE or any condition, event or development that reasonably may be expected to result in a R&B Falcon MAE; (ii) any material change by R&B Falcon in its accounting methods, principles or practices; (iii) any revaluation by R&B Falcon or any of the R&B Falcon Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the R&B Falcon Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the R&B Falcon Subsidiaries; (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole; (vi) any increase in indebtedness for borrowed money other than borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business; (vii) any granting of a security interest or lien on any material property or assets of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole, other than
     (A) liens for taxes not due and payable or which are being contested in good faith; (B) maritime liens and mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question; and (D) liens securing indebtedness incurred in the ordinary course of business (collectively, "Permitted Liens"); or (viii) any entry by R&B Falcon or a R&B Falcon Subsidiary into any transaction or commitment that could reasonably be expected to have a R&B Falcon MAE.

          (h) Tax Representation. R&B Falcon has no present plan or intention to
     (i) liquidate the Surviving Corporation, (ii) merge the Surviving Corporation with or into another corporation, (iii) sell or otherwise dispose of the stock of the Surviving Corporation, except as permitted under Section 368 of the Code, (iv) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of Cliffs or the assets of Sub vested in the Surviving Corporation except for dispositions made in the ordinary course of business or except as otherwise permitted under Section 368 of the Code, (v) reacquire any of the R&B Falcon Common Stock issued to the Cliffs stockholders pursuant to the Merger, or (vi) cause or permit the Surviving Corporation to either discontinue the historic business of Cliffs or fail to use a substantial amount of Cliffs' historic business assets in a business.

          (i) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by R&B Falcon directly with Cliffs, without the intervention of any person on behalf of R&B Falcon in such manner as to give rise to any valid claim by any person against Cliffs, the Surviving Corporation, R&B Falcon or any of their subsidiaries for a finders' fee, brokerage commission or similar payment, other than the fee payable to Donaldson, Lufkin & Jenrette Securities Corporation for acting as R&B Falcon's financial advisor and rendering a fairness opinion in connection with the Merger. R&B Falcon has provided Cliffs with a true, correct and complete copy of the agreement between R&B Falcon and Donaldson, Lufkin & Jenrette Securities Corporation, and R&B Falcon has no other agreements or understandings (written or oral) with respect to such services.

          (j) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (k) Stockholder Approval. The approval of the stockholders of R&B Falcon is not required under applicable law or stock exchange rules to authorize the consummation of the Merger.

     2.2 Representations and Warranties of Cliffs. Cliffs hereby represents and warrants to R&B Falcon that:

          (a) Organization and Compliance with Law. Each of Cliffs and its consolidated subsidiaries (the "Cliffs Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Cliffs and the Cliffs Subsidiaries, taken as a whole (a "Cliffs MAE"). A Cliffs MAE shall not be deemed to include material adverse effects caused by circumstances or occurrences that similarly affect the contract drilling industry generally or the United States economy generally. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Cliffs to R&B Falcon on the date hereof (the "Cliffs Disclosure Letter"), each of Cliffs and the Cliffs Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Cliffs MAE. Each of Cliffs and the Cliffs Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Cliffs MAE.

          (b) Capitalization.

             (i) The authorized capital stock of Cliffs consists of 30,000,000 shares of Cliffs Common Stock and 3,000,000 shares of preferred stock, without par value, of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Cliffs Preferred Stock"). As of August 20, 1998, there were issued and outstanding 15,943,326 shares of Cliffs Common Stock, 395,399 shares of Cliffs Common Stock were held as treasury shares, and no shares of Cliffs Preferred Stock were issued and outstanding. All issued shares of Cliffs Common Stock were duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in Section 2.2(b) of the Cliffs Disclosure Letter, Cliffs is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Cliffs as to which the registration statement has not already become effective.

             (ii) As of the date hereof, there are outstanding options (the "Cliffs Options") to purchase an aggregate of 621,500 shares of Cliffs Common Stock under the Cliffs 1988 Incentive Equity Plan or the Cliffs 1998 Incentive Equity Plan (collectively, the "Cliffs Stock Option Plans"). Other than as set forth in this Section 2.2(b), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Cliffs outstanding other than Cliffs Common Stock issued pursuant to the exercise of Cliffs Options or issued from treasury to satisfy matching obligations pursuant to the Cliffs Drilling Company Savings Plan (As Amended and Restated Effective June 21, 1988) (the "Cliffs Savings Plan"), or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Cliffs, or contracts, understandings or arrangements to which Cliffs is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock, other than (x) rights to acquire shares of Cliffs Preferred Stock pursuant to that certain Rights Agreement dated as of June 17, 1997 (the "Cliffs Rights Plan") between Cliffs and Harris Trust and Savings Bank, as rights agent and (y) an obligation of Cliffs to issue 3,800 shares of Cliffs Common Stock pursuant to the Cliffs Drilling Company Compensation Deferral Plan, as amended (the "Cliffs Compensation Deferral Plan").

             (iii) Except as set forth in Section 2.2(b) of the Cliffs Disclosure Letter, all outstanding shares of capital stock of the Cliffs Subsidiaries (A) are owned by Cliffs or a wholly owned subsidiary of Cliffs, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Cliffs Subsidiaries, or contracts, understandings or arrangements to which Cliffs or a Cliffs Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Cliffs Subsidiary. There are not now, and at the Effective Time there will not be, any outstanding contractual obligations of Cliffs or any of the Cliffs Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of any Cliffs Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise), in any Cliffs Subsidiary or any other entity.

          (c) Authorization and Validity of Agreement. Cliffs has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Cliffs of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in Section 3.3). On or prior to the date hereof the Board of Directors of Cliffs has determined to recommend approval of the Merger to the stockholders of Cliffs, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Cliffs and is the valid and binding obligation of Cliffs, enforceable against Cliffs in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which Cliffs or any of the Cliffs Subsidiaries is a Party. Except as set forth in Section 2.2(d) of the Cliffs Disclosure Letter, neither the execution and delivery of this Agreement nor the performance by Cliffs of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Cliffs, will (i) conflict with the certificate of incorporation or the bylaws of Cliffs or the charter or bylaws of any of the Cliffs Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Cliffs or any of the Cliffs Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Cliffs or any of the

     Cliffs Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Cliffs or any of the Cliffs Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Cliffs or any of the Cliffs Subsidiaries is a party or by which Cliffs or any of the Cliffs Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to bank loan agreements or leasing arrangements, as set forth in Section 2.2(d) of the Cliffs Disclosure Letter, which Cliffs will use its reasonable efforts to obtain prior to the Effective Time, and (C) those that, in the aggregate, would not have a Cliffs MAE.

          (e) Commission Filings; Financial Statements. Cliffs and each of the Cliffs Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Cliffs with the Commission since January 1, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Cliffs Commission Filings." As of the respective dates of their filing with the Commission, the Cliffs Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Cliffs Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Cliffs and the Cliffs Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

          (f) Absence of Undisclosed Liabilities. Except as disclosed in Section 2.2(f) of the Cliffs Disclosure Letter, as of the date of this Agreement, neither Cliffs nor any of the Cliffs Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Cliffs MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Cliffs as of December 31, 1997 or June 30, 1998, included in the Cliffs Commission Filings or reflected in the notes thereto. Neither Cliffs nor any Cliffs Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

          (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the Cliffs Commission Filings or as set forth in Section 2.2(g) of the Cliffs Disclosure Letter, Cliffs and the Cliffs Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Cliffs MAE, or any condition, event or development that reasonably may be expected to result in a Cliffs MAE;
     (ii) any material change by Cliffs in its accounting methods, principles or practices; (iii) any revaluation by Cliffs or any of the Cliffs Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Cliffs or any of the Cliffs Subsidiaries into any commitment or transaction material to Cliffs and the Cliffs Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Cliffs Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Cliffs Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Cliffs and the Cliffs Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than (A) borrowings under existing credit facilities or (B) indebtedness incurred in the ordinary course of business that does not exceed $5,000,000 in the aggregate; (viii) any granting of a security interest or lien on any material property or assets of Cliffs and the Cliffs Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any executive officers of Cliffs or any of the Cliffs Subsidiaries.

          (h) Litigation. Except as disclosed in the Cliffs Commission Filings or as set forth in Section 2.2(h) of the Cliffs Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Cliffs, overtly threatened against or affecting Cliffs or any of the Cliffs Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined could have a Cliffs MAE, or that involve the risk of criminal liability.

          (i) Employee Benefit Plans.

             (i) Section 2.2(i) of the Cliffs Disclosure Letter provides a list of each of the following which is sponsored, maintained or contributed to by Cliffs, a Cliffs Subsidiary or any corporation, trade, business or entity under common control with Cliffs or a Cliffs Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a "Cliffs ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                (A) each "employee benefit plan," as such term is defined in
           Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Plan"); and

                (B) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(i)(i)(A) ("Benefit Program or Agreement").

        True, correct and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been or upon request will be furnished to R&B Falcon.

             (ii) Except as otherwise set forth in Section 2.2(i) of the Cliffs Disclosure Letter:

                (A) None of Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Cliffs, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                (D) No act, omission or transaction has occurred which would result in imposition on Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate of breach of fiduciary duty liability damages under
           Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                (E) Except as provided in Sections 3.6, 5.7, 5.8, 5.9 or 5.10, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

             (iii) Termination of employment of any employee of Cliffs, any Cliffs Subsidiary or any Cliffs ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

             (iv) Each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, provides that it may be unilaterally amended or terminated in its entirety, and no such plan provides for the accrual of additional liability after such amendment or termination.

             (v) None of the employees of Cliffs, any of the Cliffs Subsidiaries or any Cliffs ERISA Affiliate are subject to union or collective bargaining agreements.

          (j) Taxes. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, all federal and all material state, local, foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements (including any amendments thereof) ("Tax Returns") of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Cliffs or any of the Cliffs Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Cliffs was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed with appropriate governmental authorities, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns or otherwise required to be duly paid or deposited by or with respect to Cliffs or any of the Cliffs Subsidiaries have been paid or adequately provided for in reserves established by Cliffs, except where the failure to file, pay or provide for would not have a Cliffs MAE. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, all U.S. Federal income Tax Returns of or with respect to Cliffs or any of the Cliffs Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1994. There is no material claim against Cliffs or any of the Cliffs Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Cliffs or any of the Cliffs Subsidiaries that has not been adequately provided for in reserves established by Cliffs in the consolidated financial statements included in the Cliffs Commission Filings. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Cliffs Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Cliffs and the Cliffs Subsidiaries through the periods covered thereby. Cliffs and each of the Cliffs Subsidiaries have

     (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Cliffs or any of the Cliffs Subsidiaries. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either Cliffs or the Cliffs Subsidiaries. Except as set forth in Section 2.2(j) of the Cliffs Disclosure Letter, neither Cliffs nor any of the Cliffs Subsidiaries (i) has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns with Cliffs, for any taxable period which is not now closed by the applicable statute of limitations, (ii) is a party to any tax sharing or indemnity agreement, or
     (iii) has any liability for Taxes of any other person (other than current members of the Cliffs affiliated group of corporations) under Treasury Regulation sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Cliffs nor the Cliffs Subsidiaries has any deferred intercompany gain as defined in Treasury Regulation Section 1.1502-13.

          Cliffs and the Cliffs Subsidiaries have made or upon request will make available to R&B Falcon true and correct copies of all federal, state and local income and franchise Tax Returns, examination reports and statements of deficiencies asserted or assessed against or agreed to by Cliffs or any Cliff Subsidiary for all open Tax periods. None of the assets of Cliffs or the Cliffs Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          In the Merger, at least 90% of the fair market value of Cliffs's net assets and at least 70% of the fair market value of Cliffs's gross assets held immediately prior to the Merger will be held by the Surviving Corporation. For purposes of this representation, amounts paid by Cliffs to its stockholders who receive cash or other property, amounts used by Cliffs to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Cliffs will be included as assets of Cliffs immediately prior to the Merger. As of the Closing Date, Cliffs has not redeemed, or made any distributions (except for regular, normal dividends) with respect to, shares of Cliffs Common Stock in connection with the Merger.

          For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall profits, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed.

          (k) Environmental Matters. Except for matters disclosed in Section 2.2(k) of the Cliffs Disclosure Letter and except for matters that in the aggregate would not have a Cliffs MAE, (i) the properties, operations and activities of Cliffs and the Cliffs Subsidiaries comply with all applicable Environmental Laws (as hereinafter defined); (ii) Cliffs and the Cliffs Subsidiaries and the properties and operations of Cliffs and the Cliffs Subsidiaries are not subject to any existing, pending or, to the knowledge of Cliffs, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Cliffs or the Cliffs Subsidiaries under any Environmental Law in connection with any aspect of the business of Cliffs or the Cliffs Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and Cliffs and the Cliffs Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Cliffs and the Cliffs Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by the U.S. Coast Guard and Minerals Management Service pursuant to OPA (as hereinafter defined) or by any other governmental authority under any other Environmental Law, and Cliffs and the Cliffs Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the knowledge of Cliffs, there are no physical or environmental conditions existing on any property of Cliffs and the Cliffs Subsidiaries or resulting from Cliffs' or the Cliffs Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Environmental Laws; (vi) to the knowledge of Cliffs, since the effective date of the relevant requirements of all applicable Environmental Laws, all hazardous substances or solid wastes generated by Cliffs or any of the Cliffs Subsidiaries or used in connection with any of their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Cliffs, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws; (vii) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by Cliffs or the Cliffs Subsidiaries or in connection with any of their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and (viii) Cliffs and the Cliffs Subsidiaries have made or upon request will make available to R&B Falcon true and correct copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Cliffs and the Cliffs Subsidiaries relating to any of the current or former properties or operations of Cliffs and the Cliffs Subsidiaries.

          For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as hereinafter defined) pertaining to health or the environment currently in effect in any jurisdiction in which the party in question and its subsidiaries own property or conduct business, or has owned property or conducted business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the party in question owns property or conducts business, or has owned property or conducted business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

          (l) Severance Payments. Except as set forth in Section 2.2(l) of the Cliffs Disclosure Letter or as contemplated by Section 3.6 hereof, none of Cliffs or the Cliffs Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

          (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Cliffs Common Stock is the only vote of the holders of any class or series of the capital stock of Cliffs necessary to approve this Agreement and the Merger.

          (n) No Excess Parachute Payments; Section 162(m) of the Code.

             (i) Except as disclosed in Section 2.2(n) of the Cliffs Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Cliffs or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "Excess Parachute Payment" (as such term is defined in Section 280G(b)(1) of the Code).

             (ii) Except as disclosed in Section 2.2(n) of the Cliffs Disclosure Letter, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Cliffs or the Surviving Corporation or any of their subsidiaries under any contract, benefit plan, program, arrangement or understanding currently in effect.

          (o) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Cliffs directly with R&B Falcon, without the intervention of any person on behalf of Cliffs in such manner as to give rise to any valid claim by any person against Cliffs, the Surviving Corporation, R&B Falcon or any of their subsidiaries for a finders' fee, brokerage commission or similar payment, other than the fee payable to Jefferies & Company, Inc. for acting as Cliffs' financial advisor and rendering a fairness opinion in connection with the Merger. Cliffs has provided R&B Falcon with a true, correct and complete copy of the agreement between Cliffs and Jefferies & Company, Inc., and Cliffs has no other agreements or understandings (written or oral) with respect to such services.

          (p) Labor Relations. Except as set forth in Section 2.2(p) of the Cliffs Disclosure Letter, neither Cliffs nor any of the Cliffs Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with respect to a labor union or labor organization, and to the knowledge of Cliffs, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Cliffs or any of the Cliffs Subsidiaries. There are no unfair labor practice complaints against Cliffs or any of the Cliffs Subsidiaries pending before the National Labor Relations Board and there is no labor strike, dispute, slow down or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Cliffs, threatened against Cliffs or any of the Cliffs Subsidiaries, except for any such proceedings which would not reasonably be expected to have a Cliffs MAE.

          (q) Insurance. Section 2.2(q) of the Cliffs Disclosure Letter sets forth a list and brief description of the insurance policies of Cliffs and the Cliffs Subsidiaries relating to their properties and the conduct of their business. All premiums due and arising thereon have been paid and such policies are in full force and effect. True, correct and complete copies of all such insurance policies have been or upon request will be made available to R&B Falcon.

          (r) State Takeover Laws. Cliffs and the Cliffs Subsidiaries have taken all necessary action to approve the transactions contemplated by this Agreement pursuant to Section 203 of the DGCL.

          (s) Cliffs Rights Plan. The Board of Directors of Cliffs has approved and Cliffs has executed, and contemporaneously with the execution of this Agreement Cliffs has caused the rights agent under the Cliffs Rights Plan to execute and deliver, an amendment to the Cliffs Rights Plan that provides and specifically confirms that: (i) neither this Agreement, the Merger nor any of the other transactions contemplated hereby (A) will cause R&B Falcon or Sub to become an "Acquiring Person," or result in the occurrence of a "Shares Acquisition Date," a "Flip-In Event," a "Flip-Over Event" or a "Distribution Date" (as defined in the Cliffs Rights Plan), or
     (B) will permit any Person to have the right under the Cliffs Rights Plan to acquire, or to make the rights under the Cliffs Rights Plan ever exercisable for, any securities of R&B Falcon; and (ii) this Agreement, the Merger, the other transactions and all actions of R&B Falcon, Sub, the R&B Falcon Subsidiaries and any of their affiliates contemplated hereby will not cause the rights under the Cliffs Rights Plan to become separated from the Cliffs Common Stock or to become exercisable.

                                  ARTICLE III

                COVENANTS OF CLIFFS PRIOR TO THE EFFECTIVE TIME

     Cliffs covenants and agrees as follows:

     3.1 Conduct of Business by Cliffs Pending the Merger. From the date of this Agreement until the Effective Time, unless R&B Falcon shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the Cliffs Disclosure Letter:

          (a) the business of Cliffs and the Cliffs Subsidiaries shall be conducted only in, and Cliffs and the Cliffs Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) Cliffs shall not directly or indirectly: (i) issue, sell, pledge, dispose of or encumber, or permit any Cliffs Subsidiary to issue, sell, pledge, dispose of or encumber, any capital stock of Cliffs or any Cliffs Subsidiary except upon the exercise of Cliffs Options; (ii) amend or propose to amend the respective charters or bylaws of Cliffs or any Cliffs Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Cliffs Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) except as provided in Sections 3.6, 5.7, 5.8, 5.9 and 5.10, enter into, adopt or (except as may be required by law and except for an amendment to the Cliffs Stock Option Plans (or any option agreements existing thereunder) to provide the Board of Directors of Cliffs with the power to take the actions required pursuant to Section 5.9) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except as provided in Sections 3.6, 5.7, 5.8, 5.9 and 5.10, or in the ordinary course of business consistent with past practice only with respect to non-executive officer employees, increase in any manner the compensation or fringe benefits of any director, officer or employee; (viii) except as provided in Sections 3.6, 5.7, 5.8,
     5.9 and 5.10, pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof; (ix) commence any legal proceedings other than in accordance with past practice or settle any legal proceedings or claims against Cliffs or any Cliffs Subsidiary not covered by insurance for an amount or amounts in excess of $5,000,000 in the aggregate; or (x) lend or advance any funds or otherwise extend credit to any person other than Cliffs or a Cliffs Subsidiary except for advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business;

          (c) Cliffs shall use its reasonable efforts (i) to preserve intact the business organization of Cliffs and each of the Cliffs Subsidiaries, (ii) to maintain in effect any authorizations or similar rights of Cliffs and each of the Cliffs Subsidiaries, (iii) to keep available the services of the current officers and key employees of Cliffs and the Cliffs Subsidiaries, (iv) to preserve the goodwill of those having business relationships with it and the Cliffs Subsidiaries, (v) to maintain and keep its properties and the properties of the Cliffs Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the Cliffs Subsidiaries;

          (d) Without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs shall not make or agree to make, or permit any of the Cliffs Subsidiaries to make or agree to make, capital expenditures that in the aggregate exceed $40,000,000 (excluding any capital expenditures (i) funded with insurance proceeds or (ii) accrued or incurred prior to June 30, 1998 and reflected in the Cliffs SEC Filings);

          (e) Without the prior written consent of R&B Falcon, which consent will not be unreasonably withheld, Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to (i) sell, pledge, dispose of or encumber any material portion of its assets, (ii) incur, assume or guarantee indebtedness for money borrowed, other than pursuant to existing credit facilities (within the limits of such facilities as in effect on the date hereof) or for indebtedness incurred in the ordinary course of business that does not exceed $5,000,000 in the aggregate, or (iii) prepay any indebtedness or other material liability, except prepayments pursuant to revolving lines of credit and prepayments made to obtain prepayment discounts consistent with past practice;

          (f) Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, except for (i) purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, (ii) other investments in connection with cash management activities consistent with past practice, or (iii) purchases of inventory, spares and replacements consistent with past practice;

          (g) Cliffs shall, and shall cause the Cliffs Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject; and

          (h) Cliffs shall not, and shall not permit any of the Cliffs Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Cliffs promptly shall advise R&B Falcon orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Cliffs MAE; and

          (i) Cliffs shall, and shall cause the Cliffs Subsidiaries to, make available to R&B Falcon and its representatives such information with respect to the business and affairs of Cliffs and the Cliffs Subsidiaries as R&B Falcon shall reasonably request, and shall confer at all times as R&B Falcon may reasonably request with one or more representatives of R&B Falcon with respect to Cliffs' material operational matters and the general status of its operations.

     3.2 Proxy Statement. Promptly after the date of this Agreement, Cliffs shall prepare and file with the Commission under the Exchange Act, and shall use its reasonable efforts to have cleared by the Commission, a proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of Cliffs referred to in Section 3.3 and Cliffs shall cooperate with R&B Falcon in preparing the Registration Statement (as defined in Section 4.2). Cliffs shall cause (i) the Proxy Statement (except with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations adopted thereunder, and (ii) the Registration Statement (with respect to information concerning Cliffs and the Cliffs Subsidiaries furnished in writing by or on behalf of Cliffs specifically for use therein) and the Proxy Statement (except with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the terms and conditions of Section 3.4, the Proxy Statement shall contain the recommendation of the Board of Directors of Cliffs that the stockholders of Cliffs vote to approve and adopt this Agreement and the Merger. Cliffs will advise R&B Falcon promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     3.3 Meeting of Stockholders of Cliffs. Subject to the terms and conditions set forth in Section 3.4, Cliffs shall promptly take all action reasonably necessary in accordance with the DGCL and the certificate of incorporation and bylaws of Cliffs to convene a meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to the terms and conditions set forth in Section 3.4, the Board of Directors of Cliffs
(i) shall recommend at such meeting that the stockholders of Cliffs vote to adopt and approve this Agreement and the Merger; (ii) shall use its reasonable efforts to solicit from stockholders of Cliffs proxies in favor of such adoption and approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of this Agreement and the Merger.

     3.4 No Solicitation. From and after the date of this Agreement, neither Cliffs nor any Cliffs Subsidiary shall, directly or indirectly, through any officer, director, employee, representative or agent of Cliffs or any of the Cliffs Subsidiaries, (i) solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding
(A) any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving Cliffs or the Cliffs Subsidiaries (other than (1) a merger of one or more wholly owned Cliffs Subsidiaries with or into another wholly owned Cliffs Subsidiary or Cliffs, (2) an issuance of Cliffs Common Stock in exchange for assets of another entity, or (3) a merger of a wholly owned Cliffs Subsidiary with or into another entity in which the surviving entity is a wholly owned Cliffs Subsidiary and the securities of such entity outstanding prior to such merger are converted into shares of Cliffs Common Stock; provided that the aggregate number of shares of Cliffs Common Stock issued in connection with any and all transactions effected in reliance upon clause (2) or (3) do not exceed 15% of the outstanding shares of Cliffs Common Stock as of the date hereof), or (B) any sale of 15% or more of the assets of Cliffs and the Cliffs Subsidiaries, taken as a whole (any of the foregoing transactions being referred to herein as a "Cliffs Acquisition Transaction"), (ii) negotiate, explore or otherwise engage in discussions with any person (other than R&B Falcon, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Cliffs Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that nothing in this Section 3.4 or elsewhere in this Agreement shall prevent the members of the Board of Directors of Cliffs from (i) furnishing information to (but only pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement between Cliffs and R&B Falcon dated August 7, 1998 (the "Confidentiality Agreement")) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Cliffs Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Board of Directors of Cliffs, based on the written opinion of outside counsel, determines in good faith that such action is required for the Board of Directors of Cliffs to comply with its fiduciary duties to stockholders imposed by law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cliffs provides written notice to R&B Falcon to the effect that it is furnishing information to, or entering into negotiations with, such person or group; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 3.3 if (A) there exists an Alternative Proposal and the Board of Directors of Cliffs, based on the written opinion of outside counsel, determines in good faith that such action is required for the Board of Directors of Cliffs to comply with its fiduciary duties to stockholders imposed by law,
(B) either such Alternative Proposal is not conditioned on the receipt of financing or the Board of Directors of Cliffs has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Board of Directors of Cliffs has reasonably determined in good faith that such Alternative Proposal is more favorable to the stockholders of Cliffs than the Merger, and (D) the Board of Directors of Cliffs has received a written opinion from a nationally-recognized investment banking firm to the effect that the consideration to be received by stockholders of Cliffs in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger; or (iii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

     3.5 Affiliate Letters. At least 30 days prior to the Closing Date, Cliffs shall deliver to R&B Falcon a list, which shall be reasonably acceptable to R&B Falcon, identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Cliffs, "affiliates" of Cliffs for purposes of Rule 145 under the Securities Act. Cliffs shall deliver or cause to be delivered to R&B Falcon on or prior to the Closing Date a duly executed affiliate letter in the form of Exhibit A for each such "affiliate" of Cliffs. R&B Falcon shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any R&B Falcon Common Stock to be received by such "affiliates" pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for R&B Falcon Common Stock consistent with the terms of such affiliate letters.

     3.6 Waivers and Releases. Immediately prior to the Effective Time, Cliffs shall pay to each executive officer identified on Schedule 3.6 hereto a cash payment equal to the amount listed beside such executive officer's name on
Schedule 3.6 hereto as consideration for such executive officer's execution of a waiver and release in a form to be mutually agreed by Cliffs and R&B Falcon (the "Waiver and Release"). In the event it is determined that such payment to any executive officer would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax (such excise tax, together with any interest and penalties, being referred to as the "Excise Tax"), then Cliffs shall pay to such executive officer an additional payment (a "Gross-Up Payment") in an amount such that after payment by the executive officer of all taxes, including without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the executive officer retains an amount of the Gross-Up Payment equal to the Excise Tax on such payment. Cliffs shall deliver or cause to be delivered on or prior to the Closing Date a duly executed Waiver and Release for each such executive officer identified on Schedule 3.6.

     3.7 Obtain Tax Opinion. Cliffs shall use its best efforts to obtain the tax opinion referred to in Section 6.3(e) hereof.

                                   ARTICLE IV

              COVENANTS OF R&B FALCON PRIOR TO THE EFFECTIVE TIME

     R&B Falcon covenants and agrees as follows:

     4.1 Conduct of Business by R&B Falcon Pending the Merger. From the date of this Agreement until the Effective Time, unless Cliffs shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the business of R&B Falcon and the R&B Falcon Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and R&B Falcon shall not, and shall not permit any of the R&B Falcon Subsidiaries to, take any action
(i) other than in the ordinary course of business consistent with past practice or (ii) that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. For purposes hereof, acquisitions by R&B Falcon or any R&B Falcon Subsidiary of entities or assets relating to or involved in the energy service business shall be considered to be in the ordinary course of R&B Falcon's business consistent with past practice. R&B Falcon promptly shall advise Cliffs orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a R&B Falcon MAE. R&B Falcon shall, and shall cause the R&B Falcon Subsidiaries to, make available to Cliffs and its representatives such information with respect to the business and affairs of R&B Falcon and the R&B Falcon Subsidiaries as Cliffs shall reasonably request, and shall confer at all times as Cliffs may reasonably request with one or more representatives of Cliffs with respect to R&B Falcon's material operational matters and the general status of its operations.

     4.2 Registration Statement. Promptly after the date of this Agreement, R&B Falcon will file a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities

Act with respect to the offering, sale and delivery of the shares of R&B Falcon Common Stock to be issued pursuant to the Merger, and R&B Falcon shall cooperate with Cliffs in preparing the Proxy Statement. R&B Falcon will use its reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing. R&B Falcon shall cause (i) the Registration Statement to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and (ii) the Registration Statement (except with respect to information concerning Cliffs and the Cliffs Subsidiaries furnished in writing by or on behalf of Cliffs specifically for use therein, for which information Cliffs shall be responsible) and the Proxy Statement (but only with respect to information concerning R&B Falcon and the R&B Falcon Subsidiaries furnished in writing by or on behalf of R&B Falcon specifically for use therein, for which information R&B Falcon shall be responsible) to not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. R&B Falcon will advise Cliffs in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     4.3 Adequate R&B Falcon Common Stock. R&B Falcon shall ensure that it has adequate authorized and unissued shares of R&B Falcon Common Stock as of the Effective Time to issue the required number of shares of R&B Falcon Common Stock issuable pursuant to the Merger.

     4.4 Stock Exchange Listing. R&B Falcon shall use all reasonable efforts to cause the shares of R&B Falcon Common Stock to be issued in the Merger and the shares of R&B Falcon Common Stock to be reserved for issuance upon the exercise of Cliffs Options to be assumed by R&B Falcon in the Merger, if any, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Accountants Letters.

          (a) Cliffs shall use its reasonable efforts to cause Ernst & Young LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to Cliffs and R&B Falcon, in form and substance reasonably satisfactory to R&B Falcon and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

          (b) R&B Falcon shall use its reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated as of the date of the Registration Statement, and addressed to R&B Falcon and Cliffs, in form and substance reasonably satisfactory to Cliffs and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     5.2 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Cliffs and R&B Falcon shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.3 Notification of Certain Matters. Cliffs shall give prompt notice to R&B Falcon, and R&B Falcon shall give prompt notice to Cliffs, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this

Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure by it or any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.4 Agreement to Defend. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement shall be shared equally by R&B Falcon and Cliffs.

     5.6 R&B Falcon's Board of Directors. R&B Falcon's Board of Directors will take action to increase the number of directors comprising the full Board of Directors of R&B Falcon at the Effective Time to eleven persons, and the directors of R&B Falcon shall elect Douglas E. Swanson as a Class I director to fill the vacancy created by the increase in the number of directors at or prior to the Effective Time. If, prior to the Effective Time, Douglas E. Swanson shall decline or be unable to serve, Cliffs shall designate another person to serve in his stead, which designee shall be reasonably acceptable to R&B Falcon.

     5.7 Employment Agreements. As of the Effective Time, the Surviving Corporation will enter into employment agreements with the executive officers of Cliffs listed on Schedule 5.7 hereto in a form to be mutually agreed by Cliffs and R&B Falcon providing for a salary and term equal to the salary and term listed beside such employee's name under the columns headed "Salary" and "Term" on Schedule 5.7 hereto. Cliffs shall use its reasonable efforts to cause each such executive officer to deliver to R&B Falcon on or prior to the Closing Date such an employment agreement.

     5.8  Cliffs Employee Benefits.

          (a) The amounts of target bonuses to employees of Cliffs and the Cliffs Subsidiaries under the Cliffs Incentive Bonus Plan have previously been determined by the Board of Directors of Cliffs. Final bonuses shall be awarded based upon Cliffs' achievement of certain financial and other targets for Cliffs for the fiscal year ending December 31, 1998, in a manner consistent with the Cliffs Incentive Bonus Plan and with the administration of the Cliffs Incentive Bonus Plan in prior years. The final amount of bonuses shall be determined by the Board of Directors of the Surviving Corporation and the Chief Executive Officer of the Surviving Corporation as provided in the Cliffs Incentive Bonus Plan. Bonuses under the Cliffs Incentive Bonus Plan will be paid not later than February 28, 1999. Any employee of Cliffs or a Cliffs Subsidiary who is terminated after the Closing Date shall receive the full amount of any bonus to which such employee would have been entitled under the Cliffs Incentive Bonus Plan but for the termination of employment.

          (b) As soon as practicable after the Effective Time, those employees of Cliffs and the Cliffs Subsidiaries who become employees of the Surviving Corporation or a subsidiary of the Surviving Corporation or R&B Falcon or an R&B Falcon Subsidiary (the "Cliffs Employees") shall be entitled to participate in the R&B Falcon 401(k) savings and defined benefit pension plans in respect of their service after the Effective Time to the same extent that employees of R&B Falcon who are employed in comparable positions are entitled to participate. R&B Falcon and Cliffs further agree that any such employees shall be credited with their Cliffs service for purposes of eligibility and vesting in such plans provided by R&B Falcon (but not for purposes of benefit accruals under the defined benefit pension plan). Notwithstanding the preceding provisions of this Section 5.8(b), the Cliffs Employees shall be permitted to continue their active participation in the Cliffs Savings Plan until such time as such employees are entitled to participate in the R&B Falcon 401(k) and defined benefit pension plans.

          (c) Cliffs shall, and shall cause the Cliffs Subsidiaries to, if and to the extent requested by R&B Falcon prior to the Effective Time, take all actions necessary (i) to amend or terminate the Cliffs Executive Split Dollar Life Insurance Plan as so requested by R&B Falcon, and (ii) to amend the Cliffs

     Compensation Deferral Plan to provide that no further amounts may be deferred thereunder after the Effective Time and that such plan shall terminate five years after the Effective Time.

          (d) As soon as practicable after the Effective Time, the Cliffs Employees shall be entitled to participate in all other R&B Falcon welfare plans (health, disability and life insurance, etc.) in respect of their service after the Effective Time to the same extent that employees of R&B Falcon who are employed in comparable positions are entitled to participate; provided that life insurance benefits will not be so provided to any person who continues to receive company funded life insurance under the Cliffs Executive Split Dollar Life Insurance Plan. R&B Falcon and Cliffs further agree that the Cliffs Employees shall be credited for their service with Cliffs for purposes of eligibility in such plans provided by R&B Falcon. The Cliffs Employees' benefits under R&B Falcon's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid by the Cliffs Employees.

          (e) At the Effective Time, the obligation of Cliffs to issue shares of Cliffs Common Stock pursuant to the Cliffs Compensation Deferral Plan shall be assumed by R&B Falcon and shall thereafter constitute an obligation of R&B Falcon to issue, on the same terms and conditions as were applicable under the Cliffs Compensation Deferral Plan, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number) for each share of Cliffs Common Stock to be issued thereunder. R&B Falcon shall ensure at all times that it has sufficient authorized and unissued shares of R&B Falcon Common Stock to issue in satisfaction of such obligation.

     5.9  Cliffs Stock Options.

          (a) At the Effective Time, each outstanding Cliffs Option under either of the Cliffs Stock Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the applicable Cliffs Stock Option Plan and such Cliffs Option, 1.7 shares of R&B Falcon Common Stock (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the exercise price per share for the shares of Cliffs Common Stock purchasable pursuant to such Cliffs Option immediately prior to the Effective Time divided by (z) 1.7.

          (b) Upon proper exercise after the Effective Time of any Cliffs Option that has become, pursuant to this Section 5.9, an option to acquire R&B Falcon Common Stock, R&B Falcon shall issue such shares of R&B Falcon Common Stock to the holder exercising such option. R&B Falcon shall ensure at all times that it has sufficient authorized and unissued shares of R&B Falcon Common Stock to issue such shares upon proper exercise of such options.

          (c) As soon as practicable after the Effective Time, R&B Falcon shall deliver to the participants in Cliffs Stock Option Plans appropriate notice setting forth such participants' rights pursuant thereto, and the grants pursuant to the Cliffs Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.9 after giving effect to the Merger).

          (d) As soon as practicable after the Effective Time, R&B Falcon shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of R&B Falcon Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (e) The Board of Directors of Cliffs shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Cliffs Stock Option Plans and the instruments evidencing the Cliffs Options, to provide for the conversion of the Cliffs Options into options to acquire R&B Falcon Common Stock in accordance with this Section 5.9, and to ensure that no consent of the holders of the Cliffs Options is required in connection with such conversion.

     5.10 New R&B Falcon Option Grants. As of the Effective Time, R&B Falcon shall grant options to purchase R&B Falcon Common Stock under the R&B Falcon 1998 Employee Long-Term Incentive Plan to each of the Cliffs employees listed on
Schedule 5.10 hereto in an amount equal to the number of options listed beside each such employee's name under the column headed "New Option Award" on Schedule
5.10 hereto. The exercise price of such options shall be equal to the closing sales price of R&B Falcon Common Stock, as reported on the New York Stock Exchange, on the date on which the Effective Time occurs. Such options shall have a term of ten years and shall vest as to 50% of such options on the first anniversary of the grant date, as to an additional 25% on the second anniversary of the grant date, and as to the remaining 25% on the third anniversary of the grant date. Such options shall otherwise be on terms and conditions consistent with employee stock options granted by R&B Falcon prior to the Effective Time.

     5.11 Post-Effective Time Mailing. As soon as practicable following the Effective Time, R&B Falcon shall cause to be mailed to each holder of certificates that represented shares of Cliffs Common Stock immediately prior to the Effective Time, at such holder's address as it appears on Cliffs's stock transfer records, a letter of transmittal and other information advising such holder of the consummation of the Merger along with information and instructions to enable such holder to effect the exchange of stock certificates as contemplated by Article I of this Agreement.

     5.12  Tax-Free Reorganization.

          (a) R&B Falcon and Cliffs shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of
     Section 368(a) of the Code.

          (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code in all federal, state and local Tax Returns after the Effective Time.

          (c) R&B Falcon will cause the Surviving Corporation to hold following the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and 70% of the fair market value of Sub's gross assets, held immediately prior to the Merger. For purposes of the preceding sentence, amounts paid by Cliffs to its stockholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions), will be treated as assets of Cliffs immediately prior to the Merger.

     5.13  Indemnification.

          (a) From and after the Effective Time, R&B Falcon and the Surviving Corporation shall, subject to the proviso at the end of this Section 5.13(a), indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Cliffs or any of the Cliffs Subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Cliffs or any of the Cliffs Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or the transactions contemplated hereby, AND SPECIFICALLY INCLUDING ANY INDEMNIFIED LIABILITY THAT MAY BE BASED ON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS) OF ANY INDEMNIFIED PARTY, and R&B Falcon and the Surviving Corporation shall, subject to the proviso at the end of this Section 5.13(a), pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party; provided, however, that in no event shall R&B Falcon or the Surviving Corporation be required to indemnify any Indemnified Party or advance any expenses on behalf of any Indemnified Party pursuant to this

     Section 5.13 to any greater extent than Cliffs would have been required to so indemnify or advance expenses pursuant to the certificate of incorporation or bylaws of Cliffs or contractual indemnification agreements binding on Cliffs, each as in existence on August 11, 1998.

          (b) The defense of any such claim, action, suit, proceeding or investigation shall be conducted by R&B Falcon and the Surviving Corporation. If R&B Falcon or the Surviving Corporation has failed to conduct such defense or counsel for the Indemnified Parties has advised the Indemnified Parties that there are substantive issues that raise conflicts of interest between R&B Falcon or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and, subject to Section 5.13(a), R&B Falcon and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
     Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify R&B Falcon and the Surviving Corporation (but the failure so to notify shall not relieve them from any liability which they may have under this Section 5.13 except to the extent such failure materially prejudices them). If R&B Falcon and the Surviving Corporation are responsible for the attorneys' fees of the Indemnified Parties, then the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) The Surviving Corporation shall purchase and maintain for a period of six years after the Effective Time continuation coverage for runoff liability with respect to Cliffs' (i) directors' and officers' liability insurance policy as in effect on August 11, 1998 (or obtain a directors' and officers' liability insurance policy for the benefit of those persons covered by Cliffs' current directors' and officers' liability insurance policy with comparable coverage) and (ii) fiduciary liability policy, commercial crime policy and special crime policy as in effect on August 11, 1998 (or obtain similar policies for those persons currently covered thereby with comparable coverage). R&B Falcon will cause its fiduciary liability policy to be endorsed to cover the individuals acting as fiduciaries for Cliffs subsequent to the Effective Date.

     5.14 Cliffs Rights Plan. Cliffs shall take or cause to be taken all further action reasonably necessary pursuant to the Cliffs Rights Plan in order to prevent the rights issuable thereunder from becoming exercisable as a result of the execution of this Agreement, the Merger or the consummation of any of the transactions contemplated hereby.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of Cliffs, as may be required by law, and by the rules of the New York Stock Exchange, respectively, and by any applicable provisions of Cliffs' certificate of incorporation or bylaws;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

          (d) The Registration Statement shall be effective (and remain effective on the Closing Date), and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole, after consummation of the Merger;

          (f) The shares of R&B Falcon Common Stock issuable upon consummation of the Merger and the shares of R&B Falcon Common Stock issuable upon exercise of any Cliffs Options that are to become options to purchase R&B Falcon Common Stock pursuant to Section 5.9 shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

          (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

     6.2 Additional Conditions to Obligations of R&B Falcon. The obligation of R&B Falcon to effect the Merger is, at the option of R&B Falcon, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Cliffs contained in Section
     2.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Cliffs on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Cliffs shall have been delivered to R&B Falcon;

          (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of Cliffs and the Cliffs Subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and no Cliffs MAE shall have occurred, and R&B Falcon shall have received a certificate signed by the chief executive officer of Cliffs dated the Closing Date to such effect;

          (c) The Board of Directors of R&B Falcon shall have received from Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to R&B Falcon, a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of R&B Falcon, to the effect that the conversion ratio of 1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Common Stock pursuant to the Merger is fair to the stockholders of R&B Falcon from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Cliffs and shall not have been subsequently withdrawn;

          (d) Cliffs shall have received, and furnished written copies to R&B Falcon of, each of the Cliffs affiliate letters required pursuant to
     Section 3.5;

          (e) Cliffs shall have received, and furnished written copies to R&B Falcon of, each Waiver and Release required pursuant to Section 3.6; and

          (f) R&B Falcon shall have received from Griggs & Harrison, P.C., counsel to Cliffs, an opinion dated the Closing Date in form and substance reasonably acceptable to R&B Falcon covering such matters as are customary in similar transactions.

     6.3 Additional Conditions to Obligations of Cliffs. The obligation of Cliffs to effect the Merger is, at the option of Cliffs, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of R&B Falcon and Sub contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by R&B Falcon or Sub on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of R&B Falcon shall have been delivered to Cliffs;

          (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole, shall have occurred (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), and no R&B Falcon MAE shall have occurred, and Cliffs shall have received a certificate signed by the chief executive officer of R&B Falcon dated the Closing Date to such effect;

          (c) The Board of Directors of Cliffs shall have received from Jefferies & Company, Inc., financial advisor to Cliffs, a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Cliffs, to the effect that the conversion ratio of 1.7 shares of R&B Falcon Common Stock to be issued for each share of Cliffs Common Stock pursuant to the Merger is fair to the stockholders of Cliffs from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of Cliffs and shall not have been subsequently withdrawn;

          (d) Cliffs shall have received from Gardere Wynne Sewell & Riggs, L.L.P., counsel to R&B Falcon, an opinion dated the Closing Date in form and substance reasonably acceptable to Cliffs covering such matters as are customary in similar transactions; and

          (e) Cliffs shall have received a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Code, (ii) R&B Falcon, Sub and Cliffs will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) Cliffs and the stockholders of Cliffs will not recognize any gain or loss as a result of the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) representations and covenants to the extent reasonable, including those contained in certificates of officers and/or directors of R&B Falcon, Cliffs and Sub and others. Cliffs shall have received executed copies of the certificates of officers and directors of Cliffs, R&B Falcon, Sub and others that may reasonably be required by counsel in connection with the tax opinions referred to in this Section 6.3(e).

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
Cliffs:

          (a) by mutual consent of R&B Falcon and Cliffs;

          (b) by either R&B Falcon or Cliffs if the Merger has not been effected on or before February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) by R&B Falcon if the condition set forth in Section 6.2(c) is not satisfied;

          (d) by Cliffs if the condition set forth in Section 6.3(c) is not satisfied;

          (e) by either R&B Falcon or Cliffs if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

          (f) by either R&B Falcon or Cliffs if the required approval of the stockholders of Cliffs provided for in Section 3.3 is not received in a vote duly taken at the Cliffs stockholders' meeting;

          (g) by R&B Falcon if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of Cliffs and the Cliffs Subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or
     (ii) there has been a breach of any representation or warranty or covenant set forth in this Agreement by Cliffs which breach has not been cured within 30 days following receipt by Cliffs of notice of such breach;

          (h) by Cliffs if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of R&B Falcon and the R&B Falcon Subsidiaries, taken as a whole (other than as a result of material adverse changes affecting the contract drilling industry generally or the U.S. economy generally), or (ii) there has been a breach of any representation or warranty or covenant set forth in this Agreement by R&B Falcon which breach has not been cured within 30 days following receipt by R&B Falcon of notice of such breach; or

          (i) by R&B Falcon if the Board of Directors of Cliffs exercises its right pursuant to Section 3.4 not to convene a meeting of the Cliffs stockholders to approve the Merger or to withdraw or otherwise change its recommendation that the Cliffs stockholders approve the Merger.

     7.2  Effect of Termination.

          (a) In the event of any termination of this Agreement pursuant to
     Section 7.1, (i) the provisions of the Confidentiality Agreement and the provisions of Section 5.5 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement, provided that a party's liability for any such breach shall be limited to that set forth in the provisions of this Section 7.2.

          (b) If this Agreement is terminated (i) pursuant to Section 7.1(d) and Cliffs is not entitled to terminate this Agreement pursuant to Section 7.1(h)(i), or (ii) pursuant to Section 7.1(f), 7.1(g)(ii) or 7.1(i), then Cliffs shall promptly, but in no event later than five business days after written request by R&B Falcon, pay to R&B Falcon an amount equal to $15,000,000 as liquidated damages.

          (c) If this Agreement is terminated (i) pursuant to Section 7.1(c) and R&B Falcon is not entitled to terminate this Agreement pursuant to Section 7.1(g)(i), or (ii) pursuant to Section 7.1(h)(ii), then

     R&B Falcon shall promptly, but in no event later than five business days after written request by Cliffs, pay to Cliffs an amount equal to $15,000,000 as liquidated damages.

          (d) If this Agreement is terminated (i) pursuant to Section 7.1(d) and Cliffs is not entitled to terminate this Agreement pursuant to Section 7.1(h)(i), or (ii) pursuant to Section 7.1(f), 7.1(g)(ii) or 7.1(i), or if Cliffs terminates this Agreement pursuant to Section 7.1(b), and (A) after the date of this Agreement but at or before the time this Agreement is terminated a Cliffs Acquisition Transaction shall have been made known to Cliffs or shall have been made directly to Cliffs stockholders or any person shall have publicly announced an intention to effect a Cliffs Acquisition Transaction, and (B) any Cliffs Acquisition Transaction (whether the same or different from the one referenced in clause (A)) is consummated at any time within one year after the date of termination of this Agreement, then Cliffs shall promptly pay to R&B Falcon the sum of $30,000,000, less any amounts previously paid by Cliffs to R&B Falcon pursuant to Section 7.2(b).

     7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Cliffs, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.4 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time, except for the terms of Article I, Section 2.1(h), Sections 5.8, 5.9, 5.11, 5.12 and 5.13, and Article VII.

     7.5 Public Statements. Cliffs and R&B Falcon agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other, except as may be required by law or applicable stock exchange rules.

     7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

     7.7 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by confirmed telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

          if to Cliffs:       Cliffs Drilling Company
                              300 Citicorp Center
                              1200 Smith Street
                              Houston, Texas 77002
                              Attention: Douglas E. Swanson

          with a copy to:     Griggs & Harrison, P.C.
                              1301 McKinney, Suite 3200
                              Houston, Texas 77010
                              Attention: W. Garney Griggs
          if to R&B Falcon or Sub:
                              R&B Falcon Drilling Corporation
                              901 Threadneedle
                              Houston, Texas 77079
                              Attention: Steven A. Webster

          with a copy to:     Gardere Wynne Sewell & Riggs, L.L.P.
                              333 Clay, Suite 800
                              Houston, Texas 77002
                              Attention: Frank M. Putman

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, on the date indicated by the confirmation, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.11 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.12 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Sections 5.7, 5.8, 5.9, 5.10 and 5.13, which are intended for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs or representatives or the employees described therein, as applicable.

     7.13  Disclosure Letters.

          (a) The Cliffs Disclosure Letter, executed by Cliffs as of the date hereof, and delivered to R&B Falcon on the date hereof, contains all disclosure required to be made by Cliffs under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Cliffs Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

          (b) The R&B Falcon Disclosure Letter, executed by R&B Falcon as of the date hereof, and delivered to Cliffs on the date hereof, contains all disclosure required to be made by R&B Falcon under the various terms and provisions of this Agreement. Each item of disclosure set forth in the R&B Falcon Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.
                     THE NEXT PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            CLIFFS DRILLING COMPANY

                                            BY:   /s/ DOUGLAS E. SWANSON

                                              ----------------------------------
                                                Douglas E. Swanson, President

                                            R&B FALCON CORPORATION

                                            BY:    /s/ STEVEN A. WEBSTER

                                              ----------------------------------
                                                 Steven A. Webster, President

                                            RBF CLIFFS ACQUISITION CORP.

                                            BY:    /s/ STEVEN A. WEBSTER

                                              ----------------------------------
                                                 Steven A. Webster, President

                                                                       EXHIBIT A

                            FORM OF AFFILIATE LETTER

                                           , 1998

R&B Falcon Corporation
901 Threadneedle
Houston, Texas 77079
Attention: Leighton E. Moss

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Cliff Drilling Company, a Delaware corporation ("Cliffs"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and
Plan of Merger, dated as of August   , 1998 (the "Merger Agreement"), among
Cliffs, R&B Falcon Corporation, a Delaware corporation ("R&B Falcon") and RBF Cliffs Acquisition Corp., a Delaware corporation and wholly owned subsidiary of R&B Falcon ("Sub"), Sub will be merged with and into Cliffs (the "Merger"), with Cliffs as the surviving corporation.

     As a result of the Merger, I may receive shares of common stock, $0.01 par value per share, of R&B Falcon ("R&B Falcon Common Stock") or options to purchase shares of R&B Falcon Common Stock (the "R&B Falcon Options") (the R&B Falcon Common Stock, the R&B Falcon Options and any R&B Falcon Common Stock issued upon exercise of the R&B Falcon Options are collectively referred to hereinafter as the "R&B Falcon Securities") in exchange for shares of the common stock, $0.01 par value per share, of Cliffs (the "Cliffs Common Stock") or options to purchase Cliffs Common Stock, as the case may be.

     I represent, warrant and covenant to R&B Falcon that if I receive any R&B Falcon Securities as a result of the Merger:

          a. I shall not make any sale, transfer or other disposition of the R&B Falcon Securities in violation of the Securities Act or the Rules and Regulations.

          b. I have carefully read this letter and the Merger Agreement and, to the extent I felt it necessary, discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the R&B Falcon Securities with my counsel or counsel for Cliffs.

          c. I have been advised that the issuance of R&B Falcon Common Stock to me pursuant to the Merger has been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Cliffs, I may be deemed to have been an affiliate of Cliffs and the distribution by me of the R&B Falcon Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the R&B Falcon Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the SEC under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to R&B Falcon, or a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Pursuant to the regulations of the SEC as currently in effect, I may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the R&B Falcon Common Stock except as provided herein. With respect to a transfer under clause (ii) above, I understand that unless you have a reasonable basis for believing to the contrary, such transfer will be viewed by you as in conformity with Rule 145 upon my delivery to you or your transfer agent of a broker's letter in customary form stating that the requirements of Rule 145(d)(1) have been met.

          d. I understand that R&B Falcon is under no obligation to register the sale, transfer or other disposition of the R&B Falcon Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available other than to timely file all reports as required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          e. I also understand that stop transfer instructions will be given to R&B Falcon's transfer agent with respect to the R&B Falcon Common Stock and that there will be placed on the certificates for the R&B Falcon Common Stock issued to me in the Merger or the R&B Falcon Common Stock issued to me upon exercise of the R&B Falcon Options, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN
        ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED             , 1998
        BETWEEN THE REGISTERED HOLDER HEREOF AND R&B FALCON CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF R&B FALCON CORPORATION."

          f. I also understand that unless the transfer by me of my R&B Falcon Securities has been registered under the Securities Act or is made in a sale in conformity with the provisions of Rule 145, R&B Falcon reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     The legend(s) set forth in paragraphs "e" and, if applicable, "f" above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this letter. Such legend(s) and the stop transfer orders referred to above will be removed if
(i) one year shall have elapsed from the date the undersigned acquired the R&B Falcon Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the R&B Falcon Securities received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) R&B Falcon has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to R&B Falcon, or a "no-action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Cliffs as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ------------------------------------

Accepted this                day of
            , 1998 by

R&B FALCON CORPORATION

By:

    --------------------------------
Name:

      ------------------------------
Title:

     -------------------------------

                                                                      APPENDIX B

                                August 20, 1998

The Board of Directors
Cliffs Drilling Company
2 Allen Center
1200 Smith Street
Suite 300
Houston, TX 77002

Members of the Board:

     You have advised us that Cliffs Drilling Company ("Cliffs" or the "Company") proposes to be acquired by R&B Falcon Corporation ("R&B") through a business combination (the "Combination Transaction") in which outstanding shares of Cliffs will be exchanged for or converted into shares of common stock (the "Purchase Consideration") of R&B (the "R&B Shares"). You have further advised us that the Combination Transaction will be effected pursuant to a Definitive Merger Agreement to be dated and signed August 21, 1998 (which, with the exhibits thereto, is defined herein as the "Agreement") to which each of Cliffs and R&B is a party. The parties have entered into a Letter of Intent ("LOI") with respect to the Combination Transaction dated August 10, 1998. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Cliffs Common Stock (as defined below), of the consideration to be received by such holders pursuant to the Combination Transaction (the "Opinion").

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon consummation of the Combination Transaction, each outstanding share of Cliffs common stock, US$ 0.01 par value ("Cliffs Common Stock"), will be exchanged for or converted into, on a per share basis, 1.7 R&B Shares, US$ 0.01 par value ("R&B Common Stock"). We understand that the Combination Transaction will be accounted for as a purchase transaction in accordance with generally accepted accounting principles more fully described in Accounting Principles Board Opinion Number 16.

     Jefferies & Company, Inc. ("Jefferies") has acted as financial advisor to Cliffs in connection with the Combination Transaction and will receive (i) a fee, payable in cash at the closing of the Combination Transaction, equal to 0.4% of the Aggregate Consideration for the Combination Transaction, estimated to be $2.2 million and (ii) a cash fee of $350,000 upon rendering of the Opinion.

     Jefferies has previously rendered certain investment banking and financial advisory services to Cliffs for which it has received customary compensation. Recently, Jefferies acted as a lead underwriter for the $150,000,000 Senior Notes Offering by Cliffs in May 1996 and the $50,000,000 Add-on Notes Offering in July 1997. In addition, in the ordinary course of Jefferies' business, it actively trades the securities of Cliffs and R&B for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not rendered any investment banking or financial advisory services to R&B in connection with the Combination Transaction. Jefferies has recently been engaged to provide financial advisory services to R&B in connection with certain strategic combination opportunities that R&B is currently evaluating.

     In our review and analysis and in rendering the Opinion, we have with your permission assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by Cliffs' and R&B's management, as well as publicly available information, and have not verified such information. We have not conducted a physical inspection of any of the properties or facilities of Cliffs or R&B, nor have we made, been provided or considered any independent evaluations or appraisals of any of such properties or facilities. The Purchase Consideration was based on negotiations between Cliffs and R&B during which Jefferies provided investment banking services to Cliffs.

     In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the Agreement; (ii) the historical and current financial condition and results of operations of Cliffs and R&B, including (a) the Annual Reports on Form 10-K of Cliffs for the years ended December 31, 1995, 1996 and 1997, and (b) the Quarterly Report on Form 10-Q of Cliffs for the quarter ended March 31, 1998; (iii) certain non-public financial and non-financial information prepared by the management of Cliffs and R&B, which data was made available to us in our role as financial advisor to Cliffs; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of Cliffs and R&B when taking into consideration the impact of the Combination Transaction; (vi) the historical and current market prices for Cliffs Common Stock and R&B Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vii) publicly available information, including research reports on companies we considered relevant to our inquiry; and (viii) the nature and terms of other recent acquisition transactions in the offshore drilling industry. We have met with certain officers and employees of Cliffs and R&B to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact Jefferies' opinion. Our opinion does not constitute a recommendation of the Combination Transaction over any alternative transactions which may be available to Cliffs and does not address Cliffs' underlying business decision to effect the Combination Transaction. Finally, we are not opining as to the market value of the consideration to be received by Cliffs or the prices at which any of the securities of R&B may trade following the consummation of the Combination Transaction.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion as investment bankers that the consideration to be received by the holders of Cliffs Common Stock pursuant to the Combination Transaction is fair, from a financial point of view, to such holders.

     It is understood and agreed that this opinion is provided solely for the use of the Board of Directors of Cliffs as one element in the Board's consideration of the Combination Transaction and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder (or any other person) as to how such person should vote with respect to the Combination Transaction.

                                            Very truly yours,

                                            /s/ JEFFRIES & COMPANY, INC.
                                            Jefferies & Company, Inc.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation and Bylaws of R&B Falcon Corporation require the indemnification of directors and officers to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law authorizes and empowers R&B Falcon Corporation to indemnify the directors, officers, employees and agents of R&B Falcon Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with R&B Falcon Corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of R&B Falcon Corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of
Section 145 of the General Corporation law of the State of Delaware.

     Article 6.1 of the Bylaws of R&B Falcon Corporation provides that R&B Falcon Corporation shall indemnify to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of R&B Falcon Corporation, at the request of R&B Falcon Corporation or by reason of the fact that such director or officer at the request of R&B Falcon Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


          2              -- Agreement and Plan of Merger dated August 21, 1998 by and among Cliffs Drilling Company, R&B Falcon Corporation and
                            RBF Cliffs Acquisition Corp. (included in Prospectus as
                            Appendix A).
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant (incorporated by reference to Exhibit 3.1 to
                            the Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997 ("1997 10-K")).
          3.2            -- Amended and Restated Bylaws of the Registrant
                            (incorporated by reference to Exhibit 3.2 to the
                            Registrant's 1997 10-K).
          4.1            -- Rights Agreement, dated as of December 23, 1997, between the Registrant and American Stock Transfer & Trust
                            Company, as Rights Agent (incorporated by reference to
                            Exhibit 4.2 to the Registrant's 1997 10-K).
          5.1**          -- Opinion of Gardere Wynne Sewell & Riggs, L.L.P.,
                            regarding legality of securities.
          8.1**          -- Opinion of Griggs & Harrison, P.C. regarding certain tax matters.
         15.1*           -- Letter regarding Unaudited Interim Financial Information.
         23.1            -- Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5.1).
         23.2            -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            8.1).
         23.3*           -- Consent of Arthur Andersen LLP with respect to the
                            financial statements of R&B Falcon Corporation.
         23.4*           -- Consent of Ernst & Young LLP with respect to the
                            financial statements of Cliffs Drilling Company.

         24.1**          -- Powers of Attorney.


---------------

 * Filed herewith


** Previously filed.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 15, 1998.


                                            R&B FALCON CORPORATION

                                            By:    /s/ STEVEN A. WEBSTER
                                              ----------------------------------
                                                      Steven A. Webster
                                                 Chief Executive Officer and
                                                           President


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                /s/ STEVEN A. WEBSTER                  Chief Executive Officer,        October 15, 1998
-----------------------------------------------------    President and Director
                  Steven A. Webster                      (Principal Executive
                                                         Officer)

                          *                            Chairman of the Board and       October 15, 1998
-----------------------------------------------------    Director
                    Paul B. Loyd

                /s/ ROBERT F. FULTON                   Executive Vice President        October 15, 1998
-----------------------------------------------------    (Principal Financial
                  Robert F. Fulton                       Officer)

                  /s/ TIM W. NAGLE                     Executive Vice President        October 15, 1998
-----------------------------------------------------    (Principal Accounting
                    Tim W. Nagle                         Officer)

                          *                            Director                        October 15, 1998
-----------------------------------------------------
                 Purnendu Chatterjee

                          *                            Director                        October 15, 1998
-----------------------------------------------------
                  Arnold L. Chavkin

                          *                            Director                        October 15, 1998
-----------------------------------------------------
                Charles A. Donabedian

                                                       Director                             , 1998
-----------------------------------------------------
                Douglas A.P. Hamilton

                                                       Director                             , 1998
-----------------------------------------------------
                 Macko A.E. Laqueur

                          *                            Director                        October 15, 1998
-----------------------------------------------------
                  Michael E. Porter

                          *                            Director                        October 15, 1998
-----------------------------------------------------
                 Robert L. Sandmeyer

                                                       Director                             , 1998
-----------------------------------------------------
                 William R. Ziegler

               * /s/ LEIGHTON E. MOSS
----------------------------------------------------
         Leighton E. Moss, attorney-in-fact

--------------------------------------------------------------------------------

                            CLIFFS DRILLING COMPANY

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                               NOVEMBER 20, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned stockholder hereby appoints Michael M. Cone and Robert M. McInnes or either of them, proxies, each with power to act without the other and with full power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Cliffs Drilling Company ("Cliffs Drilling") to be held on Friday, November 20, 1998 at 10:00 a.m., Houston time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement/Prospectus dated October 15, 1998:


     (1) Proposal to adopt and approve the Agreement and Plan of Merger dated August 21, 1998 among Cliffs Drilling, R&B Falcon Corporation ("R&B Falcon"), and RBF Cliffs Acquisition Corp., a wholly owned subsidiary of R&B Falcon ("Sub"), pursuant to which Sub will merge with and into Cliffs Drilling and each outstanding share of common stock, par value $0.01 per share, of Cliffs Drilling will be converted into the right to receive 1.7 shares of common stock, par value $0.01 per share, of R&B Falcon.

           [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

     (2) To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                   (Continued and to be signed on other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but if no choice is indicated, your shares will be voted FOR each proposal in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return the Card.

                                              Dated   , 1998

                                              -----------------------------
                                                Signature of Stockholder

                                              -----------------------------
                                                Signature of Stockholder

                                              Note: Please sign exactly as
                                                    name appears hereon.
                                                    Joint owners should
                                                    each sign. When signing
                                                    as attorney, executor,
                                                    administrator, trustee
                                                    or guardian, please
                                                    give full title as
                                                    such. If signer is a
                                                    corporation, please
                                                    sign with the full
                                                    corporate name by duly
                                                    authorized officer or
                                                    officers. A partnership
                                                    should sign in the
                                                    partnership name by a
                                                    partner.

--------------------------------------------------------------------------------

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

          2              -- Agreement and Plan of Merger dated August 21, 1998 by and among Cliffs Drilling Company, R&B Falcon Corporation and
                            RBF Cliffs Acquisition Corp. (included in Prospectus as
                            Appendix A).
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant (incorporated by reference to Exhibit 3.1 to
                            the Registrant's Annual Report on Form 10-K for the year
                            ended December 31, 1997 ("1997 10-K")).
          3.2            -- Amended and Restated Bylaws of the Registrant
                            (incorporated by reference to Exhibit 3.2 to the
                            Registrant's 1997 10-K).
          4.1            -- Rights Agreement, dated as of December 23, 1997, between the Registrant and American Stock Transfer & Trust
                            Company, as Rights Agent (incorporated by reference to
                            Exhibit 4.2 to the Registrant's 1997 10-K).
          5.1**          -- Opinion of Gardere Wynne Sewell & Riggs, L.L.P.,
                            regarding legality of securities.
          8.1**          -- Opinion of Griggs & Harrison, P.C. regarding certain tax matters.
         15.1*           -- Letter regarding Unaudited Interim Financial Information.
         23.1            -- Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5.1).
         23.2            -- Consent of Griggs & Harrison, P.C. (included in Exhibit
                            8.1).
         23.3*           -- Consent of Arthur Andersen LLP with respect to the
                            financial statements of R&B Falcon Corporation.
         23.4*           -- Consent of Ernst & Young LLP with respect to the
                            financial statements of Cliffs Drilling Company.
         24.1**          -- Powers of Attorney.


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 * Filed herewith


** Previously filed